Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
among:
ANCHIANO THERAPEUTICS LTD.,
an Israeli limited company;
CMB ACQUISITION LTD.,
an Israeli limited company; and
CHEMOMAB LTD.,
an Israeli limited company
Dated as of December 14, 2020

A-i

 (continued)

A-ii

 (continued)

A-iii

 (continued)

A-iv

Exhibits:
Exhibit A	Definitions
Exhibit B-1	Form of Company Shareholder Support Agreement
Exhibit B-2	Form of Parent Shareholder Support Agreement
Exhibit C-1	Form of Company Lock-Up Agreement
Exhibit C-2	Form of Parent Lock-Up Agreement
Exhibit D	Form of Accredited Investor Questionnaires
Exhibit E	Form of Registration Rights Agreement
Exhibit F	Post-Closing Officers and Directors
Exhibit G	Form of Shavit Waiver
Exhibit H	Form of Amended and Restated Articles of Association of Parent
Exhibit I	Form of Chemomab Warrant

A-v

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (together with its exhibits and schedules, this “Agreement”) is made and entered into as of December 14, 2020, by and among Anchiano Therapeutics Ltd., an Israeli limited company (“Parent”), CMB Acquisition Ltd., an Israeli limited company and wholly-owned subsidiary of Parent (“Merger Sub”), and Chemomab Ltd., an Israeli limited company (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.
RECITALS
A.   Parent and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and in accordance with the provisions of Sections  314-327 of the Companies Law. Upon consummation of the Merger, Merger Sub will cease to exist and the Company will become a wholly-owned subsidiary of Parent, on the terms and subject to the conditions set forth in this Agreement.
A.   The Parent Board has: (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Parent and its shareholders and that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Company will be unable to fulfill the obligations of Merger Sub to its creditors, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, including the authorization and issuance of ordinary shares, with no par value, of Parent (“Parent Ordinary Shares”), listed and traded on Nasdaq, to the shareholders of the Company pursuant to the terms of this Agreement and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the shareholders of Parent vote to approve the Parent Shareholder Matters.
B.   The Merger Sub Board has: (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Merger Sub and its sole shareholder, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and determined that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Company will be unable to fulfill the obligations of Merger Sub to its creditors and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the sole shareholder of Merger Sub votes to adopt this Agreement and thereby approve the Contemplated Transactions.
C.   The Company Board has: (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its shareholders and that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Company will be unable to fulfill the obligations of the Company to its creditors, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the shareholders of the Company vote to approve the Company Shareholder Matters or take action via written consent, in lieu of a meeting, to approve the Company Shareholder Matters (either the written resolutions to be adopted by the Company’s shareholders for the approval of the Company Shareholder Matters or minutes approving the Company Shareholder Matters, the “Company Shareholder Consent”).
D.   Concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent’s willingness to enter into this Agreement, (a) the shareholders of the Company listed in Section A-1 of the Company Disclosure Schedule (the “Company Signatories”) (solely in their capacity as shareholders of the Company) are executing support agreements in favor of Parent in substantially the form attached hereto as Exhibit B-1 pursuant to which such Company Signatories are agreeing to take specified actions in furtherance of the Merger, including actions relating to the approval of the Merger and adoption of this Agreement by the Company’s shareholders (the “Company Shareholder Support Agreements”), (b) the shareholders of the Company listed in Section A-2 of the Company Disclosure Schedule (the “Company Lock-Up Signatories”) (solely in their capacity as shareholders of the Company) are executing lock-up agreements in substantially the form attached hereto as Exhibit C-1 (the “Company Lock-Up Agreements”) and (c) accredited investor questionnaires in substantially the form attached hereto as Exhibit D (the “Accredited Investor Questionnaires”) have been delivered to Parent, pursuant to which each of the Company Signatories has certified whether it is an “accredited investor” pursuant to Regulation D under the Securities

Act and/or an investor of one of the types listed in the First Supplement to the Israeli Securities Law, 5728-1968. In addition, Parent is entering into a Registration Rights Agreement with certain shareholders of the Company in substantially the form attached hereto as Exhibit E (the “Registration Rights Agreement”).
E.   Concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Company’s willingness to enter into this Agreement, (a) the shareholders of Parent listed in Section A-1 of the Parent Disclosure Schedule (the “Parent Signatories”) (solely in their capacity as shareholders of Parent) are executing support agreements in favor of the Company in substantially the form attached hereto as Exhibit B-2 pursuant to which such Parent Signatories are agreeing to take specified actions in furtherance of the Merger, including actions relating to the approval of the Merger and adoption of this Agreement by the Parent’s shareholders (the “Parent Shareholder Support Agreements”), and (b) the shareholders of Parent listed in Section A-2 of the Parent Disclosure Schedule (the “Parent Lock-Up Signatories”) (solely in their capacity as shareholders of Parent) are executing lock-up agreements in substantially the form attached hereto as Exhibit C-2 (the “Parent Lock-Up Agreements”).
F.   Concurrently with the Closing, the Company (together with the Parent) intends to raise at least the Concurrent Investment Amount in connection with the Closing Financing.
G.   Immediately prior to the execution and delivery of this Agreement, Shavit Capital Fund III (US), L.P., Shavit Capital Fund IV (US), L.P., Shavit Capital Fund 3 (Israel), L.P., Shavit Capital Fund 4 (Israel), L.P. (collectively, “Shavit”) and Clal Biotechnology Industries Ltd. and other investors have executed a Waiver, Cashless Exercise Notice and Termination, in substantially the form attached hereto as Exhibit G (the “Shavit Waiver”), in connection with the Securities Purchase Agreement dated as of March 28, 2018 and the warrants issued thereunder.
AGREEMENT
The Parties, intending to be legally bound, agree as follows:
1.
DESCRIPTION OF TRANSACTION

1.1   The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Companies Law, at the Effective Time, Merger Sub (as the target company (Chevrat HaYa’ad) in the Merger) shall be merged with and into the Company (as the absorbing company (HaChevra HaKoletet) in the Merger), and the separate existence of Merger Sub shall cease. The Company will continue as the surviving company in the Merger (the “Surviving Company”) and shall (a) become a private, wholly-owned, direct subsidiary of Parent, (b) continue to be governed by the Laws of the State of Israel, (c) maintain a registered office in the State of Israel, and (d) succeed to and assume all of the rights, properties and obligation of Merger Sub in accordance with the Companies Law.
1.2    Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the Companies Law. As a result of the Merger, the Company will become a wholly owned subsidiary of Parent. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time (as defined below), by virtue of, and simultaneously with, the Merger and without any further action on the part of Parent, Merger Sub, the Company or any Company Shareholder, (a) Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Company; (b) all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company; (c) all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company; and (d) all the rights, privileges, immunities, powers and franchises of the Company (as the Surviving Company) shall continue unaffected by the Merger in accordance with the Companies Law.
1.3   Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 9.1, and subject to the satisfaction or, to the extent permitted by Law, waiver by such party entitled to waive such condition of the conditions set forth in Sections 6, 7 and 8, the consummation of the Merger (the “Closing”) shall take place remotely as promptly as practicable (but in no event later than the second Business Day following the satisfaction or waiver by such party entitled to waive such condition of the last to be satisfied or waived of the conditions set forth in Sections 6, 7 and 8, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time, date and place as Parent and the Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” As soon as practicable after the determination of the Closing Date in accordance with this Section 1.3, each of the Company and Merger Sub shall (and Parent shall cause Merger Sub to), in coordination with each other, deliver to the Registrar of Companies of the State of Israel (the “Companies Registrar”), a notice of the proposed date of the Closing, in which notice the parties shall request that the Companies Registrar issue a certificate evidencing the Merger in accordance with Section 323(5) of the Companies Law (the “Certificate of Merger”) on the date that the Parties shall provide further notice to the Companies Registrar that the Closing has occurred, and the Parties shall deliver such further notice to the Companies Registrar on the Closing Date. The Merger shall become effective upon the issuance by the Companies Registrar of the Certificate of Merger in accordance with Section 323(5) of the Companies Law (the time at which the Merger becomes effective is referred to herein as the “Effective Time”). For the avoidance of doubt, and notwithstanding any provision of this Agreement to the contrary, it is the intention of the Parties that the Merger being declared effective and that the issuance by the Companies Registrar of the Certificate of Merger in accordance with Section 323(5) of the Companies Law shall both occur on the Closing Date.
1.4   Articles of Association; Directors and Officers. At the Effective Time:
(a)   the articles of association of the Surviving Company shall be amended and restated in their entirety to read identically to the articles of association of Merger Sub (which shall be pre-approved by the Company) as in effect immediately prior to the Effective Time, until thereafter amended as provided by the Companies Law and such articles of association;
(b)   the articles of association of Parent shall be amended and restated in their entirety in order to: (i) change the name of Parent to Chemomab Therapeutics Ltd. or such other name as may be approved by the Company and the Israeli Companies Registrar, (ii) amend the manner in which directors are elected to a classified board format and (iii) make such other changes as are mutually agreeable to Parent and the Company, in each case as reflected in the form of amended and restated articles of association attached hereto as Exhibit H (the “Restated Parent Articles”);
(c)   the directors and officers of Parent, each to hold office in accordance with the amended and restated articles of association of Parent, shall be as designated by the Company prior to Closing after giving effect to the provisions of Section 5.14, or such other persons as shall be mutually agreed upon by Parent and the Company, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be; and
(d)   the directors and officers of the Surviving Company, each to hold office in accordance with the articles of association of the Surviving Company, shall be the directors and officers of the Company as in office immediately prior to the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.
1.5   Conversion of Shares.
(a)   At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any shareholder of the Company or shareholder of Parent, the following shall occur:
(i)   any shares of Company Share Capital held in the treasury of the Company or held or owned by the Company or Merger Sub immediately prior to the Effective Time shall be canceled and retired without any conversion and shall cease to exist, and no consideration shall be delivered in exchange therefor; and
(ii)   subject to Section 1.5(c), each share of Company Share Capital outstanding immediately prior to the Effective Time (excluding shares to be canceled pursuant to Section 1.5(a)(i)) shall be automatically converted solely into the right to receive a number of American Depositary Shares (each, a “Parent ADS”), each representing five (5) Parent Ordinary Shares, equal to the Exchange Ratio (the “Merger Consideration”), plus a warrant to purchase Parent ADSs, in substantially the form attached hereto as Exhibit I (the “Chemomab Warrant”) in accordance with Section 1.8(b).

(b)   If any shares of Company Share Capital outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option or a risk of forfeiture under any applicable restricted share purchase agreement or other similar agreement with the Company, then the Parent ADSs issued in exchange for such shares of Company Share Capital will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture, and the certificates representing such Parent ADSs shall accordingly be marked with appropriate legends. The Company shall take all actions that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted share purchase agreement or other agreement in accordance with its terms.
(c)   No fractional Parent ADSs shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Share Capital who would otherwise be entitled to receive a fraction of a Parent ADS (after aggregating all fractional Parent ADSs issuable to such holder) shall not receive such fraction, and shall instead receive such amount rounded to the nearest whole number of Parent ADSs.
(d)   All Company Options outstanding immediately prior to the Effective Time under the Company Plan shall be treated in accordance with Section 5.6(a).
(e)   Each ordinary share, with no par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically and without further action be converted into and exchanged for one validly issued, fully paid and nonassessable ordinary share, NIS 0.01 par value per share, of the Surviving Company. Each share certificate of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such ordinary shares of the Surviving Company.
(f)   If, between the time of calculating the Exchange Ratio and the Effective Time, the outstanding shares of Company Share Capital, Parent Ordinary Shares or Parent ADSs shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or other like change, the Exchange Ratio shall be equitably adjusted to reflect such change to the extent necessary to provide the holders of Company Share Capital, Parent ADSs, Company Options with the same economic effect as contemplated by this Agreement prior to such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or other like change; provided, however, that nothing herein will be construed to permit the Company or Parent to take any action with respect to Company Share Capital or Parent ADSs, respectively, that is prohibited or not expressly permitted by the terms of this Agreement.
1.6   Calculation of Parent Net Cash
(a)   For the purposes of this Agreement, the “Anticipated Closing Date” shall be the date, as agreed upon by Parent and the Company, to be the anticipated date for Closing. At least fifteen (15) calendar days prior to the Anticipated Closing Date, Parent shall deliver to the Company a schedule (the “Net Cash Schedule”) setting forth, in reasonable detail, Parent’s good faith, estimated calculation of the Parent Net Cash (the “Net Cash Calculation”) as of the Anticipated Closing Date, prepared and certified by Parent’s chief financial officer (or if there is no chief financial officer, the principal accounting officer). Section 1.6(a) of the Parent Disclosure Schedule is an illustrative Net Cash Schedule containing an illustrative Net Cash Calculation. Parent shall make available the work papers and back-up materials used or useful in preparing the Net Cash Schedule, as reasonably requested by the Company.
(b)   Within five (5) calendar days after delivery of the Net Cash Schedule (the “Response Date”), the Company will have the right to dispute any part of the Net Cash Schedule by delivering a written notice to that effect to Parent (a “Dispute Notice”). Any Dispute Notice shall identify in reasonable detail any information available and known to the Company at such time related to the nature of any proposed revisions to the Net Cash Calculation.
(c)   If on or prior to the Response Date, the Company: (i) notifies Parent in writing that it has no objections to the Net Cash Calculation or (ii) fails to deliver a Dispute Notice as provided in

Section 1.6(b), then the Net Cash Calculation as set forth in the Net Cash Schedule shall be deemed to have been finally determined for purposes of this Agreement and to represent Parent Net Cash at the Anticipated Closing Date for purposes of this Agreement.
(d)   If the Company delivers a Dispute Notice on or prior to the Response Date, then Representatives of both Parties shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of Parent Net Cash, which agreed upon Parent Net Cash amount shall be deemed to have been finally determined for purposes of this Agreement and to represent the Parent Net Cash, at the Anticipated Closing Date for purposes of this Agreement.
(e)   (x) If Representatives of Parent and the Company are unable to negotiate an agreed-upon determination of Parent Net Cash at the Anticipated Closing Date pursuant to Section 1.6(d) within three (3) calendar days after delivery of the Dispute Notice (or such other period as Parent and the Company may mutually agree upon), then the Chief Executive Officer of Parent and the Chief Executive Officer of the Company shall promptly meet and agree on the amount of Parent Net Cash. (y) If the Chief Executive Officer of Parent and the Chief Executive Officer of the Company are unable to negotiate an agreed-upon determination of Parent Net Cash at the Anticipated Closing Date within three (3) calendar days after delivery of the Dispute Notice (or such other period as Parent and the Company may mutually agree upon), then Parent and the Company shall jointly approach (or either party may approach) one of the “big four” accounting firms (other than KPMG) (the “Accounting Firm”) to resolve any remaining disagreements as to the Net Cash Calculation within seven (7) calendar days; provided that the Accounting Firm shall be authorized and empowered by the parties solely as a neutral expert and not as an arbitrator to resolve accounting issues, and shall not be authorized to resolve any disputes related to the interpretation of this Agreement or any other legal disputes between the parties. Parent shall promptly deliver to the Accounting Firm the work papers and back-up materials used in preparing the Net Cash Schedule, and Parent and the Company shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within seven (7) calendar days of approaching the Accounting Firm. The Company and Parent shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of a Representative of each of the Company and Parent. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The determination of the amount of Parent Net Cash made by the Accounting Firm shall be deemed to have been determined for purposes of this Agreement and to represent Parent Net Cash at the Anticipated Closing Date for purposes of this Agreement, and the Parties shall delay the Closing until the resolution of the matters described in this Section 1.6(e). The fees and expenses of the Accounting Firm shall be allocated between Parent and Company in the same proportion that the disputed amount of Parent Net Cash that was unsuccessfully disputed by such Party (as finally determined by the Accounting Firm) bears to the total disputed amount of Parent Net Cash (and, for the avoidance of doubt, the fees and expenses to be paid by Parent shall reduce Parent Net Cash). If this Section 1.6(e) applies as to the determination of Parent Net Cash, at the Anticipated Closing Date described in Section 1.6(a) upon resolution of the matter in accordance with this Section 1.6(e) (the “Resolution Number”), the Parties shall not be required to determine Parent Net Cash again, even though the Closing Date may occur later than the Anticipated Closing Date, except that either Party may request a re-determination of Parent Net Cash if the Closing Date occurs later than (10) ten Business Days after the Anticipated Closing Date, provided that if the difference between (A) the new reasonable good faith anticipated Parent Net Cash for the Closing Date (which occurs later than (10) ten Business Days after the Anticipated Closing Date) and (ii) the Resolution Number, is smaller than US$150,000 (higher or lower), then the Parent Net Cash shall be the Resolution Number and the Parties shall not be required to determine Parent Net Cash again.
1.7   Closing of the Company’s Transfer Books.
At the Effective Time: (a) all shares of Company Share Capital outstanding immediately prior to the Effective Time shall be treated in accordance with Section 1.5(a), and all holders of certificates representing shares of Company Share Capital that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of the Company; and (b) the share transfer books of the Company shall be closed with respect to all shares of Company Share Capital outstanding immediately prior to the

Effective Time. No further transfer of any such shares of Company Share Capital shall be made on such share transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Share Capital outstanding immediately prior to the Effective Time (a “Company Share Certificate”) is presented to the Exchange Agent or to the Surviving Company, such Company Share Certificate shall be canceled and shall be exchanged as provided in Sections 1.5 and 1.8.
1.8   Surrender of Certificates.
(a)   Exchange Agent; Exchange Fund.
On the Closing Date, Parent shall deposit (or cause to be deposited) with the 102 Trustee or another entity reasonably acceptable to the Company (any, or any combination, of the foregoing the “Exchange Agent”) for issuance to:
(i)   the holders of Company Shares (excluding Company Shares issued upon exercise of Company 102 Options (“Company 102 Shares”)), and
(ii)   the holders of Company 102 Shares, in respect of which Parent shall cause to be made immediately by the Exchange Agent to the 102 Trustee, certificates or evidence of book-entry shares representing the Parent ADSs issuable pursuant to Section 1.5(a) (the “Exchange Fund”). Parent shall cause the Exchange Agent to make, and the Exchange Agent shall issue and allot the Merger Consideration out of the Exchange Fund in accordance with this Agreement. In the event the Exchange Fund shall at any time be insufficient to make the payments contemplated by Section 1.5, Parent shall promptly deposit, or cause to be deposited, additional Parent ADSs with the Exchange Agent in an amount which is equal to the deficiency in the amount required to make such issuance so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Exchange Agent to make such issuance contemplated by Section 1.5(a)(ii). The Exchange Fund shall not be used for any other purpose.
(b)   Payment Procedures with Respect to Company Shares Other than Company 102 Shares.
At the Effective Time, the Company will deliver to Parent a true, complete and accurate listing of all record holders of Company Share Certificates at the Effective Time, including the number and class of shares of Company Share Capital held by such record holder, and the number of Parent ADSs such holder is entitled to receive pursuant to Section 1.5 (the “Company Allocation Schedule”). Promptly after Parent’s receipt of the Company Allocation Schedule (and in no event later than five (5) Business Days after the date of such receipt), the Parties shall cause the Exchange Agent to mail to the Persons who were record holders of shares of Company Share Capital that were converted into the right to receive the Merger Consideration: (A) a letter of transmittal in such form as the Company and Parent may reasonably agree (a “Letter of Transmittal”), which shall specify that delivery shall be effected, and risk of loss and title to such Company Shares shall pass, only upon delivery of the Company Share Certificates (or affidavits of loss in lieu thereof as provided below) to the Exchange Agent; and (B) instructions for use in effecting the surrender of the Certificates into the right to receive the Merger Consideration payable in respect thereof pursuant to the provisions of Section 1.5. Upon delivery to the Exchange Agent of the Letter of Transmittal and a Valid Tax Certificate (and such other documents, if any, as the Exchange Agent may reasonably request consistent with customary practice), duly completed and validly executed in accordance with the instructions thereto, and, if applicable, surrender of Company Share Certificates (or affidavit of loss in lieu thereof as provided below) for cancellation to the Exchange Fund Agent, the holders of such Company Share Certificates shall be entitled to receive in exchange therefor (1) that number of whole Parent ADSs representing the Merger Consideration to which the holder thereof is entitled pursuant to Section 1.5(a), and (2) a Chemomab Warrant, in an amount equal to that shown for such holder on the Allocation Certificate. Until surrendered as contemplated by this Section 1.8(b), each Company Share Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive a certificate (or certificates) or book-entry Parent ADSs representing the Merger Consideration. If any Company Share Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the delivery of any Parent ADSs, require the owner of such lost, stolen or destroyed Company Share Certificate to provide an applicable affidavit with respect to such Company Share Certificate and post a bond indemnifying Parent against any claim suffered by Parent related to the lost, stolen or destroyed Company Share Certificate as

Parent may reasonably request. In the event of a transfer of ownership of a Company Share Certificate that is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a Person other than the Person in whose name such Company Share Certificate so surrendered is registered if such Company Share Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the transfer or establish to the reasonable satisfaction of Parent that such Taxes have been paid or are not applicable. The Merger Consideration and any dividends or other distributions as are payable pursuant to Section 1.8(c) shall be deemed to have been in full satisfaction of all rights pertaining to Company Share Capital formerly represented by such Company Share Certificates. Notwithstanding the above, any Merger Consideration payable in respect of shares of Company Share Capital subject to the 104H Tax Ruling or the Interim 104H Tax Ruling shall be transferred by the Exchange Agent on the Closing Date to a trustee appointed and approved under the 104H Tax Ruling and the Interim 104H Tax Ruling, to the extent required by the 104H Tax Ruling or the Interim 104H Tax Ruling for the benefit of the beneficial owners thereof, and shall be held and released (or otherwise treated) by said trustee to the beneficial holders of such Company Share Capital in accordance with the requirements of the 104H Tax Ruling, the Interim 104H Tax Ruling and the Ordinance.
(c)   No dividends or other distributions declared or made with respect to Parent ADSs with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Company Share Certificate with respect to the Parent ADSs that such holder has the right to receive in the Merger until such holder surrenders such Company Share Certificate or provides an affidavit of loss or destruction in lieu thereof in accordance with this Section 1.8 (at which time (or, if later, on the applicable payment date) such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar Laws, to receive all such dividends and distributions, without interest).
(d)   Payment Procedures with Respect to Company 102 Shares.
At the Effective Time, Parent shall cause the Exchange Agent to transfer the aggregate Merger Consideration payable with respect to Company 102 Shares to the 102 Trustee, on behalf of holders of Company 102 Shares, in accordance with Section 102 of the Ordinance and the Option Tax Ruling or the Interim Option Tax Ruling, if obtained (the “102 Amounts”). The 102 Amounts shall be held in trust by the 102 Trustee pursuant to the applicable provisions of Section 102 of the Ordinance and the Option Tax Ruling or the Interim Option Tax Ruling, if obtained, and shall be released by the 102 Trustee in accordance with the terms and conditions of Section 102 of the Ordinance and the Option Tax or the Interim Option Tax Ruling, if obtained.
(e)   Any portion of the Exchange Fund that remains undistributed to holders of Company Share Certificates as of the date that is one year after the Closing Date shall be delivered to Parent upon demand, and any holders of Company Share Certificates who have not theretofore surrendered their Company Share Certificates in accordance with this Section 1.8 shall thereafter look only to Parent for satisfaction of their claims for Parent ADSs and any dividends or distributions with respect to Parent ADSs.
(f)   No party to this Agreement shall be liable to any holder of any Company Share Certificate or to any other Person with respect to any Parent ADSs (or dividends or distributions with respect thereto) or for any cash amounts delivered to any public official pursuant to any applicable abandoned property Law, escheat Law or similar Law.
(g)   All Parent Ordinary Shares, represented by Parent ADSs, issued pursuant to this Agreement shall bear a legend (and Parent will make a notation on its transfer books to such effect) prominently stamped or printed thereon or the substance of which will otherwise be reflected on the books and records of the transfer agent for Parent Ordinary Shares or Parent ADSs with respect to book-entry shares, in each case reading substantially as follows:
“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLICABLE STATE SECURITIES LAWS OR THE ISRAELI SECURITIES LAW, 5728-1968. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO RESALE OR DISTRIBUTION THEREOF MAY NOT

BE SOLD OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT, AND (2) IN ACCORDANCE WITH THE ISRAELI SECURITIES LAW, 5728-1968.”
1.9   Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Company to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Company with full right, title and possession of and to all rights and property of the Company, then the officers and directors of the Surviving Company shall be fully authorized, and shall use their and its commercially reasonable efforts (in the name of the Company, in the name of Merger Sub, in the name of the Surviving Company and otherwise) to take such action.
1.10   Withholding; Tax Rulings.
(a)   Notwithstanding anything to the contrary hereunder, Parent, the Surviving Company, the 102 Trustee and the Exchange Agent (each, a “Payor”) shall be entitled to deduct and withhold from any payment or consideration made pursuant to this Agreement (including the Merger Consideration and the Chemomab Warrants) such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, the Ordinance, or under any provision of applicable U.S. federal, state, local, Israeli, or other Tax Law, including the Option Tax Ruling, the Interim Options Tax Ruling, and the 104H Tax Ruling and Interim 104H Tax Ruling.
(b)   With respect to withholding of Israeli Tax, in accordance with the Exchange Agent undertaking provided by the Exchange Agent to Parent prior to the Closing Date as required under Section 6.2.4.3 of the Income Tax Circular 19/2018 (Transaction for Sale of Rights in a Corporation that includes Consideration that will be transferred to the Seller at Future Dates), the Merger Consideration and Chemomab Warrants payable or otherwise deliverable hereunder to any holder of record of Company Shares (but excluding holders of Company 102 Shares), shall be paid or delivered to, and retained by, the Exchange Agent for the benefit of such recipient for a period of 180 days following the Closing Date, or an earlier date required in writing by such recipient or by the ITA (the “Withholding Drop Date”) (during which time no Payor shall withhold any Israeli Tax from such Merger Consideration or Chemomab Warrants pursuant to this Agreement to such holder, except as provided below(, and during which time such recipient provides the Exchange Agent with a Valid Tax Certificate issued by the Israel Tax Authority regarding the withholding (or exemption from withholding) of Israeli Tax from the consideration payable in respect thereof in accordance with this Agreement, or other treatment with respect to Israeli Tax, at least three (3) Business Days prior to the Withholding Drop Date, then the deduction and withholding of any amounts under the Ordinance or any other provision of Israeli Law or requirement, if any, from the Merger Consideration and Chemomab Warrants payable to such holder of record of Company Shares shall be made only in accordance with the provisions of such Valid Tax Certificate. If any holder of record of Company Shares (A) does not provide the Exchange Agent with a Valid Tax Certificate no later than three (3) Business Days prior to the Withholding Drop Date, or (B) submits a written request to the Exchange Agent to release his or her portion of the Merger Consideration and Chemomab Warrants prior to the Withholding Drop Date and fails to submit a Valid Tax Certificate at or before such time, then the amount to be withheld from the payment to such holder shall be calculated based on the applicable withholding rate on the actual payment date, which amount shall be delivered to the ITA by the Exchange Agent, and the Exchange Agent shall deliver to such holder the balance of the portion of the Merger Consideration and Chemomab Warrants due to such holder that is not so withheld (if any).
(c)   To the extent that amounts are so withheld pursuant to this Section 1.10, they shall be paid over to the appropriate Governmental Body prior to the last day on which such payment is required to be paid to such Governmental Body, and such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. For the avoidance of doubt, to the extent that the Exchange Agent is obliged to withhold Israeli Taxes at the rate prescribed under the Ordinance or a Valid Tax Certificate provided to the Exchange Agent no later than three (3) Business Days prior to the Withholding Drop Date (the “Withheld Amounts”), each Person in respect of which such withholding is required to be made shall provide the Exchange Agent a cash payment equal to the Withheld Amounts within seven (7) Business Days from receipt of a request from the Exchange Agent to make such payment, and in any event prior to the release of the Merger Consideration deliverable to such Person. In the event that such Person fails to provide the Exchange Agent with the Withheld Amounts within such timeframe, the Exchange Agent will be authorized to sell on the open market any number of Parent Ordinary Shares, represented by Parent ADSs, required to cover any amount required to be deducted or withheld under this Section 1.10.
(d)   As soon as reasonably practicable, but in no event more than five (5) Business Days after the date hereof, the Company will cause its Israeli counsel, advisors or accountants to prepare and file with the ITA an application for a 104H Tax Ruling. Furthermore, the Company shall take all necessary action to obtain prior to the Closing an Interim 104H Tax Ruling.
(e)   As soon as reasonably practicable, but in no event more than five (5) Business Days after the date hereof, the Company shall instruct its Israeli counsel, advisors or accountants to prepare and file with the ITA an application for the Option Tax Ruling. The Company shall include in any request for the Option Tax Ruling a request to exempt any Payor and its respective agents from any withholding obligation in relation to any payments made with respect to any Company 102 Options or Company 102 Shares. If the Option Tax Ruling is not granted prior to the Closing, the Company shall take all necessary action to obtain prior to the Closing an Interim Option Tax Ruling. If prior to the Closing an Interim Option Tax Ruling shall have been obtained, then all references herein to the Option Tax Ruling shall be deemed to refer to such Interim Option Tax Ruling, until such time that a final definitive Option Tax Ruling is obtained.
(f)   Without limiting the generality of this Section 1.10, each of the Company and Parent shall cause their respective Israeli counsel, advisors and accountants to coordinate all material activities and to cooperate with each other with respect to the preparation and filing of such applications for rulings and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Option Tax Ruling (including the Interim Option Tax Ruling), the 104H Tax Ruling and the Interim 104H Tax Ruling. In any event, the final text of the Option Tax Ruling (and any Interim Option Tax Ruling), the 104H Tax Ruling and the Interim 104H Tax Ruling shall be subject to the prior written confirmation of Parent, which consent shall not be unreasonably withheld, conditioned or delayed. The Company shall keep Parent informed, on a prompt basis (and, in any event, within two Business Days) of its receipt of any notice or information in connection with any of the above rulings or approvals.
(g)   With respect to non-Israel resident holders of Company Options, which holders were granted such options in consideration for services performed outside of Israel and that were engaged by the Company, a validly executed declaration, regarding their non-Israeli residence and confirmation that they were granted such options in consideration for services performed outside of Israel for the Company shall have been provided to the Exchange Agent, prior to the payment of the consideration payable at the Closing Date.
(h)   Each party hereto is relying solely on the advice of its own Tax advisors with respect to the Tax consequences of the Merger.
2.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 10.13(h), except as set forth in the disclosure schedule delivered by the Company to Parent (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Merger Sub as follows:
2.1   Due Organization; Subsidiaries.
(a)   The Company is a limited company duly incorporated and validly existing under the Laws of the State of Israel, is not a “breaching company” under the Companies Law, and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used; and (iii) to perform its obligations under all Contracts by which it is bound, except where the failure to have such power or authority would not reasonably be expected to prevent or materially delay the ability of the Company to consummate the Contemplated Transactions.
(b)   The Company is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Company Material Adverse Effect.
(c)   The Company has no Subsidiaries and the Company does not own any share capital of, or any equity, ownership or profit sharing interest of any nature in, or controls directly or indirectly, any other Entity.
(d)   The Company is not and has never been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. The Company has not agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. The Company is not and has never been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.
2.2   Organizational Documents. The Company has made available to Parent accurate and complete copies of the Organizational Documents of the Company in effect as of the date of this Agreement. The Company is not in material breach or violation of its Organizational Documents.
2.3   Authority; Binding Nature of Agreement. The Company has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to receipt of the Required Company Shareholder Approval and the filing and recordation of appropriate merger documents as required by the Companies Law, to consummate the Contemplated Transactions. The Company Board (at meetings duly called and held) has: (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its shareholders; (ii) authorized, approved and declared advisable this Agreement and the Contemplated Transactions in accordance with the requirements of the Companies Law; (iii) determined that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Company will be unable to fulfill the obligations of the Company to its creditors; and (iv) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the shareholders of the Company vote or act via written consent to approve this Agreement and the Contemplated Transactions.
This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. Prior to the execution of the Company Shareholder Support Agreements, the Company Board approved the Company Shareholder Support Agreements and the transactions contemplated thereby.
2.4   Consent Required. The affirmative vote of Company Shareholders detailed in Section 2.4 of the Company Disclosure, or the unanimous written consent in lieu of a meeting of all Company Shareholders (either such approval, the “Required Company Shareholder Approval”), is the only consent of the holders of any class or series of Company Share Capital necessary to adopt and approve this Agreement and approve the Contemplated Transactions.
2.5   Non-Contravention; Consents. Subject to obtaining the Required Company Shareholder Approval, the filing of the Merger Proposal with the Companies Registrar and all such other notices or filings required under the Companies Law with respect to the consummation of the Merger and the issuance of the Certificate of Merger by the Companies Registrar, neither: (i) the execution, delivery or performance of this Agreement by the Company, nor (ii) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):
(a)   contravene, conflict with or result in a violation of any of the provisions of the Company’s Organizational Documents;

(b)   contravene, conflict with or result in a violation of, or give any Governmental Body the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject, except as would not reasonably be expected to be material to the Company or its business;
(c)   contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company, except as would not reasonably be expected to be material to the Company or its business;
(d)   subject to obtaining the approvals in respect of the Contracts set forth in Section 2.5(d) of the Company Disclosure Letter, contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Company Material Contract; (ii) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Company Material Contract; (iii) accelerate the maturity or performance of any Company Material Contract; or (iv) cancel, terminate or modify any term of any Company Material Contract, except in the case of any non-material breach, default, penalty or modification; or
(e)   result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company (except for Permitted Encumbrances).
Except for: (i) the filing of the Merger Proposal with the Companies Registrar and all such other notices or filings required under the Companies Law with respect to the consummation of the Merger and the issuance of the Certificate of Merger by the Companies Registrar, (ii) the Company IIA Notice and (iii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities Laws, the Company is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the Contemplated Transactions, which if individually or in the aggregate were not given or obtained, would reasonably be expected to prevent or materially delay the ability of the Company to consummate the Contemplated Transactions. No Takeover Statue or regulation is applicable to this Agreement, the Merger or any of the other Contemplated Transactions.
2.6   Capitalization.
(a)   The authorized Company Share Capital as of the date of this Agreement consists of: (i) 9,530,157 Company Ordinary Shares, par value NIS 0.01 per share, of which 122,862 shares have been issued and are outstanding as of the date of this Agreement, and (ii) 128,548 Preferred A shares, par value NIS 0.01 per share (the “Preferred-A Shares”), of which 116,979 have been issued and are outstanding as of the date of this Agreement, (iii) 113,763 Preferred B shares, par value NIS 0.01 per share (the “Preferred-B Shares”), all of which have been issued and are outstanding as of the date of this Agreement and (iv) 227,532 Preferred C shares, par value NIS 0.01 per share (the “Preferred-C Shares”, and together with the Preferred-A Shares and Preferred-B Shares, the “Company Preferred Shares”), of which 199,091 have been issued and are outstanding as of the date of this Agreement. The Company does not hold any of its share capital in its treasury. Section 2.6(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, each record holder of issued and outstanding Company Share Capital and the number and type of shares of Company Share Capital held by such holder.
(b)   All of the outstanding Company Ordinary Shares and Company Preferred Shares have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in the Investor Agreements and the Company’s Articles of Association, none of the outstanding shares of Company Share Capital is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding Company Share Capital is subject to any right of first refusal in favor of the Company. Except as contemplated herein and in the Investor Agreements, there is no Company Contract relating to the voting or registration of, or restricting any

Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Share Capital. The Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Share Capital or other securities. Section 2.6(b) of the Company Disclosure Schedule accurately and completely lists all repurchase rights held by the Company with respect to shares of Company Share Capital (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable. Each Company Preferred Share is convertible into one Company Ordinary Share. As of the Closing, all of the Company’s outstanding warrants shall be duly exercised or expired in accordance with their terms.
(c)   Except for the Company’s 2015 Share Incentive Plan (the “Company Plan”), the Company does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the date of this Agreement, the Company has reserved 63,370 Company Ordinary Shares for issuance under the Company Plan, of which 40,644 shares have been reserved for issuance upon exercise of Company Options previously granted and currently outstanding under the Company Plan, and 22,726 Company Ordinary Shares remain available for future issuance of awards pursuant to the Company Plan. In addition, options to purchase 5,214 Company Ordinary Shares have previously been exercised under the Company Plan. All Company Options granted under Section 102 of the Ordinance were duly and timely deposited with the 102 Trustee in accordance with the provisions of Section 102 of the Ordinance. Section 2.6(c) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the name of the optionee; (ii) the number of Company Ordinary Shares subject to such Company Option at the time of grant; (iii) the number of Company Ordinary Shares subject to such Company Option as of the date of this Agreement; (iv) the exercise price of such Company Option; (v) the date on which such Company Option was granted; (vi) the applicable vesting schedule, including the number of vested and unvested shares as of the date of this Agreement and any acceleration provisions; (vii) the date on which such Company Option expires; and (viii) (A) the Tax route under which such Company Option was granted and is currently intended to qualify (pursuant to Section 102 or Section 3(i) of the Ordinance), and (B) for Company 102 Options, the date of the applicable corporate approval and the date of deposit of the respective award agreement with the 102 Trustee. The Company has made available to Parent an accurate and complete copy of the Company Plan and all stock option agreements evidencing outstanding options granted thereunder. No vesting of Company Options will accelerate in connection with the closing of the Contemplated Transactions.
(d)   Except for: (i) the Company Options set forth in Section 2.6(c) of the Company Disclosure Schedule and (ii) in connection with the Closing Financing, there is no: (x) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the share capital or other securities of the Company; (y) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the share capital or other securities of the Company; or (z) condition or circumstance that could be reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of the share capital or other securities of the Company. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company.
(e)   All outstanding Company Ordinary Shares, Company Preferred Shares, Company Options and other securities of the Company have been issued and granted in material compliance with: (i) all applicable securities Laws and other applicable Law, and (ii) all requirements set forth in applicable Contracts.
2.7   Financial Statements.
(a)   Concurrently with the execution hereof, the Company has provided to Parent true and complete copies of: (i) the Company’s audited balance sheets at December 31, 2019 and 2018, together with related audited statements of income, shareholders’ equity and cash flows, and notes thereto, of the Company for the fiscal years then ended, and (ii) the Company Unaudited Interim Balance Sheet, together with the unaudited statements of income, shareholders’ equity and cash flows of the Company for the period reflected in the Company Unaudited Interim Balance Sheet (collectively, the “Company Financials”). The Company Financials were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments, none of which are material) and fairly present, in all material respects, the financial position and operating results of the Company as of the dates and for the periods indicated therein.
(b)   The Company maintains accurate books and records reflecting its assets and liabilities and maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability of the Company’s assets; (iii) access to the Company’s assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for the Company’s assets is compared with the existing assets at regular intervals and appropriate action is taken with respect to any differences; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. The Company maintains internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes.
(c)   Since January 1, 2018, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of the Company, the Company Board or any committee thereof. Since January 1, 2018, neither the Company nor its independent auditors have identified: (i) any significant deficiency or material weakness in the design or operation of the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company, the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.
2.8   Absence of Changes. Except as set forth on Section 2.8 of the Company Disclosure Schedule, between the date of the Company Unaudited Interim Balance Sheet and the date of this Agreement, the Company has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) Company Material Adverse Effect or (b) action, event or occurrence that would have required the consent of Parent pursuant to Section 4.2(b) had such action, event or occurrence taken place after the execution and delivery of this Agreement.
2.9   Absence of Undisclosed Liabilities. As of the date hereof, the Company has no liability, indebtedness, obligation or expense of any kind and is not subject to any claim, whether accrued, absolute, contingent, matured or unmatured (whether or not required to be reflected in the financial statements in accordance with GAAP) or any involvement in any special purpose vehicles (each a “Liability”), individually or in the aggregate, of a type required to be recorded or reflected on a balance sheet or disclosed in the footnotes thereto under GAAP except for: (a) Liabilities disclosed, reflected or reserved against in the Company Unaudited Interim Balance Sheet; (b) Liabilities that have been incurred by the Company since the date of the Company Unaudited Interim Balance Sheet in the Ordinary Course of Business; (c) Liabilities for performance of obligations of the Company under any Contract to which it is party; (d) Liabilities incurred in connection with the Contemplated Transactions; (e) Liabilities which would not, individually or in the aggregate, reasonably be expected to be material to the Company; and (f) Liabilities described in Section 2.9 of the Company Disclosure Schedule.
2.10   Title to Assets. The Company owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all tangible assets reflected on the Company Unaudited Interim Balance Sheet and (b) all other tangible assets reflected in the books and records of the Company as being owned by the Company. All of such assets are owned or, in the case of leased assets, leased by the Company free and clear of any Encumbrances, other than Permitted Encumbrances.

2.11   Real Property; Leasehold. The Company does not own and has never owned any real property. The Company has made available to Parent: (i) an accurate and complete list of all real properties with respect to which the Company directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by the Company and (ii) copies of all leases under which any such real property is possessed (the “Company Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder. The Company’s use and operation of each such leased property conforms to all applicable Laws in all material respects, and the Company has exclusive possession of each such leased property and has not granted any occupancy rights to tenants or licensees with respect to such leased property. In addition, each such leased property is free and clear of all Encumbrances other than Permitted Encumbrances.
2.12   Intellectual Property.
(a)   Section 2.12(a) of the Company Disclosure Schedule identifies: (i) the name of the applicant/registrant, (ii) the jurisdiction and date of application/registration, (iii) the application or registration number and (iv) any other co-owners, for each item of material Registered IP owned in whole or in part by the Company. To the Knowledge of the Company, each of the patents and patent applications included in the material Registered IP properly identifies by name each and every inventor of the inventions claimed therein as determined in accordance with applicable Laws of the United States. As of the date of this Agreement, no interference, opposition, reissue, reexamination, inter partes review, post-grant review or other proceeding of any nature (other than initial examination proceedings) is pending or, to the Knowledge of the Company, threatened in writing, in which the scope, validity, enforceability or ownership of any Registered IP listed on Section 2.12(a) of the Company Disclosure Schedule is being or has been contested or challenged.
(b)   The Company owns all right, title and interest in and to all material Company IP (other than as disclosed on Section 2.12(b) of the Company Disclosure Schedule), free and clear of all Encumbrances other than Permitted Encumbrances. To the Knowledge of the Company, each Company Associate involved in the creation or development of any material Company IP, pursuant to such Company Associate’s activities on behalf of the Company, has signed a written agreement containing an assignment of such Company Associate’s rights in such Company IP to the Company and confidentiality provisions protecting the Company IP.
(c)   Other than as set forth in Section 2.12(c) of the Company Disclosure Schedule, no funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution has been used to create Company IP, except for any such funding or use of facilities or personnel that does not result in such Governmental Body or institution obtaining ownership rights to such Company IP or the right to receive royalties for the practice of such Company IP.
(d)   Section 2.12(d) of the Company Disclosure Schedule sets forth each license agreement pursuant to which the Company: (i) is granted a license under any material Intellectual Property Right owned by any third party that is used by the Company in its business as currently conducted (each a “Company In-bound License”) or (ii) grants to any third party a license under any material Company IP or material Intellectual Property Right licensed to the Company under a Company In-bound License (each a “Company Out-bound License”) (provided that, Company In-bound Licenses shall not include material transfer agreements, clinical trial agreements, services agreements, non-disclosure agreements, commercially available software-as-a-service offerings, off-the-shelf software licenses or generally available patent license agreements entered into in the Ordinary Course of Business; and Company Out-bound Licenses shall not include material transfer agreements, clinical trial agreements, services agreements, non-disclosure agreements, or non-exclusive outbound licenses entered into in the Ordinary Course of Business).
(e)   To the Knowledge of the Company: (i) the operation of the businesses of the Company as currently conducted does not infringe any valid and enforceable Registered IP or misappropriate or otherwise violate any Intellectual Property Right owned by any other Person; and (ii) no other Person is infringing, misappropriating or otherwise violating any Company IP or any Intellectual Property Rights exclusively licensed to the Company. As of the date of this Agreement, no Legal Proceeding is pending (or, to the Knowledge of the Company, is threatened in writing) (A) against the Company alleging that the operation of the businesses of the Company infringes or constitutes the misappropriation or other violation of any Intellectual Property Rights of another Person or (B) by the Company alleging that another Person has infringed, misappropriated or otherwise violated any of the Company IP or any Intellectual Property Rights exclusively licensed to the Company. Since January 1, 2018, the Company has not received any written notice or other written communication alleging that the operation of the business of the Company infringes or constitutes the misappropriation or other violation of any Intellectual Property Right of another Person.
(f)   None of the Company IP or, to the Knowledge of the Company, any material Intellectual Property Rights exclusively licensed to the Company is subject to any pending or outstanding injunction, directive, order, judgment or other disposition of dispute that adversely and materially restricts the use, transfer, registration or licensing by the Company of any such Company IP or material Intellectual Property Rights exclusively licensed to the Company.
(g)   To the Knowledge of the Company, the Company and the operation of the Company’s business are in substantial compliance with all Laws pertaining to data privacy and data security of any personally identifiable information and sensitive business information (collectively, “Sensitive Data”) except to the extent that such noncompliance has not and would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, since January 1, 2018, there have been: (i) no material losses or thefts of data or security breaches relating to Sensitive Data used in the business of the Company, (ii) no violations of any security policy of the Company regarding any such Sensitive Data, (iii) no unauthorized access or unauthorized use of any Sensitive Data used in the business of the Company or (iv) no unintended or improper disclosure of any personally identifiable information in the possession, custody or control of the Company, or a contractor or agent acting on behalf of the Company, in each case of (i) through (iv), except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.
2.13   Agreements, Contracts and Commitments.
(a)   Section 2.13(a) of the Company Disclosure Schedule lists the following Company Contracts in effect as of the date of this Agreement other than any Company Benefit Plans (each, a “Company Material Contract” and collectively, the “Company Material Contracts”):
(i)   each Company Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;
(ii)   each Company Contract containing: (A) any covenant limiting the freedom of the Company or the Surviving Company to engage in any line of business or compete with any Person, (B) any most-favored pricing arrangement, (C) any exclusivity provision, or (D) any non-solicitation provision;
(iii)   each Company Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $250,000 pursuant to its express terms and not cancelable without penalty;
(iv)   each Company Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity;
(v)   each Company Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit or creating any material Encumbrances with respect to any assets of the Company or any loans or debt obligations with officers or directors of the Company;
(vi)   each Company Contract requiring payment by or to the Company after the date of this Agreement in excess of $250,000 pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions); (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of the Company; (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which the Company has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which the Company has continuing obligations to develop any Intellectual Property Rights that will not be owned, in whole or in part, by the Company; or (D) any Contract to license any third party to manufacture or produce any product, service or technology of the Company or any Contract to sell, distribute or commercialize any products or service of the Company, in each case, except for Company Contracts entered into in the Ordinary Course of Business;
(vii)   each Company Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to the Company in connection with the Contemplated Transactions;
(viii)   each Company Real Estate Lease;
(ix)   each Company Contract with any Governmental Body;
(x)   each Company Out-bound License and Company In-bound License;
(xi)   each Company Contract containing any royalty, dividend or similar arrangement based on the revenues or profits of the Company; or
(xii)   any other Company Contract that is not terminable at will (with no penalty or payment) by the Company, and (A) which involves payment or receipt by the Company after the date of this Agreement under any such agreement, contract or commitment of more than $250,000 in the aggregate, or obligations after the date of this Agreement in excess of $250,000 in the aggregate, or (B) that is material to the business or operations of the Company.
(b)   The Company has delivered or made available to Parent accurate and complete copies of all Company Material Contracts, including all amendments thereto. Except as set forth in Section 2.13(b) of the Company Disclosure Schedule, there are no Company Material Contracts that are not in written form. The Company has not, nor to the Company’s Knowledge, as of the date of this Agreement has any other party to a Company Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Company Material Contract in such manner as would permit any other party to cancel or terminate any such Company Material Contract, or would permit any other party to seek damages which would reasonably be expected to be material to the Company or its business. As to the Company, as of the date of this Agreement, each Company Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any Company Material Contract to change, any material amount paid or payable to the Company under any Company Material Contract or any other material term or provision of any Company Material Contract.
2.14   Compliance; Permits.
(a)   The Company is in compliance in all material respects with all applicable U.S., Israeli and other Laws, including the Food and Drug Administration (“FDA”) regulations adopted thereunder and any other similar Law administered or promulgated by the FDA or other comparable Governmental Body responsible for regulation of the development, clinical testing, manufacturing, sale, marketing, distribution and importation or exportation of drug and biopharmaceutical products (each, a “Drug Regulatory Agency”), except for any noncompliance, either individually or in the aggregate, which would not be material to the Company. No investigation, claim, suit, proceeding, audit or other action by any Governmental Body is pending or, to the Knowledge of the Company, threatened against the Company. There is no agreement, judgment, injunction, order or decree binding upon the Company which: (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of material property by the Company or the conduct of business by the Company as currently conducted, (ii) is reasonably likely to have an adverse effect on the Company’s ability to comply with or perform any covenant or obligation under this Agreement, or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

(b)   The Company holds all required Governmental Authorizations which are material to the operation of the business of the Company as currently conducted (the “Company Permits”). Section 2.14(b) of the Company Disclosure Schedule identifies each Company Permit. The Company is in material compliance with the terms of the Company Permits. No Legal Proceeding is pending or, to the Knowledge of the Company, threatened, which seeks to revoke, limit, suspend, or materially modify any Company Permit.
(c)   There are no proceedings pending or, to the Knowledge of the Company, threatened with respect to an alleged material violation by the Company of the FDCA, FDA regulations adopted thereunder, the Public Health Service Act or any other similar Law administered or promulgated by any Drug Regulatory Agency.
(d)   All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, the Company, or in which the Company or its current products or product candidates have participated, were and, if still pending, are being conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance in all material respects with the applicable regulations of any applicable Drug Regulatory Agency and other applicable Law, including 21 C.F.R. Parts 50, 54, 56, 58 and 312. Since January 1, 2018, the Company has not received any written notices, correspondence, or other written communications from any Drug Regulatory Agency requiring, or to the Knowledge of the Company threatening to initiate, the termination or suspension of any clinical studies conducted by or on behalf of, or sponsored by, the Company or in which the Company or its current products or product candidates have participated.
(e)   The Company is not the subject of any pending or, to the Knowledge of the Company, threatened investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To the Knowledge of the Company, the Company has not committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or products that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto. Neither the Company nor any of its officers, employees or agents has been convicted of any crime or engaged in any conduct that could result in a debarment or exclusion: (i) under 21 U.S.C. Section 335a or (ii) any similar applicable Law. No debarment or exclusionary claims, actions, proceedings or investigations in respect of its business or products are pending or, to the Knowledge of the Company, threatened against the Company or any of its officers, employees or agents.
(f)   The Company is in compliance in all material respects with all applicable Laws relating to patient, medical or individual health information, including the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations promulgated thereunder, all as amended from time to time (collectively “HIPAA”), including the standards for the privacy of Individually Identifiable Health Information at 45 C.F.R. Parts 160 and 164, Subparts A and E, the standards for the protection of Electronic Protected Health Information set forth at 45 C.F.R. Part 160 and 45 C.F.R. Part 164, Subpart A and Subpart C, the standards for transactions and code sets used in electronic transactions at 45 C.F.R. Part 160, Subpart A and Part 162, and the standards for Breach Notification for Unsecured Protected Health Information at 45 C.F.R. Part 164, Subpart D, all as amended from time to time. The Company has entered into, where required, and is in compliance in all material respects with the terms of all Business Associate (as defined in HIPAA) agreements (“Business Associate Agreements”) to which the Company is a party or otherwise bound. The Company has not received written notice from the Office for Civil Rights for the U.S. Department of Health and Human Services or any other Governmental Body of any allegation regarding its failure to comply with HIPAA or any other state law or regulation applicable to the protection of individually identifiable health information or personally identifiable information. No successful “Security Incident,” “Breach of Unsecured Protected Health Information” or breach of personally identifiable information under applicable state or federal laws have occurred with respect to information maintained or transmitted to the Company, or an agent or third party subject to a Business Associate Agreement with the Company. The Company is currently submitting, receiving and handling or is capable of submitting receiving and handling transactions in accordance with the Standard Transaction Rule. All capitalized terms in this Section 2.14(f) not otherwise defined in this Agreement shall have the meanings set forth under HIPAA.

2.15   Legal Proceedings; Orders.
(a)   As of the date of this Agreement, there is no pending Legal Proceeding and, to the Knowledge of the Company, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves (A) the Company, (B) any Company Associate (in his or her capacity as such) or (C) any of the material assets owned or used by the Company; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.
(b)   Except as set forth in Section 2.15(b) of the Company Disclosure Schedule, since January 1, 2017, no Legal Proceeding has been pending against the Company that resulted in material liability to the Company.
(c)   There is no order, writ, injunction, judgment or decree to which the Company, or any of the material assets owned or used by the Company, is subject. To the Knowledge of the Company, no officer of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company or to any material assets owned or used by the Company.
2.16   Tax Matters.
(a)   (i)   Each Tax Return required to be filed with any Governmental Body by the Company has been filed when due (taking into account extensions) in accordance with applicable Law, each of which is true, accurate and complete;
(ii)   the Company has timely paid to the appropriate Governmental Body all Taxes due and payable;
(iii)   the Company has complied with all applicable Law relating to the payment and withholding of any Tax and has, within the time and in the manner prescribed by Law, withheld and paid over to the proper Governmental Body all amounts required to be so withheld and paid over;
(iv)   the Company has established adequate accruals or reserves, in accordance with GAAP, for all Taxes for taxable periods beginning on or after the date of the most recent Company Financials;
(v)   to the knowledge of the Company, there is no Legal Proceeding against or with respect to the Company in respect of any Tax or any Tax Return and there is no investigation against or with respect to the Company, pending or threatened or otherwise in respect of any Tax or any Tax Return. All deficiencies asserted or assessments made against the Company as a result of any examinations by any Governmental Body have been fully paid;
(vi)   the Company has not consented or requested to extend the time, or is the recipient of any extension of time, in which any Tax may be assessed or collected by any Governmental Authority and the Company has not waived any statute of limitations;
(vii)   to the knowledge of the Company, no Governmental Authority in a jurisdiction where no Tax Return has been filed or no Tax has been paid has made or threatened to make a claim for the payment of any Tax or the filing of any Tax Return;
(viii)   Except as otherwise provided in Section 2.16(a)(viii) of the Company Disclosure Schedule, no power of attorney granted by or with respect to the Company for Taxes is currently in force, no ruling with respect to Taxes has been requested by or on behalf of the Company; and no closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or non-U.S. Law has been entered into or requested by or with respect to the Company;
(ix)   the Company has provided or made available to Parent prior to the date hereof true, correct and complete copies of material all Tax Returns, examination reports, and statements of deficiencies filed, assessed against, or agreed to by the Company with respect to Taxes and all material written correspondence with any Governmental Authority regarding Taxes;
(x)   Except as otherwise provided in Section 2.16(a)(x) of the Company Disclosure Schedule, the Company is neither a controlled foreign corporation (as defined in Section 957 of the Code or any similar provision of any state, local or non-U.S. Law) nor a passive foreign investment company (as defined in Section 1297 of the Code). The Company does not own any interest in any controlled foreign corporation (as defined in Section 957 of the Code or any similar provision of any state, local or non-U.S. Law), or passive foreign investment company (as defined in Section 1297 of the Code) or other entity the income of which is or could be required to be included in the income of the Company;
(xi)   the Company is not and has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;
(xii)   the Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for (A) any Tax period (or portion thereof), as a result of any deferred foreign income within the meaning of Section 965 of the Code, including, but not limited to, as the result of an election under Section 965(h) of the Code, or (B) any Tax period (or portion thereof) ending after the Closing Date, as a result of any (1) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or non-U.S. Tax Law); (2) installment sale or other open transaction disposition made on or prior to the Closing Date; (3) prepaid amount, refund or credit received on or prior to the Closing Date; (4) change in accounting method for a taxable period ending on or prior to the Closing Date; (5) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; or (6) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) executed on or prior to the Closing Date;
(xiii)   all material records which the Company is required to keep for Tax purposes or which would be needed to substantiate any claim made or position taken in relation to Taxes by the Company have been duly kept and are available for inspection at the premises of the Company;
(xiv)   the Company is in compliance in all material respects with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order of a Governmental Body;
(xv)   all of the Company’s property that is subject to property Tax has been properly listed and described on the property Tax rolls of the appropriate Tax jurisdiction and no portion of any the Company’s property constitutes omitted property for property Tax purposes;
(xvi)   there are no Liens for Taxes on any of the assets of the Company other than for any Taxes not yet due and payable;
(xvii)   the Company does not and has never participated or engaged in any transaction listed in Section 131(g) of the Ordinance and the Israeli Income Tax Regulations (Reportable Tax Planning), 5767-2006, promulgated thereunder; the Company does not and has never taken a tax position that is subject to reporting under Section 131E of the Ordinance; the Company has never obtained a legal or tax opinion that is subject to reporting under Section 131D of the Ordinance; and the Company does not and has never performed and was not part of any action or transaction that is classified as a “reportable opinion” under Section 67C of the Israeli VAT Law or a “reportable position” under Section 67D of the Israeli VAT Law;
(xviii)   the Company is duly registered for the purposes of Israeli value added tax and has complied in all respects with all requirements concerning VAT. The Company (i) has not made any exempt transactions (as defined in the Israeli Value Added Tax Law, 5736-1975) and there are no circumstances by reason of which there might not be an entitlement to full credit of all VAT chargeable or paid on inputs, supplies, and other transactions and imports made by it, (ii) has collected and remitted in a timely manner to the ITA all output VAT which it is required to collect and remit under any applicable Law and (iii) has not received a refund for input VAT for which it is not entitled under any applicable Law;
(xix)   each of the Company Plans that is intended to qualify as a capital gains route plan under Section 102 of the Ordinance has received a favorable determination or approval letter from, or is otherwise approved by or deemed approved by passage of time without objection by, the ITA. All Company 102 Options and Company 102 Shares have been granted and issued, as applicable, in compliance with the applicable requirements of Section 102 and the written requirements and guidance of the ITA, including the filing of the necessary documents with the ITA, the appointment of an authorized trustee, and the due deposit of such securities with the 102 Trustee pursuant to the terms of Section 102 of the Ordinance and the guidance published by the ITA on July 24, 2012, and clarification dated November 6, 2012;
(xx)   the Company is not and has never been a real property corporation (Igud Mekarke’in) within the meaning of this term under Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 5723-1963;
(xxi)   neither the Company nor any holder of Company securities is subject to any restrictions or limitations pursuant to Part E2 of the Ordinance or pursuant to any Tax ruling made with reference to the provisions of Part E2;
(xxii)   no independent contractor was, or to the Knowledge of the Company will be, entitled to be considered to be an employee of the Company by any applicable Tax authority; and
(xxiii)   the Company did not apply for any tax benefits under the Law for the Encouragement of Capital Investments, 5719-1959.
(b)   The Company does not have (nor has it ever had) any (A) place of management, (B) branch, (C) office (or any other place of business), (D) operations or employees, (E) agent with binding authority, or (F) other activities, in each case that gives rise to a permanent establishment or taxable presence which has subjected it to any Tax obligation or to a requirement to file any Tax return in any country other than the country where the Company was organized.
(c)   The Company is not, nor at any time has it been, engaged in the conduct of a trade or business within the United States within the meaning of Section 864(b) or Section 882(a) of the Code, or considered to be so engaged under Section 882(d) or Section 897 of the Code or, if applicable, considered to have a U.S. permanent establishment as defined under any applicable or relevant bilateral income tax treaty or otherwise.
(d)   (i) The Company is not, nor has it ever been, a party to any Tax Sharing Agreement pursuant to which it will have any obligation to make any payments for Taxes after the Closing Date, (ii) the Company has never been a member of a group filing a consolidated, combined or unitary Tax Return, and (iii) the Company has no liability for the payment of any Tax imposed on any Person (other than the Company) as a transferee or successor.
(e)   The Company has never taken a position that could give rise to substantial understatement of income tax within the meaning of Section 6662 of the Code (or any corresponding provision of state, local or non-U.S. Tax Law) or has ever been a beneficiary or otherwise participated in any “reportable transaction” as defined in Code Section 6707A(c)(1)) and Treasury Regulation Section 1.6011-4(b)(1).
(f)   With the exception of Israeli VAT, the Company is not, nor is it required to be, registered as a taxable person for purpose of value added Taxes or any similar indirect Tax.
(g)   All of the Company IP that is owned by the Company is located in Israel for Tax purposes.
For purposes of this Section 2.16, each reference to the Company shall be deemed to include any Person that was liquidated into, merged with, or is otherwise a predecessor to, the Company.

2.17   Employee and Labor Matters; Benefit Plans.
(a)   Section 2.17(a) of the Company Disclosure Schedule is a list of all material Company Benefit Plans, including, without limitation, each Company Benefit Plan that provides for change in control, stay or retention, deferred compensation, incentive compensation, pension and severance benefits. “Company Benefit Plan” means each pension, profit sharing, bonus, incentive, equity or equity-based, phantom equity, employment (other than at-will employment offer letters or employment agreement on the Company’s standard form as may be amended from time to time and other than individual Company Options or other compensatory equity award agreements made pursuant to the Company’s standard forms, in which case only representative standard forms of such agreements shall be scheduled) and fringe benefit plan, program, agreement (including collective bargaining agreement and extension order), policy or arrangement (whether written or unwritten, but excluding statutory benefits or benefits mentioned in the Company’s standard form of employment agreement) for the benefit of any current or former employee, director, officer or independent contractor of the Company or any of its Subsidiaries or under which the Company or any of its Subsidiaries has any actual or contingent liability.
(b)   As applicable with respect to each material Company Benefit Plan, the Company has made available to Parent true and complete copies of each material Company Benefit Plan, including all amendments thereto, and in the case of an unwritten material Company Benefit Plan, a written description thereof, and all material correspondence to or from any Governmental Body with respect to each Company Benefit Plan.
(c)   Each Company Benefit Plan has been established, maintained, operated and administered in compliance in all material respects with its terms and all applicable Laws. Each Company Benefit Plan required to be funded is fully funded, and with respect to Company Plans that are not required by applicable Law to be so fully funded, adequate reserves therefor have been established on the Company Financials (except for severance pay that is fully funded, and full Section 14 Arrangements apply to all of the Company’s employees). No material liability or obligation of the Company or any of its Affiliates exists with respect to any Company Benefit Plan that has not been disclosed in Section 2.17(c) of the Company Disclosure Schedule. The Company does not have, and has never had, any employees in the United States.
(d)   To the Knowledge of the Company, there are no pending audits or investigations by any Governmental Body involving any Company Benefit Plan, and no pending or, to the Knowledge of the Company, threatened claims (except for individual claims for benefits payable in the normal operation of the Company Benefit Plans), suits or proceedings involving any Company Benefit Plan in any case except as would not be reasonably expected to result in material liability to the Company. The Company does not have any Company Benefit Plan that is maintained in the United States.
(e)   Neither the execution of, nor the performance of the Contemplated Transactions will either alone or in connection with any other event(s): (i) result in any material payment becoming due to any current or former employee, director, officer, or independent contractor of the Company, (ii) increase any material amount of compensation or benefits otherwise payable under any Company Benefit Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Company Benefit Plan, (iv) require any material contribution or payment to fund any obligation under any Company Benefit Plan or (v) limit the right to merge, amend or terminate any Company Benefit Plan.
(f)   Section 2.17(f) of the Company Disclosure Schedule sets forth the policy of the Company with respect to accrued vacation, accrued sick time and earned time off and the amount of such liabilities, including regarding bonuses to employees and independent contractors for the last two years, as of the date of this Agreement (in the case of accrued vacation, per employee for those who have more than 44 accrued days). The Company does not have and has not had a policy regarding the payment of bonuses.
(g)   The Company is not a party to, is not bound by, and does not have a duty to bargain under, any collective bargaining agreement or other Contract with a labor union, labor organization, or similar Person representing any of its employees, and to the Knowledge of the Company, there is no labor union, labor organization, or similar Person representing or purporting to represent or seeking to represent any employees of the Company. There is not and has not been in the past three years, nor is there or has there been in the past three years any threat of, any strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, or any similar activity or dispute, or, to the Knowledge of the Company, any union organizing activity, against the Company. No event has occurred, and no condition or circumstance exists, that might directly or indirectly be likely to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, any similar activity or dispute, or, to the Knowledge of the Company, any union organizing activity. The Company has paid all required payments, if any, that the Company has been requested to pay to any employers’ association or organization.
(h)   Section 2.17(h) of the Company Disclosure Schedule contains a list of all employees of the Company and its Subsidiaries along with the position, the monthly rate of salary of each such employee, whether such employee is full time or part time, is exempt or non-exempt from the Hours of Work and Rest Law, is on leave and if so, the type of leave and expected date of return, visa status (as applicable), date of hire, any incentive payment paid or payable in calendar year 2020 (and whether such incentive is cash or, if not, what other property is due), short-term or temporary basis, vacation entitlement and accrued vacation or paid time-off balance, car entitlement, sick leave entitlement and accrual (if any), and recuperation pay entitlement and accrual, pension entitlements and provident funds (including manager’s insurance, pension fund, education fund and health fund), their respective contribution rates for each component (e.g., severance component, pension savings and disability insurance) and the salary basis for such contributions, severance entitlements (including whether such employee, to the extent employed in the State of Israel, is subject to a Section 14 arrangement under the Severance Pay Law, 5723-1963 (the “Israeli Severance Pay Law” and “Section 14 Arrangement”), and, to the extent such employee is subject to such a Section 14 Arrangement, an indication of whether such arrangement (or other applicable pension arrangement) has been applied to such person from the commencement date of their employment and on the basis of their entire salary including other compensation (e.g., commission), main work location, notice period entitlement, and any other material compensation payable to such employee. Neither the Company nor its Subsidiaries is delinquent in payments to any employees for wages, salaries, commissions or bonuses for services performed as of the date hereof or amounts required by applicable Law to be reimbursed to such employees. The consummation of the Contemplated Transactions will not give rise to any liability of the Company or any of its Subsidiaries for payments related to severance, termination, bonus, accrued vacation or personal time, accrued days of sick pay or any similar payment. No current employee of the Company or any of its Affiliates is or was, during the period of such employment or other service, based in or resident of the United States.
(i)   Section 2.17(i) of the Company Disclosure Schedule contains a list of each individual who currently renders services to Company as an independent contractor or consultant (collectively, the “Company Contractors”) and the Company has made available to Parent true and complete copies of each Company Contractors agreement and the last 3 months invoices. The Company has accurately classified each such Company Contractor or former Company Contractor as an independent contractor under all applicable Laws (including for purposes of Taxes and Tax reporting and under the Company Benefit Plans). Except as set forth in Section 2.17(i) of the Company Disclosure Schedule, each Company Contractor can be terminated on notice of thirty days or less to the Company Contractor. According to the Company Contractors’ agreements with the Company, no Company Contractor is entitled to any rights under the applicable labor laws. All current and former Company Contractors have received all their rights to which they are and were entitled according to any applicable Law or Contract with the Company.
(j)   The Company is not delinquent in payments to any employees for wages, salaries, commissions or bonuses for services performed as of the date hereof or amounts required by applicable Law to be reimbursed to such employees. The employment seniority for each employee for any employment purposes began as of the date of hire and prior to such date no employment relations existed between any employee and the Company for any matter or purpose. The Company has withheld, paid and reported all amounts required by the Ordinance, the National Insurance Law [Consolidated Version], 5755-1995, and the National Health Insurance Law, 5754-1994 regarding its current and former employees and Company Contractors.

(k)   The Company is, and since January 1, 2017 has been, in material compliance with all applicable Laws and agreements (including collective bargaining agreements and extension orders) respecting labor (including consultants), employment, employment practices, and terms and conditions of employment, including proper classification of independent contractors as not being employees. There are no actions, suits, claims, charges, lawsuits, investigations, audits or administrative matters pending or, to the Knowledge of the Company, threatened or reasonably anticipated against the Company relating to any employee, applicant for employment, consultant, employment agreement or Company Benefit Plan (other than routine claims for benefits).
(l)   There is not and has not been in the past three years, nor is there or has there been in the past three years any threat of, any material claim, charge, grievance or Legal Proceeding against the Company brought by or on behalf of any current or former applicant, employee, independent contractor, subcontractor, leased employee, volunteer, or temporary employee of the Company, alleging violation of any applicable employment Law, agreement or any other claim arising out of such Person’s employment, application for employment or termination of employment, consulting or other relationship with the Company.
(m)   At all times since January 1, 2017, the Company has not engaged any employees whose employment would require special licenses or permits by the Company.
(n)   The Company’s obligations to provide statutory severance pay to its Israeli employees pursuant to the Israeli Severance Pay Law are fully funded in accordance with Section 14 Arrangements and it is and was implemented properly, from the commencement date of each employee’s employment and on the basis of 8.33% of the employee’s entire salary.
(o)   The Company has not been and is not subject to, and none of its employees or consultants benefits from, any collective agreement, extension order (tzavei harchave) or any general contract or arrangement with respect to employment or termination of employment, except those extension orders that apply to all Israeli companies generally.
(p)   Each employee of the Company is a party to a confidentiality, non-competition and protection of intellectual property agreement with the Company; copies of such agreements have previously been delivered, or made available, to Parent.
(q)   No group of employees has notified the Company of its intent, or, to the Knowledge of the Company, has any plans, to terminate employment with the Company.
(r)   The Company does not have unsatisfied obligations of any nature to any of its former employees or consultants.
2.18   Environmental Matters. The Company is, and since January 1, 2017 has been, in compliance with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in such compliance that, either individually or in the aggregate, would not reasonably be expected to be material to the Company or its business. The Company has not received since January 1, 2017 (or prior to that time, which is pending and unresolved), any written notice or other communication (in writing or otherwise), whether from a Governmental Body or other Person, that alleges that the Company is not in compliance with or has liability pursuant to any Environmental Law and, to the Knowledge of the Company, there are no circumstances that would reasonably be expected to prevent or interfere with the Company’s compliance in any material respects with any Environmental Law, except where such failure to comply would not reasonably be expected to be material to the Company or its business. No current or (during the time a prior property was leased or controlled by the Company) prior property leased or controlled by the Company has had a release of or exposure to Hazardous Materials in material violation of or as would reasonably be expected to result in any material liability of the Company pursuant to Environmental Law. No consent, approval or Governmental Authorization of or registration or filing with any Governmental Body is required by Environmental Laws in connection with the execution and delivery of this Agreement or the consummation of the Contemplated Transactions. Prior to the date hereof, the Company has provided or otherwise made available to Parent true and correct copies of all material environmental reports, assessments, studies and audits in the possession or control of the Company with respect to any property leased or controlled by the Company or any business operated by it.
2.19   Insurance. The Company has delivered or made available to Parent accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company. Each of such insurance policies is in full force and effect and the Company is in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2017, the Company has not received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. The Company has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding that is currently pending against the Company for which the Company has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed the Company of its intent to do so.
2.20   No Financial Advisors. Except as set forth on Section 2.20 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company.
2.21   Transactions with Affiliates.
(a)   Section 2.21(a) of the Company Disclosure Schedule describes any material transactions or relationships, since January 1, 2017, between, on one hand, the Company and, on the other hand, any: (i) executive officer or director of the Company or, to the Knowledge of the Company, any of such executive officer’s or director’s immediate family members, (ii) owner of more than 5% of the voting power of the outstanding Company Share Capital or (iii) to the Knowledge of the Company, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Company) in the case of each of sub-limb (i), (ii) or (iii) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.
(b)   Section 2.21(b) of the Company Disclosure Schedule lists each shareholders’ agreement, voting agreement, registration rights agreement, co-sale agreement or other similar Contract between the Company and any holders of Company Share Capital, including any such Contract granting any Person investor rights, rights of first refusal, rights of first offer, registration rights, director designation rights or similar rights (collectively, the “Investor Agreements”).
2.22   Anti-Bribery. Neither of the Company nor any of its directors, officers, employees or, to the Company’s Knowledge, agents or any other Person acting on their behalf has directly or indirectly made any bribes, rebates, payoffs, influence payments, kickbacks, illegal payments, illegal political contributions, or other payments, in the form of cash, gifts, or otherwise, or taken any other action, in violation of the Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010, Sections 291 and 291A of the Israeli Penal Law, 5737-1977 or any other anti-bribery or anti-corruption Law (collectively, the “Anti-Bribery Laws”). The Company is not and has never been the subject of any investigation or inquiry by any Governmental Body with respect to potential violations of Anti-Bribery Laws.
2.23   Disclaimer of Other Representations or Warranties. Except as set forth in this Section 2 or in any certificate delivered by the Company to Parent and/or Merger Sub pursuant to this Agreement, the Company makes no representation or warranty, express or implied, at law or in equity, with respect to it or any of its assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed.
3.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Subject to Section 10.13(h), except: (i) as set forth in the disclosure schedule delivered by Parent to the Company (the “Parent Disclosure Schedule”) or (ii) as disclosed in the Parent SEC Documents filed with the SEC prior to the date hereof and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system (but: (x) without giving effect to any amendment thereof filed with, or furnished to the

SEC on or after the date hereof and (y) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), Parent and Merger Sub represent and warrant to the Company as follows:
3.1   Due Organization; No Subsidiaries.
(a)   Each of Parent and Merger Sub is a limited company duly incorporated and validly existing under the Laws of the State of Israel, is not a “breaching company” under the Companies Law, and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used; and (iii) to perform its obligations under all Contracts by which it is bound, except where the failure to have such power or authority would not reasonably be expected to prevent or materially delay the ability of Parent and Merger Sub to consummate the Contemplated Transactions. Since the date of its incorporation, Merger Sub has not engaged in any activities other than activities incident to its formation or in connection with or as contemplated by this Agreement.
(b)   Parent is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Parent Material Adverse Effect.
(c)   The Parent has no Subsidiaries, except for the Entities identified in Section 3.1(c) of the Parent Disclosure Schedule; and neither the Parent nor any of the Entities identified in Section 3.1(c) of the Company Disclosure Schedule owns any share capital of, or any equity, ownership or profit sharing interest of any nature in, or controls directly or indirectly, any other Entity other than the Entities identified in Section 3.1(c) of the Parent Disclosure Schedule. Each of the Parent’s Subsidiaries is a corporation or other legal entity duly organized, validly existing and, if applicable, in good standing under the Laws of the jurisdiction of its organization and has all necessary corporate or other power and authority to conduct its business in the manner in which its business is currently being conducted and to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used, except where the failure to have such power or authority would not be reasonably expected to have a Parent Material Adverse Effect.
(d)   Neither the Parent nor any of its Subsidiaries is or has otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Neither the Parent nor any of its Subsidiaries has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Neither the Parent nor any of its Subsidiaries has, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.
3.2   Organizational Documents. Parent has made available to the Company accurate and complete copies of Parent’s and Merger Sub’s Organizational Documents in effect as of the date of this Agreement. Neither Parent nor Merger Sub is in material breach or violation of its respective Organizational Documents.
3.3   Authority; Binding Nature of Agreement. Each of Parent and each of its Subsidiaries (including Merger Sub) has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and, subject, with respect to Parent, to receipt of the Required Parent Shareholder Vote and, with respect to Merger Sub, the adoption of this Agreement by Parent in its capacity as sole shareholder of Merger Sub, to perform its obligations hereunder and to consummate the Contemplated Transactions. The Parent Board (at meetings duly called and held) has: (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Parent and its shareholders; (ii) authorized, approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of Parent ADSs to the shareholders of the Company pursuant to the terms of this Agreement and the treatment of the Company Options pursuant to this Agreement; and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the shareholders of Parent vote to approve this Agreement and the Contemplated Transactions, including the issuance of Parent ADSs to the shareholders of the Company pursuant to the terms of this Agreement. The Merger Sub Board (by unanimous written consent) has: (x) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Merger Sub and its sole shareholder; (y) deemed advisable and approved this Agreement and the Contemplated Transactions; and (z) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the sole shareholder of Merger Sub vote to adopt this Agreement and thereby approve the Contemplated Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions. Prior to the execution of the Parent Shareholder Support Agreements, the Parent Board approved the Parent Shareholder Support Agreements and the transactions contemplated thereby.
3.4   Vote Required. The affirmative vote of a majority of the votes cast by the holders of the outstanding Parent Ordinary Shares is the only vote of the holders of any class or series of Parent’s outstanding share capital necessary to approve the proposals in Section 5.3(a) (the “Required Parent Shareholder Vote”).
3.5   Non-Contravention; Consents. Subject to obtaining the Required Parent Shareholder Vote and the filing of the Merger Proposal with the Companies Registrar and all such other notices or filings required under the Companies Law with respect to the consummation of the Merger and the issuance of the Certificate of Merger by the Companies Registrar, neither: (i) the execution, delivery or performance of this Agreement by Parent or Merger Sub, nor (ii) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):
(a)   contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of Parent or Merger Sub;
(b)   contravene, conflict with or result in a violation of, or give any Governmental Body the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which Parent or Merger Sub, or any of the assets owned or used by Parent or any of its Subsidiaries (including Merger Sub), is subject, except as would not reasonably be expected to be material to Parent or its business;
(c)   contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Parent or any of its Subsidiaries, except as would not reasonably be expected to be material to Parent or its business;
(d)   contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Parent Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Parent Material Contract; (ii) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Parent Material Contract; (iii) accelerate the maturity or performance of any Parent Material Contract; or (iv) cancel, terminate or modify any term of any Parent Material Contract, except in the case of any non-material breach, default, penalty or modification; or
(e)   result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Parent or any of its Subsidiaries (except for Permitted Encumbrances).
Except for: (i) the filing of the Merger Proposal with the Companies Registrar and all such other notices or filings required under the Companies Law with respect to the consummation of the Merger and the issuance of the Certificate of Merger by the Companies Registrar, (ii) the Parent IIA Notice and (iii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities Laws, neither the Parent nor any of its Subsidiaries is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the Contemplated Transactions, which if individually or in the aggregate were not given or obtained, would reasonably be expected to prevent or materially delay the ability of Parent and

Merger Sub to consummate the Contemplated Transactions. No takeover statute or regulation is applicable to this Agreement, the Merger or any of the other Contemplated Transactions.
3.6   Capitalization.
(a)   The registered Parent Share Capital is 500,000,000 Parent Ordinary Shares, of which 37,099,352 Parent Ordinary Shares have been issued and are outstanding as of the close of business on the Business Day immediately preceding the date of this Agreement. Parent does not hold any of its share capital in its treasury. Section 3.6(a) of the Parent Disclosure Schedule lists, as of the date of this Agreement: (1) each holder of issued and outstanding Parent Warrants, (2) the number and type of shares subject to each Parent Warrant, (3) the exercise price of each Parent Warrant and (4) the termination date of each Parent Warrant.
(b)   All of the outstanding Parent Ordinary Shares have been duly authorized and validly issued, and are fully paid and nonassessable. None of the outstanding Parent Ordinary Shares is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding Parent Ordinary Shares is subject to any right of first refusal in favor of Parent. Except as contemplated herein, there is no Parent Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any Parent Ordinary Shares. Parent is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding Parent Ordinary Shares or other securities. Section 3.6(b) of the Parent Disclosure Schedule accurately and completely lists all repurchase rights held by the Parent with respect to shares of Parent Share Capital (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable.
(c)   Except for the Parent Share Plans, Parent does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the date of this Agreement, Parent has reserved 8,762,832 Parent Ordinary Shares for issuance under the Parent Share Plans, of which no shares have been issued and are currently outstanding, 1,670,933 shares have been reserved for issuance upon exercise of Parent Options previously granted and currently outstanding under the Parent Share Plans, no shares have been reserved for issuance upon the settlement of Parent RSUs granted under the Parent Share Plans that are outstanding as of the date of this Agreement and 6,197,531 shares remain available for future issuance pursuant to the Parent Share Plans. All Parent Options granted under Section 102 of the Ordinance were duly and timely deposited with the 102 Trustee in accordance with the provisions of Section 102 of the Ordinance. Section 3.6(c) of the Parent Disclosure Schedule sets forth the following information with respect to each Parent Option outstanding as of the date of this Agreement: (i) the name of the optionee; (ii) the number of Parent Ordinary Shares subject to such Parent Option at the time of grant; (iii) the number of Parent Ordinary Shares subject to such Parent Option as of the date of this Agreement; (iv) the exercise price of such Parent Option; (v) the date on which such Parent Option was granted; (vi) the applicable vesting schedule, including the number of vested and unvested shares as of the date of this Agreement and any acceleration provisions; (vii) the date on which such Parent Option expires; and (viii) (A) the Tax route under which such Parent Option was granted and is currently intended to qualify (pursuant to Section 102 or Section 3(i) of the Ordinance), and (B) for Parent 102 Options, the date of the applicable corporate approval and the date of deposit of the respective award agreement with the 102 Trustee. The Parent has made available to Company an accurate and complete copy of the Parent Plan and all stock option agreements evidencing outstanding options granted thereunder. Except as set forth in Section 3.6(c) of the Parent Disclosure Schedule, no vesting of Parent Options will accelerate in connection with the closing of the Contemplated Transactions.
(d)   Except for the Parent Warrants, the Parent Share Plans, including the Parent Options and the Parent RSUs, and as otherwise set forth on Section 3.6(d) of the Parent Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire shares or other securities of Parent or any of its Subsidiaries; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares or other securities of Parent or any of its Subsidiaries; or (iii) condition or circumstance that is reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such

Person is entitled to acquire or receive any shares or other securities of Parent or any of its Subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Parent or any of its Subsidiaries.
(e)   All outstanding Parent Ordinary Shares, Parent ADSs, Parent Options, Parent RSUs, Parent Warrants and other securities of Parent have been issued and granted in material compliance with: (i) all applicable securities Laws and other applicable Law, and (ii) all requirements set forth in applicable Contracts.
(f)   The Shavit Waiver legally binds all of the investors and warrant holders that invested pursuant to the Securities Purchase Agreement dated as of March 28, 2018 by and between the Parent and the investors listed therein, and is enforceable against such investors and all warrant holders and their Permitted Transferees (as defined in such Securities Purchase Agreement) and the Parent in accordance with its terms. The Shavit Waiver and the transactions contemplated thereby were duly approved by all required corporate approvals of the Parent. As of the Closing, all of the Parent’s outstanding warrants shall be duly exercised in accordance with the Shavit Waiver terms and conditions.
(g)   The Chemomab Warrants legally bind the Parent, and are enforceable against the Parent in accordance with their terms. The Chemomab Warrants and the transactions contemplated thereby were duly approved by all required corporate approvals of the Parent.
3.7   SEC Filings; Financial Statements.
(a)   Parent has delivered or made available to the Company accurate and complete copies of all registration statements, proxy statements, Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by Parent with the SEC since January 1, 2018 (the “Parent SEC Documents”), other than such documents that can be obtained on the SEC’s website at www.sec.gov. All material statements, reports, schedules, forms and other documents required to have been filed by Parent or its officers with the SEC have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and, as of the time they were filed, none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The certifications and statements required by: (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Parent SEC Documents (collectively, the “Certifications”) are accurate and complete and comply as to form and content with all applicable Laws. As used in this Section 3.7, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC. Parent has made available to the Company true and complete copies of all correspondence, other than transmittal correspondence, between the SEC, on the one hand, and Parent, on the other, since January 1, 2018, including all SEC comment letters and responses to such comment letters by or on behalf of Parent other than such documents that can be obtained on the SEC’s website at www.sec.gov. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC or Nasdaq with respect to the Parent SEC Documents. To the Knowledge of Parent, none of the Parent SEC Documents is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or internal investigations pending or threatened, including with regard to any accounting practices of Parent.
(b)   The financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, except as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present, in all material respects, the financial position of Parent as of the respective dates thereof and the results of operations and cash flows of Parent for the periods covered thereby. Other than as expressly disclosed in the Parent SEC Documents filed prior to the date hereof, there has been no material change in Parent’s accounting methods or principles that would be required to be disclosed in Parent’s financial statements in accordance with GAAP.
(c)   Parent’s auditor has at all times since its retention by Parent been: (i) to the Knowledge of Parent, a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) to the Knowledge of Parent, “independent” with respect to Parent within the meaning of Regulation S-X under the Exchange Act; and (iii) to the Knowledge of Parent, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder with respect to services provided to Parent.
(d)   Parent is in compliance in all material respects with the applicable current listing and governance rules and regulations of Nasdaq. Except as set forth in Section 3.7(d) of the Parent Disclosure Schedule, from January 1, 2018 through the date hereof, Parent has not received any correspondence from Nasdaq or the staff thereof relating to the delisting or maintenance of listing of the Parent ADSs on the Nasdaq Capital Market.
(e)   Since January 1, 2018, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer or chief financial officer of Parent, the Parent Board of Directors or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.
(f)   Parent maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurance: (i) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (ii) that receipts and expenditures are made only in accordance with authorizations of management and the Parent Board and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s assets that could have a material effect on Parent’s financial statements. Parent has evaluated the effectiveness of Parent’s internal control over financial reporting as of September 30, 2020, and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. Parent has disclosed, based on its most recent evaluation of internal control over financial reporting, to Parent’s auditors and audit committee (and made available to the Company a summary of the significant aspects of such disclosure): (A) all significant deficiencies, if any, in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (B) any known fraud that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. Parent has not identified, based on its most recent evaluation of internal control over financial reporting, any material weaknesses in the design or operation of Parent’s internal control over financial reporting.
(g)   Parent maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are reasonably designed to ensure that information required to be disclosed by Parent in the periodic reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the required time periods, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the Certifications.
3.8   Absence of Changes. Except as set forth on Section 3.8 of the Parent Disclosure Schedule, between the date of the Parent Balance Sheet and the date of this Agreement, Parent and its Subsidiaries have conducted their business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) Parent Material Adverse Effect or (b) action, event or occurrence that would have required the consent of the Company pursuant to Section 4.1(b) had such action, event or occurrence taken place after the execution and delivery of this Agreement.
3.9   Absence of Undisclosed Liabilities. As of the date hereof, neither the Parent nor any of its Subsidiaries has any Liability, individually or in the aggregate, whether or not of a type required to be recorded or reflected on a balance sheet or disclosed in the footnotes thereto under GAAP except for: (a) Liabilities disclosed, reflected or reserved against in the Parent Balance Sheet; (b) Liabilities that have been incurred by Parent since the date of the Parent Balance Sheet in the Ordinary Course of Business; (c) Liabilities for performance of obligations of Parent under Parent Contracts; (d) Liabilities incurred in connection with the Contemplated Transactions; (e) Liabilities which would not, individually or in the aggregate, reasonably be expected to be material to Parent; and (f) Liabilities described in Section 3.9 of the Parent Disclosure Schedule. For the avoidance of doubt, all such Liabilities (including those excluded under sub-paragraphs (a) through (f) above), shall be fully repaid, satisfied or canceled prior to Closing.
3.10   Title to Assets. Each of the Parent and its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all tangible assets reflected on the Parent Balance Sheet; and (b) all other tangible assets reflected in the books and records of Parent or any of its Subsidiaries as being owned by Parent or such Subsidiary. All of such assets are owned or, in the case of leased assets, leased by Parent free and clear of any Encumbrances, other than Permitted Encumbrances.
3.11   Real Property; Leasehold. Neither the Parent nor any of its Subsidiaries owns or has ever owned any real property. Parent has made available to the Company: (i) an accurate and complete list of all real properties with respect to which Parent directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by Parent or any of its Subsidiaries, and (ii) copies of all leases under which any such real property is possessed (the “Parent Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder. Parent’s use and operation of each such leased property conforms to all applicable Laws in all material respects, and Parent has exclusive possession of each such leased property and has not granted any occupancy rights to tenants or licensees with respect to such leased property. In addition, each such leased property is free and clear of all Encumbrances other than Permitted Encumbrances.
3.12   Intellectual Property.
(a)   Section 3.12(a) of the Parent Disclosure Schedule identifies: (i) the name of the applicant/registrant, (ii) the jurisdiction and date of application/registration, (iii) the application or registration number and (iv) any other co-owners, for each item of material Registered IP owned in whole or in part by Parent or its Subsidiaries. To the Knowledge of Parent, each of the patents and patent applications included in the material Registered IP properly identifies by name each and every inventor of the inventions claimed therein as determined in accordance with applicable Laws of the United States. As of the date of this Agreement, no interference, opposition, reissue, reexamination, inter partes review, post-grant review or other proceeding of any nature (other than initial examination proceedings) is pending or, to the Knowledge of Parent, threatened in writing, in which the scope, validity, enforceability or ownership of any Registered IP listed on Section 3.12(a) of the Parent Disclosure Schedule is being or has been contested or challenged.
(b)   Parent or any of its Subsidiaries owns all right, title and interest in and to all material Parent IP (other than as disclosed on Section 3.12(a) of the Parent Disclosure Schedule), free and clear of all Encumbrances other than Permitted Encumbrances. Each Parent Associate involved in the creation or development of any material Parent IP, pursuant to such Parent Associate’s activities on behalf of Parent or any of its Subsidiaries, has signed a written agreement containing an assignment of such Parent Associate’s rights in such Parent IP to Parent and confidentiality provisions protecting the Parent IP.
(c)   Except as set forth on Section 3.12(c) of Parent Disclosure Schedule, no funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution has been used to create Parent IP, except for any such funding or use of facilities or personnel that does not result in such Governmental Body or institution obtaining ownership rights to such Parent IP or the right to receive royalties for the practice of such Parent IP.
(d)   Parent has made available to the Company accurate and complete copies of (i) all applications and material correspondence submitted or received by the Parent or any of its Subsidiaries to or from the IIA or to or from any other Governmental Body in connection with a Governmental Grant or application therefor, and (ii) all certificates of approval and letters of approval (and supplements or amendments thereto) and certificates of completion issued to the Parent or any of its Subsidiaries by the IIA or any other such Governmental Body in connection with a Governmental Grant or application therefor. In each application or report submitted by or on behalf of the Parent or any of its Subsidiaries, all information required by such application or report has been disclosed accurately and completely, in all material respects, and the Parent has not made any misstatements of fact or disclosures that are not accurate or complete. Section 3.12(d) of the Parent Disclosure Schedule sets forth (x) the rate of royalties and maximum amount of royalties Parent or any of its Subsidiaries is required to pay to the IIA; (y) the aggregate amount of each payment or transfer made on account of each Governmental Grant; and (z) the aggregate outstanding monetary obligations of the Parent or any of its Subsidiaries under each Governmental Grant with respect to royalties or other payments. Except for undertakings set forth in letters of approvals provided under any applicable Israeli law, there are no undertakings on the part of the Parent or any of its Subsidiaries that were given in connection with any Governmental Grant by the Parent or any of its Subsidiaries. Parent and its Subsidiaries are in compliance in all material respects with the terms, conditions, requirements and criteria of all Governmental Grants (including any reporting requirements) and the Laws and guidelines applicable thereto and have duly fulfilled all conditions, undertakings and other material obligations relating thereto and do not have any monetary debts to the IIA or any Governmental Body. There is no outstanding requirement that Parent or any of its Subsidiaries return or refund any benefits provided under any Governmental Grant. No Governmental Grant imposes any restriction on Parent’s or any of its Subsidiaries’ use of any Parent IP or gives the IIA or any Governmental Body any rights in any Parent IP other than pursuant to the express provisions of the certificates of approval of the Governmental Grants set forth on Section 3.12(d) of the Parent Disclosure Schedule or the Innovation Law. Neither the Parent nor any of its Subsidiaries has, prior to the date of this Agreement, transferred any Parent IP that was developed with the support of IIA funding or in consequence thereof outside of Israel. No claim or challenge has been made by any Governmental Body with respect to the entitlement of the Parent or any of its Subsidiaries to any Governmental Grant or the compliance with the terms, conditions, obligations or laws relating to the Governmental Grants.
(e)   Section 3.12(d) of the Parent Disclosure Schedule sets forth each license agreement pursuant to which Parent or any of its Subsidiaries: (i) is granted a license under any material Intellectual Property Right owned by any third party that is used by Parent or any of its Subsidiaries in its business as currently conducted (each a “Parent In-bound License”) or (ii) grants to any third party a license under any material Parent IP or material Intellectual Property Right licensed to Parent under a Parent In-bound License (each a “Parent Out-bound License”) (provided that Parent In-bound Licenses shall not include material transfer agreements, services agreements, non-disclosure agreements, commercially available software-as-a-service offerings, off-the-shelf software licenses or generally available patent license agreements entered into in the Ordinary Course of Business; and Parent Out-bound Licenses shall not include material transfer agreements, services agreements, non-disclosure agreements, or non-exclusive outbound licenses entered into in the Ordinary Course of Business).
(f)   To the Knowledge of Parent, (i) the operation of the business of Parent or any of its Subsidiaries as currently conducted does not infringe any valid and enforceable Registered IP or misappropriate or otherwise violate any Intellectual Property Right owned by any other Person; and (ii) no other Person is infringing, misappropriating or otherwise violating any Parent IP or any Intellectual Property Rights exclusively licensed to Parent or any of its Subsidiaries. As of the date of this Agreement, no Legal Proceeding is pending (or, to the Knowledge of Parent, is threatened in writing) (A) against Parent or any of its Subsidiaries alleging that the operation of the business of Parent or any of its Subsidiaries infringes or constitutes the misappropriation or other violation of any Intellectual Property Rights of another Person or (B) by Parent or any of its Subsidiaries alleging that another Person has infringed, misappropriated or otherwise violated any of Parent IP or any Intellectual Property

Rights exclusively licensed to Parent or any of its Subsidiaries. Since January 1, 2017, Parent has not received any written notice or other written communication alleging that the operation of the business of Parent or any of its Subsidiaries infringes or constitutes the misappropriation or other violation of any Intellectual Property Right of another Person.
(g)   None of Parent IP or, to the Knowledge of Parent, any material Intellectual Property Rights exclusively licensed to Parent is subject to any pending or outstanding injunction, directive, order, judgment or other disposition of dispute that adversely and materially restricts the use, transfer, registration or licensing by Parent of any such Parent IP or material Intellectual Property Rights exclusively licensed to Parent or its Subsidiaries.
(h)   To the Knowledge of Parent, the Parent, its Subsidiaries, and the operation of Parent’s and its Subsidiaries’ business are in substantial compliance with all Laws pertaining to data privacy and data security of Sensitive Data, except to the extent that such noncompliance has not and would not reasonably be expected to have a Parent Material Adverse Effect. To the Knowledge of Parent, since January 1, 2017, there have been: (i) no material losses or thefts of data or security breaches relating to Sensitive Data used in the business of Parent or its Subsidiaries, (ii) no violations of any security policy of Parent or its Subsidiaries regarding any such Sensitive Data, (iii) no unauthorized access or unauthorized use of any Sensitive Data used in the business of Parent or its Subsidiaries and (iv) no unintended or improper disclosure of any personally identifiable information in the possession, custody or control of Parent or its Subsidiaries or a contractor or agent acting on behalf of Parent or its Subsidiaries, in each case of (i) through (iv), except as would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.
3.13   Agreements, Contracts and Commitments.
(a)   Section 3.13 of the Parent Disclosure Schedule identifies each Parent Contract that is in effect as of the date of this Agreement (other than any Parent Benefit Plan) and:
(i)   is a material contract as defined in Item 601(b)(10) of Regulation S-K as promulgated under the Securities Act;
(ii)   is an agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;
(iii)   contains (A) any covenant limiting the freedom of Parent to engage in any line of business or compete with any Person, (B) any most-favored pricing arrangement, (C) any exclusivity provision, or (D) any non-solicitation provision;
(iv)   relates to capital expenditures and requiring payments after the date of this Agreement in excess of $25,000 pursuant to its express terms and not cancelable without penalty;
(v)   relates to the disposition or acquisition of material assets or any ownership interest in any Entity;
(vi)   relates to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit or creating any material Encumbrances with respect to any assets of Parent or its Subsidiaries or any loans or debt obligations with officers or directors of Parent or its Subsidiaries;
(vii)   requires payment by or to Parent or its Subsidiaries after the date of this Agreement in excess of $25,000 pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions); (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of Parent or its Subsidiaries; (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which Parent or its Subsidiaries has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which Parent has continuing obligations to develop any Intellectual Property Rights that will not be owned, in whole or in part, by Parent or its Subsidiaries; or (D) any Contract to license any third party to manufacture or produce any product, service or technology of Parent or any Contract to sell, distribute or commercialize any products or service of Parent or its Subsidiaries, in each case, except for Contracts entered into in the Ordinary Course of Business;
(viii)   is with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to Parent or its Subsidiaries in connection with the Contemplated Transactions;
(ix)   is a Parent Real Estate Lease;
(x)   is a Contract with any Governmental Body;
(xi)   is a Parent Out-bound License or Parent In-bound License;
(xii)   any Parent Investor Agreement;
(xiii)   is a Contract containing any royalty, dividend or similar arrangement based on the revenues or profits of Parent or its Subsidiaries; or
(xiv)   is any other Contract that is not terminable at will (with no penalty or payment) by Parent and (A) which involves payment or receipt by Parent after the date of this Agreement under any such agreement, contract or commitment of more than $25,000 in the aggregate, or obligations after the date of this Agreement in excess of $25,000 in the aggregate, or (B) that is material to the business or operations of Parent and its Subsidiaries, taken as a whole.
(b)   Parent has delivered or made available to the Company accurate and complete copies of all Contracts to which Parent or its Subsidiaries is a party or by which it is bound of the type described in the foregoing clauses (a)-(m) (any such Contract, a “Parent Material Contract”). There are no Parent Material Contracts that are not in written form. Neither the Parent nor any of its Subsidiaries nor, to Parent’s Knowledge, as of the date of this Agreement, has any other party to a Parent Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Parent Material Contract in such manner as would permit any other party to cancel or terminate any such Parent Material Contract, or would permit any other party to seek damages which would reasonably be expected to be material to Parent or any of its Subsidiaries or its business. As to Parent and any of its Subsidiaries, as of the date of this Agreement, each Parent Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any Parent Material Contract to change, any material amount paid or payable to Parent under any Parent Material Contract or any other material term or provision of any Parent Material Contract.
3.14   Compliance; Permits.
(a)   Parent and each of its Subsidiaries are in compliance in all material respects with all U.S., Israeli and other applicable Laws, including the FDA regulations adopted thereunder, and any other similar Law administered or promulgated by the FDA or other Drug Regulatory Agency, except for any noncompliance, either individually or in the aggregate, which would not be material to Parent. No investigation, claim, suit, proceeding, audit or other action by any Governmental Body is pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries. There is no agreement, judgment, injunction, order or decree binding upon Parent or any of its Subsidiaries which: (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent or any of its Subsidiaries, any acquisition of material property by Parent or the conduct of business by Parent or any of its Subsidiaries as currently conducted, (ii) is reasonably likely to have an adverse effect on Parent’s or any of its Subsidiaries’ ability to comply with or perform any covenant or obligation under this Agreement, or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.
(b)   Parent and its Subsidiaries hold all required Governmental Authorizations which are material to the operation of the business of Parent and its Subsidiaries as currently conducted (the “Parent Permits”). Section 3.14(b) of the Parent Disclosure Schedule identifies each Parent Permit. Parent and its Subsidiaries are in material compliance with the terms of the Parent Permits. No Legal Proceeding is pending or, to the Knowledge of Parent, threatened, which seeks to revoke, limit, suspend, or materially modify any Parent Permit.
(c)   There are no proceedings pending or, to the Knowledge of the Parent, threatened with respect to an alleged material violation by the Parent or any of its Subsidiaries of the FDCA, FDA regulations adopted thereunder, the Public Health Service Act or any other similar Law administered or promulgated by any Drug Regulatory Agency.
(d)   All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, Parent or its Subsidiaries, or in which Parent or its Subsidiaries or its respective current products or product candidates have participated, were and, if still pending, are being conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance in all material respects with the applicable regulations of any applicable Drug Regulatory Agency and other applicable Law, including 21 C.F.R. Parts 50, 54, 56, 58 and 312. Since January 1, 2017, Parent or its Subsidiaries has not received any written notices, correspondence, or other written communications from any Drug Regulatory Agency requiring, or to the Knowledge of Parent threatening to initiate, the termination or suspension of any clinical studies conducted by or on behalf of, or sponsored by, Parent or its Subsidiaries or in which Parent or its current products or product candidates have participated.
(e)   Neither Parent nor any of its Subsidiaries is the subject of any pending or, to the Knowledge of Parent, threatened investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To the Knowledge of Parent, neither the Parent nor any of its Subsidiaries has not committed any acts, made any statement, or has not failed to make any statement, in each case in respect of its business or products that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto. None of the Parent, any of its Subsidiaries or any of their respective officers, employees or agents has been convicted of any crime or engaged in any conduct that could result in a debarment or exclusion: (i) under 21 U.S.C. Section 335a or (ii) any similar applicable Law. No debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or, to the Knowledge of Parent, threatened against Parent, any of its Subsidiaries or any of their respective officers, employees or agents.
(f)   Parent and its Subsidiaries are in compliance in all material respects with all applicable Laws relating to patient, medical or individual health information, including HIPAA, including the standards for the privacy of Individually Identifiable Health Information at 45 C.F.R. Parts 160 and 164, Subparts A and E, the standards for the protection of Electronic Protected Health Information set forth at 45 C.F.R. Part 160 and 45 C.F.R. Part 164, Subpart A and Subpart C, the standards for transactions and code sets used in electronic transactions at 45 C.F.R. Part 160, Subpart A and Part 162, and the standards for Breach Notification for Unsecured Protected Health Information at 45 C.F.R. Part 164, Subpart D, all as amended from time to time. Parent and its Subsidiaries have entered into, where required, and are in compliance in all material respects with the terms of all Business Associate Agreements to which Parent or a Subsidiary is a party or otherwise bound. Neither the Parent nor any of its Subsidiaries has received written notice from the Office for Civil Rights for the U.S. Department of Health and Human Services or any other Governmental Body of any allegation regarding its failure to comply with HIPAA or any other state law or regulation applicable to the protection of individually identifiable health information or personally identifiable information. No successful “Security Incident,” “Breach of Unsecured Protected Health Information” or breach of personally identifiable information under applicable state or federal laws have occurred with respect to information maintained or transmitted to Parent or an agent or third party subject to a Business Associate Agreement with Parent or any of its Subsidiaries. Parent is currently submitting, receiving and handling or is capable of submitting receiving and handling transactions in accordance with the Standard Transaction Rule. All capitalized terms in this Section 3.14(f) not otherwise defined in this Agreement shall have the meanings set forth under HIPAA.
3.15   Legal Proceedings; Orders.
(a)   As of the date of this Agreement, there is no material pending Legal Proceeding and, to the Knowledge of Parent, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves (A) Parent or any of its Subsidiaries, (B) any Parent Associate (in his or her capacity as such) or (C) any of the material assets owned or used by Parent or any of its Subsidiaries; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.
(b)   Except as set forth in Section 3.15(b) of the Parent Disclosure Schedule, since January 1, 2017, no Legal Proceeding has been pending against Parent or any of its Subsidiaries that resulted in material liability to Parent or any of its Subsidiaries.
(c)   There is no order, writ, injunction, judgment or decree to which Parent or any of its Subsidiaries, or any of the material assets owned or used by Parent or any of its Subsidiaries, is subject. To the Knowledge of Parent, no officer of Parent or any of its Subsidiaries is subject to any order, writ, injunction, judgment or decree that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of Parent or any of its Subsidiaries or to any material assets owned or used by Parent or any of its Subsidiaries.
3.16   Tax Matters.
(a)   (i) Each Tax Return required to be filed with any Governmental Body by Parent or any of its Subsidiaries has been filed when due (taking into account extensions) in accordance with applicable Law, each of which is true, accurate and complete;
(ii)   Parent and each of its Subsidiaries has timely paid to the appropriate Governmental Body all Taxes due and payable;
(iii)   Parent and each of its Subsidiaries has complied with all applicable Law relating to the payment and withholding of any Tax and has, within the time and in the manner prescribed by Law, withheld and paid over to the proper Governmental Body all amounts required to be so withheld and paid over;
(iv)   Parent and each of its Subsidiaries have established adequate accruals or reserves, in accordance with GAAP, for all Taxes for taxable periods beginning on or after the date of the most recent Parent financial statements;
(v)   to the knowledge of Parent and its Subsidiaries, there is no Legal Proceeding against or with respect to Parent or any of its Subsidiaries in respect of any Tax or any Tax Return and there is no investigation against or with respect to Parent or any of its Subsidiaries, pending or threatened or otherwise in respect of any Tax or any Tax Return. All deficiencies asserted or assessments made against Parent or any of its Subsidiaries as a result of any examinations by any Governmental Body have been fully paid;
(vi)   neither Parent nor any of its Subsidiaries has consented or requested to extend the time, or is the recipient of any extension of time, in which any Tax may be assessed or collected by any Governmental Authority and neither Parent nor any of its Subsidiaries has waived any statute of limitations;
(vii)   to the knowledge of Parent and its Subsidiaries, no Governmental Authority in a jurisdiction where no Tax Return has been filed or no Tax has been paid has made or threatened to make a claim for the payment of any Tax or the filing of any Tax Return;
(viii)   Except as otherwise provided in Section 3.16(a)(viii) of the Parent Disclosure Schedule, no power of attorney granted by or with respect to Parent or any of its Subsidiaries for Taxes is currently in force, no ruling with respect to Taxes has been requested by or on behalf of Parent or any of its Subsidiaries; and no closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or non-U.S. Law has been entered into or requested by or with respect to Parent or any of its Subsidiaries;
(ix)   Parent has provided or made available to the Company prior to the date hereof true, correct and complete copies of all material Tax Returns, examination reports, and statements of deficiencies filed, assessed against, or agreed to by Parent and each of its Subsidiaries with respect to Taxes and all material written correspondence with any Governmental Authority regarding Taxes;
(x)   Except as otherwise provided in Section 3.16(a)(x) of the Parent Disclosure Schedule, Parent is neither a controlled foreign corporation (as defined in Section 957 of the Code or any similar provision of any state, local or non-U.S. Law) nor a passive foreign investment company (as defined in Section 1297 of the Code). Neither Parent nor any of its Subsidiaries owns any interest in any controlled foreign corporation (as defined in Section 957 of the Code or any similar provision of any state, local or non-U.S. Law), or passive foreign investment company (as defined in Section 1297 of the Code) or other entity the income of which is or could be required to be included in the income of Parent or any of its Subsidiaries;
(xi)   neither Parent nor any of its Subsidiaries is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;
(xii)   neither Parent nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for (A) any Tax period (or portion thereof), as a result of any deferred foreign income within the meaning of Section 965 of the Code, including, but not limited to, as the result of an election under Section 965(h) of the Code, or (B) any Tax period (or portion thereof) ending after the Closing Date, as a result of any (1) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or non-U.S. Tax Law); (2) installment sale or other open transaction disposition made on or prior to the Closing Date; (3) prepaid amount, refund or credit received on or prior to the Closing Date; (4) change in accounting method for a taxable period ending on or prior to the Closing Date; (5) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; or (6) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) executed on or prior to the Closing Date;
(xiii)   all transactions conducted among Parent and its Subsidiaries, or among the Subsidiaries, comply in all material respects with all applicable transfer pricing requirements, including documentation requirements, imposed by any Governmental Authority and Parent complies, and has always been compliant, with the requirements of Section 85A of the Ordinance and the regulations promulgated thereunder and Section 482 of the Code and the Treasury Regulations thereunder, where applicable;
(xiv)   all material records which Parent and each of its Subsidiaries is required to keep for Tax purposes or which would be needed to substantiate any claim made or position taken in relation to Taxes by Parent and each of its Subsidiaries, have been duly kept and are available for inspection at the premises of Parent or the applicable Subsidiary;
(xv)   Parent and each of its Subsidiaries is in compliance in all material respects with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order of a Governmental Body;
(xvi)   all of Parent’s and each of its Subsidiaries’ property that is subject to property Tax has been properly listed and described on the property Tax rolls of the appropriate Tax jurisdiction and no portion of any Parent’s or any of its Subsidiaries’ property constitutes omitted property for property Tax purposes;
(xvii)   there are no Liens for Taxes on any of the assets of Parent or any of its Subsidiaries other than for any Taxes not yet due and payable;
(xviii)   Neither the Parent nor any of its Subsidiaries has ever (A) participated or engaged in any transaction listed in Section 131(g) of the Ordinance and the Israeli Income Tax Regulations (Reportable Tax Planning), 5767-2006, promulgated thereunder; (B) taken a tax position that is subject to reporting under Section 131E of the Ordinance; (C) obtained a legal or tax opinion that is subject to reporting under Section 131D of the Ordinance; or (D) performed or been part of any action or transaction that is classified as a “reportable opinion” under Section 67C of the Israeli VAT Law or a “reportable position” under Section 67D of the Israeli VAT Law;
(xix)   Parent is duly registered for the purposes of Israeli value added tax and has complied in all respects with all requirements concerning VAT. Parent (i) has not made any exempt transactions (as defined in the Israeli Value Added Tax Law, 5736-1975) and there are no circumstances by reason of which there might not be an entitlement to full credit of all VAT chargeable or paid on inputs, supplies, and other transactions and imports made by it, (ii) has collected and remitted in a timely manner to the ITA all output VAT which it is required to collect and remit under any applicable Law and (iii) has not received a refund for input VAT for which it is not entitled under any applicable Law. No Parent Subsidiary has ever been, and no Parent Subsidiary currently is, required to effect Israeli VAT registration;
(xx)   each of the Parent Share Plans that is intended to qualify as a capital gains route plan under Section 102 of the Ordinance has received a favorable determination or approval letter from, or is otherwise approved by or deemed approved by passage of time without objection by, the ITA. All Parent 102 Options and Parent 102 Shares have been granted and issued, as applicable, in compliance with the applicable requirements of Section 102 and the written requirements and guidance of the ITA, including the filing of the necessary documents with the ITA, the appointment of an authorized trustee, and the due deposit of such securities with the 102 Trustee pursuant to the terms of Section 102 of the Ordinance and the guidance published by the ITA on July 24, 2012, and clarification dated November 6, 2012;
(xxi)   409A. The Parent believes in good faith that any “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) under which the Parent makes, is obligated to make or promises to make, payments (each, a “409A Plan”) complies in all material respects, in both form and operation, with the requirements of Section 409A of the Code and the guidance thereunder. To the knowledge of the Company, no payment to be made under any 409A Plan is, or will be, subject to the penalties of Section 409A(a)(1) of the Code.
(xxii)   Parent is not and has never been a real property corporation (Igud Mekarke’in) within the meaning of this term under Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 5723-1963;
(xxiii)   neither Parent nor any holder of Parent securities is subject to any restrictions or limitations pursuant to Part E2 of the Ordinance or pursuant to any Tax ruling made with reference to the provisions of Part E2;
(xxiv)   no independent contractor was, or to the Knowledge of Parent will be, entitled to be considered to be an employee of Parent by any applicable Tax authority; and
(xxv)   Parent has provided to the Company all material documentation relating to, and each of Parent and its Subsidiaries is in material compliance with all terms and conditions of, any “Preferred Enterprise” program for purposes of Israeli Tax Law (a “Tax Incentive Program”). Section 3.16(a)(xxv) of the Parent Disclosure Schedule lists each Tax Incentive Program to which Parent and each Subsidiary is entitled under the Laws of the State of Israel, the period for which Tax benefits under such Tax Incentive Programs apply, and the nature of such Tax Incentive Program. Parent and its Subsidiaries (as applicable) have been in material compliance with all terms of the Tax Incentive Programs, and the consummation of the Transactions will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive Programs.
(b)   Neither Parent nor any of its Subsidiaries has (or has ever had) any (A) place of management, (B) branch, (C) office (or any other place of business), (D) operations or employees, (E) agent with binding authority, or (F) other activities, in each case that gives rise to a permanent establishment or taxable presence which has subjected it to any Tax obligation or to a requirement to file any Tax return in any country other than the country where Parent or such Subsidiary was organized.

(c)   Neither Parent nor any of its non-U.S. Subsidiaries is, or at any time has been, engaged in the conduct of a trade or business within the United States within the meaning of Section 864(b) or Section 882(a) of the Code, or considered to be so engaged under Section 882(d) or Section 897 of the Code or, if applicable, considered to have a U.S. permanent establishment as defined under any applicable or relevant bilateral income tax treaty or otherwise.
(d)   (i) Neither Parent nor any of its Subsidiaries is, or has been, a party to any Tax Sharing Agreement (other than an agreement exclusively between or among Parent and its Subsidiaries or among the Parent’s Subsidiaries) pursuant to which it will have any obligation to make any payments for Taxes after the Closing Date, (ii) neither Parent nor any of its Subsidiaries has been a member of a group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is or was Parent or any of its Subsidiaries), and (iii) neither Parent nor any of its Subsidiaries has any liability for the payment of any Tax imposed on any Person (other than Parent or any of its Subsidiaries) as a transferee or successor.
(e)   Neither Parent nor any of its Subsidiaries has ever taken a position that could give rise to substantial understatement of income tax within the meaning of Section 6662 of the Code (or any corresponding provision of state, local or non-U.S. Tax Law) or has ever been a beneficiary or otherwise participated in any “reportable transaction” as defined in Code Section 6707A(c)(1)) and Treasury Regulation Section 1.6011-4(b)(1).
(f)   With the exception of Israeli VAT, neither Parent nor any of its Subsidiaries is, or is required to be, registered as a taxable person for purpose of value added Taxes or any similar indirect Tax.
(g)   None of Parent’s Subsidiaries holds assets that constitute U.S. property within the meaning of Code Section 956.
(h)   All of the group’s IP is owned by the US Subsidiary of Parent and located outside of Israel, in each case, for Tax purposes. Neither Parent nor any of its Subsidiaries (except for the US Subsidiary) owns any IP.
For purposes of this Section 3.16, each reference to Parent or any of its Subsidiaries shall be deemed to include any Person that was liquidated into, merged with, or is otherwise a predecessor to, Parent.
3.17   Employee and Labor Matters; Benefit Plans.
(a)   Section 3.17(a) of the Parent Disclosure Schedule is a list of all material Parent Benefit Plans, including, without limitation, each Parent Benefit Plan that provides for retirement, change in control, stay or retention, deferred compensation, incentive compensation, pension and severance or retiree medical or life insurance benefits. “Parent Benefit Plan” means each: (i) “employee benefit plan” as defined in Section 3(3) of ERISA and (ii) other pension, retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, equity or equity-based, phantom equity, employment (other than at-will employment offer letters on Parent’s standard form and other than individual Parent Options, Parent RSUs or other compensatory equity award agreements made pursuant to Parent’s standard forms, in which case only representative standard forms of such agreements shall be scheduled), consulting, severance, change-of-control, retention, health, life, disability, group insurance, vacation benefits, paid-time off, holiday, welfare and fringe benefit plan, program, agreement, contract, policy or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded and including any that have been frozen or terminated), in any case, maintained, contributed to, or required to be contributed to, by Parent or Parent ERISA Affiliates for the benefit of any current or former employee, director, officer or independent contractor of Parent or under which Parent has any actual or contingent liability (including, without limitation, as to the result of it being treated as a single employer under Code Section 414 with any other person).
(b)   As applicable with respect to each material Parent Benefit Plan, Parent has made available to the Company true and complete copies of: (i) each material Parent Benefit Plan, including all amendments thereto, and in the case of an unwritten material Parent Benefit Plan, a written description thereof, (ii) all current trust documents, investment management contracts, custodial agreements, administrative services agreements and insurance and annuity contracts relating thereto, (iii) the current summary plan description and each summary of material modifications thereto, (iv) the most recently filed annual reports with any Governmental Body (e.g., Form 5500 and all schedules thereto), (v) all material correspondence to or from any Governmental Body with respect to each Parent Benefit Plan; (vi) all material reports or notices with respect to any Parent Benefit Plan prepared or issued in the three (3) years preceding the date hereof by any Governmental Body, third-party administrators, actuaries, investment managers, consultants or other independent contractors (other than individual account records or participant statements), (vi) any employee manuals or handbooks containing personnel or employee relations policies (vii) the most recent IRS determination, opinion or advisory letter, (viii) the most recent summary annual reports, nondiscrimination testing reports, actuarial reports, financial statements and trustee reports, (ix) all records, notices and filings concerning IRS or Department of Labor or other Governmental Body audits or investigations, “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code, (x) all policies and procedures established to comply with the privacy and security rules of HIPAA and (xi) any written reports constituting a valuation of Parent’s share capital for purposes of Sections 409A or 422 of the Code, whether prepared internally by Parent or by an outside, third-party valuation firm.
(c)   Each Parent Benefit Plan has been established, maintained, operated and administered in compliance in all material respects with its terms and any related documents or agreement and the applicable provisions of ERISA, the Code and all other Laws. Each Parent Benefit Plan required to be funded is fully funded, and with respect to Parent Benefit Plans that are not required by applicable Law to be so fully funded, adequate reserves therefor have been established on the financial statements contained in or incorporated by reference in the Parent SEC Documents (except for severance pay that is fully funded, and Section 14 Arrangements). No material liability or obligation of the Parent or any of its Affiliates exists with respect to any Parent Benefit Plan that has not been disclosed on Section 3.17(c) of the Parent Disclosure Schedule.
(d)   The Parent Benefit Plans which are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code have received determination or opinion letters from the IRS on which they may currently rely to the effect that such plans are qualified under Section 401(a) of the Code and the related trusts are exempt from federal income Taxes under Section 501(a) of the Code, respectively, and to the Knowledge of Parent nothing has occurred that would reasonably be expected to materially adversely affect the qualification of such Parent Benefit Plan or the tax exempt status of the related trust.
(e)   Neither Parent nor any Parent ERISA Affiliate maintains, contributes to, is required to contribute to, or has any actual or contingent liability with respect to, (i) any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (iii) any “multiple employer plan” (within the meaning of Section 413 of the Code) or (iv) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).
(f)   To the Knowledge of Parent, there are no pending audits or investigations by any Governmental Body involving any Parent Benefit Plan, and no pending or, to the Knowledge of Parent, threatened claims (except for individual claims for benefits payable in the normal operation of the Parent Benefit Plans), suits or proceedings involving any Parent Benefit Plan, any fiduciary thereof or service provider thereto, in any case except as would not be reasonably expected to result in material liability to Parent. All contributions and premium payments required to have been made under any of the Parent Benefit Plans or by applicable Law (without regard to any waivers granted under Section 412 of the Code), have been timely made and neither Parent nor any Parent ERISA Affiliate has any liability for any unpaid contributions with respect to any Parent Benefit Plan.
(g)   Neither Parent or any Parent ERISA Affiliates, nor to the Knowledge of Parent, any fiduciary, trustee or administrator of any Parent Benefit Plan, has engaged in, or in connection with the Contemplated Transactions engage in, any transaction with respect to any Parent Benefit Plan which would subject any such Parent Benefit Plan, Parent or Parent ERISA Affiliates to a material Tax, material penalty or material liability for a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.

(h)   No Parent Benefit Plan provides death, medical, dental, vision, life insurance or other welfare benefits beyond termination of service or retirement other than coverage mandated by Law and neither Parent nor any Parent ERISA Affiliates has made a written or oral representation promising the same.
(i)   Neither the execution of, nor the performance of the Contemplated Transactions will either alone or in connection with any other event(s): (i) result in any payment becoming due to any current or former employee, director, officer, or independent contractor of Parent, (ii) increase any material amount of compensation or benefits otherwise payable under any Parent Benefit Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Parent Benefit Plan, (iv) require any material contribution or payment to fund any obligation under any Parent Benefit Plan or (v) limit the right to merge, amend or terminate any Parent Benefit Plan.
(j)   Neither the execution of, nor the consummation of the Contemplated Transactions (either alone or when combined with the occurrence of any other event, including without limitation, a termination of employment) will result in the receipt or retention by any person who is a “disqualified individual” (within the meaning of Section 280G of the Code) with respect to Parent of any payment or benefit that is or could be characterized as a “parachute payment” (within the meaning of Section 280G of the Code), determined without regard to the application of Section 280G(b)(5) of the Code.
(k)   Each Parent Benefit Plan providing for deferred compensation that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code and the regulations promulgated thereunder) is, and has been, established, administered and maintained in compliance with the requirements of Section 409A of the Code and the regulations promulgated thereunder in all material respects.
(l)   No current or former employee, officer, director or independent contractor of Parent has any “gross up” agreements with Parent or other assurance of reimbursement by Parent for any Taxes imposed under Code Section 409A or Code Section 4999.
(m)   Except as set forth in Section 3.17(m) of the Parent Disclosure Schedule, Parent does not have any Parent Benefit Plan that is maintained outside of the United States.
(n)   Section 3.17(n) of the Parent Disclosure Schedule sets forth the policy of Parent and its Subsidiaries with respect to bonuses, accrued vacation, accrued sick time and earned time off and the amount of such liabilities as of November 30, 2020.
(o)   Neither the Parent nor any of its Subsidiaries is a party to, bound by, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor union, labor organization, or similar Person representing any of its employees, and to the Knowledge of Parent, there is no labor union, labor organization, or similar Person representing or purporting to represent or seeking to represent any employees of Parent or any of its Subsidiaries. There is not and has not been in the past three years, nor is there or has there been in the past three years any threat of, any strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, or any similar activity or dispute, or, to the Knowledge of Parent, any union organizing activity, against Parent or any of its Subsidiaries. No event has occurred, and no condition or circumstance exists, that might directly or indirectly be likely to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, any similar activity or dispute, or, to the Knowledge of Parent, any union organizing activity. Neither the Parent nor any of its Subsidiaries is or has ever been a member of any employers’ association or organization. Neither the Parent nor any of its Subsidiaries has paid, required to pay and has been requested to pay any payment (including professional organizational handling charges) to any employers’ association or organization.
(p)   Section 3.17(p) of the Parent Disclosure Schedule contains a list of all employees of Parent and its Subsidiaries along with the position, the monthly salary of each such employee, whether such employee is full time or part time, is exempt or non-exempt from the Hours of Work and Rest Law, is on leave and if so, the type of leave and expected date of return, visa status (as applicable), date of hire, any incentive payment paid or payable in calendar year 2020 (and whether such incentive is cash or, if not, what other property is due), short-term or temporary basis, vacation entitlement and accrued vacation or paid time-off balance, car entitlement, sick leave entitlement and accrual (if any), and recuperation pay entitlement and accrual, pension entitlements and provident funds (including manager’s insurance, pension fund, education fund and health fund), their respective contribution rates for each component (e.g., severance component, pension savings and disability insurance) and the salary basis for such contributions, severance entitlements (including whether such employee, to the extent employed in the State of Israel, is subject to a Section 14 Arrangement under the Israeli Severance Pay Law, and, to the extent such employee is subject to such a Section 14 Arrangement, an indication of whether such arrangement (or other applicable pension arrangement) has been applied to such person from the commencement date of their employment and on the basis of their entire salary including other compensation (e.g., commission), main work location, notice period entitlement, and any other material compensation payable to such employee. Neither Parent nor its Subsidiaries is delinquent in payments to any current or former employees for wages, salaries, commissions or bonuses for services performed as of the date hereof or amounts required by applicable Law to be reimbursed to such employees. The consummation of the Contemplated Transactions will not give rise to any liability of Parent or any of its Subsidiaries for payments related to severance, termination, bonus, accrued vacation or personal time, accrued days of sick pay or any similar payment. No current or former employee of the Parent and its Subsidiaries is entitled (whether by virtue of any Law, Contract or otherwise) to any benefits, entitlement or compensation that is not listed in Section 3.17(p) of the Parent Disclosure Schedule. Neither the Parent nor any of its Subsidiaries has made any promises or commitments to any of their employees or former employees, whether in writing or not, with respect to any future changes or additions to their compensation or benefits, as listed in Section 3.17(p) of the Parent Disclosure Schedule. Except as set forth in Section 3.17(p) of the Parent Disclosure Schedule, there are no other employees employed by the Parent or its Subsidiaries.
(q)   Parent and each of its Subsidiaries are, and since January 1, 2017 have been, in material compliance with all applicable Laws and agreements (including collective bargaining agreements and extension orders) respecting labor (including consultants), employment, employment practices, and terms and conditions of employment. There are no actions, suits, claims, charges, lawsuits, investigations, audits or administrative matters pending or, to the Knowledge of Parent, threatened or reasonably anticipated against Parent or any of its Subsidiaries relating to any employee, applicant for employment, consultant, employment agreement or Parent Benefit Plan (other than routine claims for benefits).
(r)   Section 3.17(r) of the Parent Disclosure Schedule contains a list of each individual who currently renders services to Parent or any of its Subsidiaries as an independent contractor or consultant (collectively, the “Parent Contractors”), and includes each Parent Contractor’s name, date of commencement, and rate of all regular compensation and benefits, bonus or any other compensation payable. Parent or any of its Subsidiaries has accurately classified each such Parent Contractor or former Parent Contractor as an independent contractor under all applicable Laws (including for purposes of Taxes and Tax reporting and under Parent Benefit Plans). Except as set forth in Section 3.17(r) of the Parent Disclosure Schedule, each Parent Contractor can be terminated on notice of thirty days or less to the Parent Contractor. According to the Parent Contractors’ agreements with Parent or its Subsidiaries, no Parent Contractor is entitled to any rights under the applicable labor laws. All current and former Parent Contractors have received all their rights to which they are and were entitled according to any applicable Law or Contract with Parent or its Subsidiaries. For each individual classified as an employee, Parent or any of its Subsidiaries has accurately classified him or her as overtime eligible or overtime ineligible under all applicable Laws. Parent or any of its Subsidiaries do not have any material liability with respect to any misclassification of: (a) any Person as an independent contractor rather than as an employee, (b) any employee leased from another employer, or (c) any employee currently or formerly classified as exempt from overtime wages.
(s)   There is not and has not been in the past three years, nor is there or has there been in the past three years any threat of, any material claim, charge, grievance or Legal Proceeding against Parent or any of its Subsidiaries brought by or on behalf of any current or former applicant, employee, independent contractor, subcontractor, leased employee, volunteer, or temporary employee of Parent or its Subsidiaries, alleging violation of any applicable employment Law, agreement or any other claim arising out of such Person’s employment, application for employment or termination of employment, consulting or other relationship with Parent or any of its Subsidiaries.
(t)   Parent and its Subsidiaries have withheld, paid and reported all amounts required by the Ordinance, the National Insurance Law [Consolidated Version], 5755-1995, the National Health Insurance Law, 5754-1994 or any other Law or by contract to be withheld, paid and reported with respect to compensation, wages, salaries, payments to the National Insurance Institute, employees’ pension or managers insurance funds, disability insurance, continuing education fund or other similar funds and other payments to employees, former employees of the Parent and its Subsidiaries. Neither Parent nor any of its Subsidiaries is required to make payments for overtime hours above the global overtime compensation paid by it.
(u)   At all times since January 1, 2017, neither Parent nor its Subsidiaries have engaged any employees whose employment would require special licenses or permits by Parent or its Subsidiaries and there are no unwritten Parent policies or customs which, by extension, could entitle Israeli employees to any benefits in addition to what they are entitled by applicable Law, agreement or any written policy. Parent and its Subsidiaries have not engaged, and do not currently engage, any contractors or contractors’ employees who, according to Israeli law, would reasonably be expected to be entitled to the rights of an employee vis-à-vis Parent or its Subsidiaries, including rights to severance pay, vacation, recuperation pay (dmei havraa) and other employee-related statutory and contractual benefits.
(v)   Parent’s and (if applicable) its Subsidiaries’ obligations to provide statutory severance pay to its Israeli employees pursuant to the Israeli Severance Pay Law are fully funded in accordance with Section 14 Arrangements and it is and was implemented properly, from the commencement date of each employee’s employment and on the basis of the employee’s entire salary in accordance with the terms of the general permit issued by the Israeli Minister of Labor, regarding all current employees of Parent or its Subsidiaries who reside in Israel.
(w)   Parent and its Subsidiaries have not been and are not subject to, and no employee or consultant of them benefits from, any collective agreement, extension order (tzavei harchave) or any general contract or arrangement with respect to employment or termination of employment, except those extension orders that apply to all Israeli companies generally. Parent and its Subsidiaries have paid all required payments, if any, that Parent and its Subsidiaries have been requested in writing to pay to any employers’ association or organization.
(x)   Each employee of the Company and its Subsidiaries is a party to a confidentiality, non-competition and protection of intellectual property agreement with the Company; copies of such agreements have previously been delivered, or made available, to Parent.
(y)   No employee or group of employees has notified the Company of its intent, or, to the Knowledge of the Company, has any plans, to terminate employment with the Company or any of its Subsidiaries.
(z)   Neither the Parent nor any of its Subsidiaries has unsatisfied obligations of any nature to any of their former employees or consultants, and the termination of any such employees or consultants was in compliance with all material applicable Laws and Contracts.
3.18   Environmental Matters
. Parent and each of its Subsidiaries is and since January 1, 2017 has complied with all applicable Environmental Laws, which compliance includes the possession by Parent and each of its Subsidiaries of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in such compliance that, either individually or in the aggregate, would not reasonably be expected to be material to Parent, each of its Subsidiaries or their business. Neither the Parent nor any of its Subsidiaries received since January 1, 2017 (or prior to that time, which is pending and unresolved), any written notice or other communication (in writing or otherwise), whether from a Governmental Body or other Person, that alleges that Parent is not in compliance with or has liability pursuant to any Environmental Law and, to the Knowledge of Parent, there are no circumstances that would reasonably be expected to prevent or interfere with Parent’s or any of its Subsidiaries’ compliance in any material respects with any Environmental Law, except where such failure to comply would not reasonably be expected to be material to Parent and its Subsidiaries taken as a whole. No current or (during the time a prior property was leased or controlled by Parent or any of its Subsidiaries) prior property leased or controlled by Parent or any of its Subsidiaries has had a release of or exposure to Hazardous Materials in material violation of or as would reasonably be expected to result in any material liability of Parent and its Subsidiaries taken as a whole pursuant to Environmental Law. No consent, approval or Governmental Authorization of or registration or filing with any Governmental Body is required by Environmental Laws in connection with the execution and delivery of this Agreement or the consummation of the Contemplated Transactions. Prior to the date hereof, Parent has provided or otherwise made available to the Company true and correct copies of all material environmental reports, assessments, studies and audits in the possession or control of Parent or any of its Subsidiaries with respect to any property leased or controlled by Parent or any of its Subsidiaries or any business operated by them.
3.19   Transactions with Affiliates.
(a)   Except as set forth in the Parent SEC Documents filed prior to the date of this Agreement, since the date of Parent’s last proxy statement filed in 2020 with the SEC, no event has occurred that would be required to be reported by Parent pursuant to Item 404 of Regulation S-K.
(b)   Section 3.19(b) of the Parent Disclosure Schedule describes any material transactions or relationships, since January 1, 2017, between, on one hand, the Parent or any of its Subsidiaries and, on the other hand, any: (i) executive officer or director of the Parent or, to the Knowledge of the Parent, any of its Subsidiaries or any of such executive officer’s or director’s immediate family members, (ii) owner of more than 5% of the voting power of the outstanding Parent Share Capital or (iii) to the Knowledge of the Parent, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Parent or its Subsidiaries) in the case of each of sub-limb (i), (ii) or (iii) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.
(c)   Section 3.19(c) of the Parent Disclosure Schedule lists each investment agreement, shareholders’ agreement, voting agreement, registration rights agreement, co-sale agreement or other similar Contract between the Parent and any holders of Parent Share Capital, including any such Contract granting any Person investor rights, rights of first refusal, rights of first offer, registration rights, warrants, investment agreements, information rights letters, director designation rights or similar rights (collectively, the “Parent Investor Agreements”).
3.20   Insurance
. Parent has delivered or made available to the Company accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Parent and its Subsidiaries. Each of such insurance policies is in full force and effect and Parent or any of its Subsidiaries is in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2017, Parent or any of its Subsidiaries has not received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. Parent or any of its Subsidiaries have provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding that is currently pending against Parent for which Parent or any of its Subsidiaries has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Parent or any of its Subsidiaries of its intent to do so.
3.21   No Financial Advisors
. Except as set forth on Section 3.21 of the Parent Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

3.22   Anti-Bribery
. Neither Parent nor any of its Subsidiaries nor any of their directors, officers, employees or, to Parent’s Knowledge, agents or any other Person acting on their behalf has directly or indirectly made any bribes, rebates, payoffs, influence payments, kickbacks, illegal payments, illegal political contributions, or other payments, in the form of cash, gifts, or otherwise, or taken any other action, in violation of Anti-Bribery Laws. Neither the Parent nor any of its Subsidiaries is or has ever been the subject of any investigation or inquiry by any Governmental Body with respect to potential violations of Anti-Bribery Laws.
3.23   Valid Issuance
. The Parent ADSs, including the Parent Ordinary Shares represented thereby, to be issued in the Merger (and under the Chemomab Warrants) will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.
3.24   Opinion of Financial Advisor
. The Parent Board has received an opinion of Oppenheimer & Co. Inc. to the effect that, as of the date of this Agreement and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to the Parent. It is agreed and understood that such opinion is for the benefit of the Parent Board and may not be relied upon by the Company.
3.25   Shell Company Status
. Parent is not an issuer identified in Rule 144(i)(1) promulgated under the Securities Act or a shell company as defined in Rule 12b-2 promulgated under the Exchange Act.
3.26   Disclaimer of Other Representations or Warranties
. Except as set forth in this Section 3 or in any certificate delivered by Parent or Merger Sub to the Company pursuant to this Agreement, neither Parent nor Merger Sub makes any representation or warranty, express or implied, at law or in equity, with respect to it or any of its assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed.
4.
CERTAIN COVENANTS OF THE PARTIES

4.1   Operation of Parent’s Business.
(a)   Except as set forth in Section 4.1(a) of the Parent Disclosure Schedule, as expressly permitted by this Agreement, as required by applicable Law or unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 9 and the Effective Time (the “Pre-Closing Period”): (i) Parent and its Subsidiaries shall conduct their business and operations in the Ordinary Course of Business subject to and without derogating from any of the Parent’s covenants set forth in Section 4.1(b), provided that during any period of full or partial suspension of operations related to the coronavirus (COVID-19) pandemic, Parent may, in connection with the coronavirus (COVID-19) pandemic, take such actions as are reasonably necessary: (x) to protect the health and safety of Parent’s or any of its Subsidiaries’ employees and other individuals having business dealings with Parent or any of its Subsidiaries; or (y) to respond to third-party supply or service disruptions caused by the coronavirus (COVID-19) pandemic, provided further that following any such suspension, to the extent that Parent or any of its Subsidiaries took any actions pursuant to the immediately preceding proviso that caused deviations from its business being conducted in the Ordinary Course of Business consistent with past practice, to resume conducting its business in the Ordinary Course of Business consistent with past practice in all material respects as soon as reasonably practicable; (ii) Parent and its Subsidiaries shall conduct their business and operations in compliance in all material respects with all applicable Laws and the requirements of all Contracts that constitute Parent Material Contracts; (iii) promptly after the signing of this agreement, Parent shall file the Termination Application (as defined below) with the IIA and take all necessary actions in order to comply with and carry out Parent’s covenants and undertakings under Section 5.9 below; and (iv) Parent and its Subsidiaries shall cause the removal of all Encumbrances on their assets, other than Permitted Encumbrances.
(b)   Except: (i) as expressly permitted by this Agreement, (ii) as set forth in Section 4.1(b) of the Parent Disclosure Schedule, (iii) for entering into and consummating customary agreements with respect to the Closing Financing with investors agreed by the Company after receiving the consent of the Company to such agreements, (iv) as required by applicable Law, or (v) with the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, Parent shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following:
(i)   declare, accrue, set aside or pay any dividend or make any other distribution in respect of any of its shares or make any other actual, constructive or deemed distribution in respect of the Parent Share Capital, except for cash dividends made by any direct or indirect Subsidiary of the Parent to the Parent or one of its Subsidiaries, or directly or indirectly acquire, repurchase, redeem or otherwise reacquire any of its shares or other securities (except in connection with the payment of the exercise price and/or withholding Taxes incurred upon the exercise, settlement or vesting of any award granted under the Parent Share Plans and in accordance with their current terms);
(ii)   sell, issue, grant, pledge or otherwise dispose of or encumber or authorize any of the foregoing with respect to: (A) any shares or other security of Parent (except for Parent Ordinary Shares or Parent ADSs issued upon the valid exercise of outstanding Parent Options, Parent RSUs or Parent Warrants); (B) any option, warrant or right to acquire any shares or any other security; or (C) any instrument convertible into or exchangeable for any shares or other security of Parent;
(iii)   except as required to give effect to anything in contemplation of the Closing, amend any of its or its Subsidiaries’ Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split, Parent ADS ratio change or similar transaction except, for the avoidance of doubt, the Contemplated Transactions and as permitted by this Agreement;
(iv)   propose to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Parent or any of its Subsidiaries, or elect or appoint any new directors or executive officers of the Parent, except for the transactions contemplated by this Agreement and actions and resolutions adopted in the course of its implementation;
(v)   form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture, strategic alliance or partnership with any other Entity;
(vi)   acquire or agree to acquire (by merger, consolidation or acquisition of stock or assets or by any other manner) (1) any business or other Person or (2) any assets that are material, individually or in the aggregate, to the Parent and the Parent’s Subsidiaries, taken as a whole; or (3) sell, lease (as lessor), license or otherwise dispose of or subject to any Lien any properties or assets of the Parent or its Subsidiaries, which are material to the Parent and its Subsidiaries, taken as a whole;
(vii)   (A) lend money to any Person, (B) incur or guarantee any indebtedness for borrowed money, (C) guarantee any debt securities of others, or (D) make any capital expenditure in excess of the budgeted capital expenditure amounts set forth in Parent operating budget set forth in Section 4.1(A)(VII) of the Parent Disclosure Schedule (the “Parent Budget”); other than as required by applicable Law or the terms of any Parent Benefit Plan as in effect on the date of this Agreement: (i) adopt, terminate, establish or enter into any Parent Benefit Plan; (ii) cause or permit any Parent Benefit Plan to be amended in any material respect; (iii) pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, benefits or other compensation or remuneration payable to any of its directors, officers or employees; (iv) increase the severance or change of control benefits offered to any current or new employees, directors or consultants or (v) hire, terminate or give notice of termination to any (x) officer or (y) employee whose annual base salary is or is expected to be more than $25,000 per year;

(viii)   recognize any labor union, labor organization, or similar Person;
(ix)   enter into any material transaction;
(x)   acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties;
(xi)   sell, assign, transfer, license, sublicense or otherwise dispose of any material Parent IP;
(xii)   make, change or revoke any material Tax election, fail to pay any income or other material Tax as such Tax becomes due and payable (subject to good faith disputes with respect to such Taxes), file any amendment making any material change to any Tax Return, settle or compromise any income or other material Tax liability, enter into any Tax allocation, sharing, indemnification or other similar agreement or arrangement, request or consent to any extension or waiver of any limitation period with respect to any claim or assessment for any income or other material Taxes (other than pursuant to an extension of time to file any Tax Return granted in the Ordinary Course of Business of not more than six months), or adopt or change any material accounting method in respect of Taxes;
(xiii)   enter into, materially amend or terminate any Parent Material Contract;
(xiv)   (A) except as otherwise set forth in the Parent Budget, make any expenditures, incur any Liabilities, settle, discharge or satisfy any claims, litigation or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) or Liabilities, in each case, in amounts that exceed the aggregate amount of the Parent Budget by $200,000, or (B) cancel any material indebtedness for borrowed money (individually or in the aggregate) or waive any claims or rights with a value in excess of $200,000, or (C) give any material discount, accommodation or other concession (other than in the ordinary course of business consistent with past practice) in order to accelerate or induce the collection of any receivable;
(xv)   enter into, engage in or amend any transaction or Contract with any interested parties (Ba’alay Inyan);
(xvi)   other than as required by Law or GAAP, take any action to change accounting policies or procedures;
(xvii)   cancel or fail to in good faith seek to renew any material insurance policies;
(xviii)   apply for or accept (x) any Government Grant from the IIA or any other Israeli Governmental Authority, or (y) any material Government Grants from any other Governmental Authority;
(xix)   initiate, settle, compromise, or agree to or settle any claims or Legal Proceeding; or
(xx)   agree, resolve or commit to do any of the foregoing.
Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of Parent prior to the Effective Time. Prior to the Effective Time, Parent shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.
4.2   Operation of the Company’s Business.
(a)   Except as set forth in Section 4.2(a) of the Company Disclosure Schedule, as expressly permitted by this Agreement, as required by applicable Law or unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period, the Company shall conduct its business and operations: (i) in the Ordinary Course of Business subject to and without derogating from any of the Company’s covenants set forth in Section 4.2(b), provided that during any period of full or partial suspension of operations related to the coronavirus (COVID-19) pandemic, the Company may, in connection with the coronavirus (COVID-19) pandemic, take such actions as are reasonably necessary: (x) to protect the health and safety of

Company’s employees and other individuals having business dealings with Company; or (y) to respond to third-party supply or service disruptions caused by the coronavirus (COVID-19) pandemic, provided further that following any such suspension, to the extent that Company took any actions pursuant to the immediately preceding proviso that caused deviations from its business being conducted in the Ordinary Course of Business consistent with past practice, to resume conducting its business in the Ordinary Course of Business consistent with past practice in all material respects as soon as reasonably practicable; and (ii) in compliance in all material respects with all applicable Laws and the requirements of all Contracts that constitute Company Material Contracts.
(b)   Except: (i) as expressly permitted by this Agreement, (ii) as set forth in Section 4.2(b) of the Company Disclosure Schedule, (iii) for entering into and consummating customary agreements with respect to the Closing Financing after receiving comments from Parent to such agreements (as set forth in Section 5.22 below), (iv) as required by applicable Law or (v) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, the Company shall not do any of the following:
(i)   declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its share capital or make any other actual, constructive or deemed distribution in respect of the Company Share Capital, or directly or indirectly acquire, or repurchase, redeem or otherwise reacquire any shares of its share capital or other securities (except in connection with the payment of the exercise price and/or withholding Taxes incurred upon the exercise, settlement or vesting of any award granted under the Company Plan in accordance with their current terms);
(ii)   sell, issue, grant, pledge or otherwise dispose of or encumber or authorize any of the foregoing with respect to: (A) any share capital or other security of the Company (except for outstanding Company Ordinary Shares issued upon the valid exercise of Company Options); (B) any option, warrant or right to acquire any share capital or any other security, other than option grants to employees and service providers; or (C) any instrument convertible into or exchangeable for any share capital or other security of the Company;
(iii)   except as required to give effect to anything in contemplation of the Closing, amend any of its Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;
(iv)   propose to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company, or elect or appoint any new directors or executive officers of the Company, except for the transactions contemplated by this Agreement and actions and resolutions adopted in the course of its implementation;
(v)   form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture, strategic alliance or partnership with any other Entity;
(vi)   acquire or agree to acquire (by merger, consolidation or acquisition of stock or assets or by any other manner) (1) any business or other Person or (2) any assets that are material, individually or in the aggregate, to the Company; or (3) other than in the Ordinary Course of Business, sell, lease (as lessor), license or otherwise dispose of or subject to any Lien any properties or assets of the Company, which are material to the Company, except for purchases of inventory, services or supplies in the Ordinary Course of Business;
(vii)   (A) lend money to any Person (except for the advance of expenses to employees, directors and consultants in the Ordinary Course of Business), (B) incur or guarantee any indebtedness for borrowed money, or (C) guarantee any debt securities of others;
(viii)   recognize any labor union, labor organization, or similar Person;
(ix)   enter into any material transaction other than in the Ordinary Course of Business;

(x)   acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business;
(xi)   sell, assign, transfer, license, sublicense or otherwise dispose of any material Company IP (other than pursuant to non-exclusive licenses in the Ordinary Course of Business);
(xii)   make, change or revoke any material Tax election, fail to pay any income or other material Tax as such Tax becomes due and payable (subject to good faith disputes with respect to such Taxes), file any amendment making any material change to any Tax Return, settle or compromise any income or other material Tax liability, enter into any Tax allocation, sharing, indemnification or other similar agreement or arrangement (other than customary commercial contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes), request or consent to any extension or waiver of any limitation period with respect to any claim or assessment for any income or other material Taxes (other than pursuant to an extension of time to file any Tax Return granted in the Ordinary Course of Business of not more than six months), or adopt or change any material accounting method in respect of Taxes;
(xiii)   enter into, materially amend or terminate any Company Material Contract, except if such execution, amendment or termination is in the Ordinary Course of Business;
(xiv)   (A) except in the Ordinary Course of Business, make any expenditures, incur any Liabilities, settle or discharge or satisfy any claims, litigation, obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) or Liabilities, or (B) cancel any material indebtedness for borrowed money (individually or in the aggregate) or waive any claims or rights with a value in excess of $250,000, or (C) give any material discount, accommodation or other concession (other than in the Ordinary Course of Business consistent with past practice) in order to accelerate or induce the collection of any receivable;
(xv)   enter into, engage in or amend any transaction or Contract with any interested parties (Ba’alay Inyan), except as required for the consummation of the Closing ;
(xvi)   other than as required by Law or GAAP, take any action to change accounting policies or procedures;
(xvii)   cancel or fail to in good faith seek to renew any material insurance policies;
(xviii)   apply for or accept (x) any Government Grant from the IIA or any other Israeli Governmental Authority, or (y) any material Government Grants from any other Governmental Authority;
(xix)   initiate or settle, compromise, or agree to settle any Legal Proceeding; or
(xx)   agree, resolve or commit to do any of the foregoing.
(c)   Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.
4.3   Access and Investigation. Subject to the terms of the Confidentiality Agreement, which the Parties agree will continue in full force following the date of this Agreement, during the Pre-Closing Period, upon not less than three (3) Business Days’ notice, Parent, on the one hand, and the Company, on the other hand, shall and shall use commercially reasonable efforts to cause such Party’s Representatives to: (a) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel, property (taking into account any restricted access to such property due to the coronavirus (COVID-19) pandemic) and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries; (b) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its

Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request; (c) permit the other Party’s officers and other employees to hold discussions, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary or appropriate and; (d) make available to the other Party copies of unaudited financial statements, material operating and financial reports prepared for senior management or the board of directors of such Party, and any material notice, report or other document filed with or sent to or received from any Governmental Body in connection with the Contemplated Transactions. Any investigation conducted by either Parent or the Company pursuant to this Section 4.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other Party. Each Party shall provide the other Party with unaudited cash balances promptly after such cash balances are available to such Party, and with a statement of accounts payable of such Party as of the end of each calendar month, promptly after such Party prepares such a statement, all to the extent prepared by and available to such Party.
Notwithstanding the foregoing, any Party may restrict the foregoing access to the extent that any Law applicable to such Party requires such Party to restrict or prohibit access to any such properties or information or as may be necessary to preserve the attorney-client privilege under any circumstances in which such privilege may be jeopardized by such disclosure or access.
4.4   Parent Non-Solicitation.
(a)   Parent agrees that, during the Pre-Closing Period, neither it nor any of its Subsidiaries shall, and it shall not authorize any of its Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any non-public information regarding Parent or any of its Subsidiaries to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions (other than to inform any Person of the existence of the provisions in this Section 4.4) or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal (subject to Section 5.3); (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction (other than a confidentiality agreement permitted under this Section 4.4(a)); or (vi) publicly propose to do any of the foregoing. Without limiting the generality of the foregoing, Parent acknowledges and agrees that, in the event any Representative of Parent (whether or not such Representative is purporting to act on behalf of Parent) takes any action that, if taken by Parent, would constitute a breach of this Section 4.4, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 4.4 by Parent for purposes of this Agreement.
(b)   If Parent or any Representative of Parent receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then Parent shall promptly (and in no event later than one Business Day after Parent becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the Company orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the material terms thereof). Parent shall keep the Company reasonably informed with respect to the status and material terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or proposed material modification thereto.
(c)   Parent shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry that has not already been terminated as of the date of this Agreement and request the destruction or return of any nonpublic information of Parent provided to such Person.
4.5   Company Non-Solicitation.
(a)   The Company agrees that, during the Pre-Closing Period, the Company shall not, nor shall it authorize any of its Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any non-public information regarding the Company to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions (other than to inform any Person of the existence of the provisions in this Section 4.5) or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal; (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction (other than a confidentiality agreement permitted under this Section 4.5(a); or (vi) publicly propose to do any of the foregoing. Without limiting the generality of the foregoing, the Company acknowledges and agrees that, in the event any Representative of the Company (whether or not such Representative is purporting to act on behalf of the Company) takes any action that, if taken by the Company, would constitute a breach of this Section 4.5, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 4.5 by the Company for purposes of this Agreement. Notwithstanding the above, it is acknowledged and agreed that the Company has and shall continue to have communications and discussions with various companies relating to its business (including with pharmaceutical companies) and provide information to such companies or enter into confidentiality agreements with such companies, provided, however, that the Company (and its Representatives) shall not engage in any discussions (other than to inform any Person of the existence of the provisions in this Section 4.5) or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Transaction.
(b)   If the Company or any Representative of the Company receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then the Company shall promptly (and in no event later than one Business Day after the Company becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise Parent orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the material terms thereof). The Company shall keep Parent reasonably informed with respect to the status and material terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or proposed material modification thereto.
(c)   The Company shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry that has not already been terminated as of the date of this Agreement and request the destruction or return of any nonpublic information of the Company provided to such Person.
4.6   Notification of Certain Matters.
(a)   During the Pre-Closing Period, the Company shall promptly notify Parent (and, if in writing, furnish copies of) if any of the following occurs: (i) any notice or other communication is received from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (ii) any Legal Proceeding against or involving or otherwise affecting the Company is commenced, or, to the Knowledge of the Company, threatened against the Company or, to the Knowledge of the Company, any director or officer of the Company; (iii) the Company becomes aware of any inaccuracy in any representation or warranty made by it in this Agreement; or (iv) the failure of the Company to comply with any covenant or obligation of the Company; in the case of sub-limbs (iii) and (iv) that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 6 or 7, as applicable, impossible or materially less likely. No notification given to Parent pursuant to this Section 4.6(a) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement or the Company Disclosure Schedule for purposes of Section 6 and 7, as applicable.
(b)   During the Pre-Closing Period, Parent shall promptly notify the Company (and, if in writing, furnish copies of) if any of the following occurs: (i) any notice or other communication is received from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (ii) any Legal Proceeding against or involving or otherwise affecting Parent is commenced, or, to the Knowledge of Parent, threatened against Parent or, to the Knowledge of Parent, any director or officer of Parent; (iii) Parent becomes aware of any inaccuracy in any representation or warranty made by it in this Agreement; or (iv) the failure of Parent to comply with any covenant or obligation of Parent or Merger Sub; in the case of sub-limbs (iii) and (iv) that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Sections 6 or 8, as applicable, impossible or materially less likely. No notification given to the Company pursuant to this Section 4.6(b) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of Parent contained in this Agreement or the Parent Disclosure Schedule for purposes of Sections 6 and 8, as applicable.
5.
ADDITIONAL AGREEMENTS OF THE PARTIES

5.1   Proxy Statement.
(a)   As promptly as practicable after the execution of this Agreement, the Parties shall prepare, and Parent shall cause to be filed with the SEC, the Proxy Statement. Parent covenants and agrees that the Proxy Statement, including any pro forma financial statements included therein (and the letter to shareholders, notice of meeting and form of proxy included therewith), will not, at the time that the Proxy Statement or any amendments or supplements thereto is filed with the SEC or is first mailed to Parent’s shareholders contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company covenants and agrees that the information provided by the Company to Parent for inclusion in the Proxy Statement (including the Company Financials) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make such information not misleading. Notwithstanding the foregoing, Parent makes no covenant, representation or warranty with respect to statements made in the Proxy Statement (and the letter to shareholders, notice of meeting and form of proxy included therewith), if any, based on information provided by the Company or any of their Representatives specifically for inclusion therein. The Company and its legal counsel shall be given reasonable opportunity to review and comment on the Proxy Statement, including all amendments and supplements thereto, prior to the filing thereof with the SEC, and on the response to any comments of the SEC on the Proxy Statement, prior to the filing thereof with the SEC. Parent shall use commercially reasonable efforts to cause the Proxy Statement to comply with the applicable rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff. Parent covenants and agrees that the Proxy Statement will also comply in all respects with the requirements of Israeli law. Each of the Parties shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to Parent’s shareholders in accordance with the applicable rules and regulations promulgated by the SEC. Each Party shall promptly furnish to the other Party all information concerning such Party and such Party’s Affiliates and such Party’s shareholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If Parent, Merger Sub or the Company become aware of any event or information that, pursuant to the Exchange Act, should be disclosed in an amendment or supplement to the Proxy Statement, then such Party shall promptly inform the other Parties thereof and shall cooperate with such other Parties in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to Parent’s shareholders.
(b)   The Parties shall reasonably cooperate with each other and provide, and require their respective Representatives to provide, the other Party and its Representatives, with all true, correct and complete information regarding such Party or its Subsidiaries that is required by Law to be included in the Proxy Statement or reasonably requested by the other Party to be included in the Proxy Statement.
5.2   Company Shareholders Meeting.
(a)   Promptly after the execution of this Agreement, and in any event within fifteen (15) Business Days, the Company shall prepare, with the cooperation of Parent, and cause to be distributed to its shareholders (1) a notice of an extraordinary general meeting of shareholders (the “Company EGM Notice”) in order to obtain the Required Company Shareholder Approval, and (2) the Company Shareholder Consent, in each case for purposes of adopting and approving this Agreement and the Contemplated Transactions (collectively, the “Company Shareholder Matters”). Under no circumstances shall the Company assert that any other approval or consent is necessary by its shareholders to approve this Agreement and the Contemplated Transactions. All materials (including any amendments thereto) submitted to the shareholders of the Company in accordance with this Section 5.2(a) shall be subject to Parent’s advance review and reasonable approval.
(b)   The Company covenants and agrees that the Company EGM Notice, including any pro forma financial statements included therein, and the Company Shareholder Consent will comply in all respects with the requirements of Israeli law.
(c)   The Company agrees that: (i) the Company Board shall recommend that the Company’s shareholders vote to approve the Company Shareholder Matters and shall use reasonable best efforts to solicit such approval from each of the Company Signatories within the time set forth in Section 5.2(a) (the recommendation of the Company Board that the Company’s shareholders vote to adopt and approve this Agreement being referred to as the “Company Board Recommendation”); and (ii) the Company Board Recommendation shall not be withdrawn or modified (and the Company Board shall not publicly propose to withdraw or modify the Company Board Recommendation) in a manner adverse to Parent, and no resolution by the Company Board or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any Acquisition Proposal shall be adopted or proposed (the actions set forth in the foregoing clause (ii), collectively, a “Company Board Adverse Recommendation Change”).
(d)   The Company’s obligation to solicit the Required Company Shareholder Approval in accordance with Section 5.2(a) and Section 5.2(c) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any other Acquisition Proposal.
5.3   Parent Shareholders’ Meeting; Merger Sub Approval.
(a)   Promptly after the Proxy Statement has been finalized in accordance with Section 5.1, Parent shall take all action necessary under applicable Law to call, give notice of and hold a meeting of the holders of Parent Ordinary Shares (including Parent Ordinary Shares represented by Parent ADSs) for the purpose of seeking approval of (i) the change of control of Parent resulting from the Merger pursuant to the Nasdaq rules, (ii) the issuance of the Parent Ordinary Shares represented by Parent ADSs in an unregistered offering pursuant to the Nasdaq rules, (iii) the adoption of the Restated Parent Articles, effective upon the Merger, and (iv) the adoption of the form of Indemnification Agreement to be entered into by each member of Parent’s Board of Directors and officers from time to time (post-Closing) (the matters contemplated by this Section 5.3(a) are referred to as the “Parent Shareholder Matters,” and such meeting, the “Parent Shareholders’ Meeting”).
(b)   The Parent Shareholders’ Meeting shall be held as promptly as practicable after the Proxy Statement has been finalized in accordance with Section 5.1. Parent shall take reasonable measures to ensure that all proxies solicited in connection with the Parent Shareholders’ Meeting are solicited in compliance with all applicable Law. Notwithstanding anything to the contrary contained herein, if on the date of the Parent Shareholders’ Meeting, or a date preceding the date on which the Parent Shareholders’ Meeting is scheduled, Parent reasonably believes that: (i) it will not receive proxies sufficient to obtain the Required Parent Shareholder Vote, whether or not a quorum would be present or (ii) it will not have sufficient Parent Ordinary Shares (including Parent Ordinary Shares represented by Parent ADSs) represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Shareholders’ Meeting, Parent may postpone or adjourn, or make one or more successive postponements or adjournments of, the Parent Shareholders’ Meeting as long as the date of the Parent Shareholders’ Meeting is not postponed or adjourned more than an aggregate of 60 calendar days in connection with any postponements or adjournments.
(c)   Parent agrees that: (i) the Parent Board shall recommend that Parent’s shareholders vote to approve the Parent Shareholder Matters, (ii) the Proxy Statement shall include a statement to the effect that the Parent Board recommends that Parent’s shareholders vote to approve the Parent Shareholder Matters (the recommendation of the Parent Board with respect to the Parent Shareholder Matters being referred to as the “Parent Board Recommendation”); and (iii) the Parent Board Recommendation shall not be withheld, amended, withdrawn or modified (and the Parent Board shall not publicly propose to withhold, amend, withdraw or modify the Parent Board Recommendation) without the Company’s prior written consent (the actions set forth in the foregoing clause (iii), collectively, a “Parent Board Adverse Recommendation Change”).
(d)   Without derogating from the above, nothing contained in this Agreement shall prohibit Parent or the Parent Board from: (i) complying with Rule 14d-9 promulgated under the Exchange Act, or (ii) issuing a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act.
(e)   Promptly after the execution of this Agreement, and in any event within 2 Business Days, Parent, as the sole shareholder of Merger Sub, shall deliver to the Company a unanimous written consent in lieu of a meeting that adopted and approved this Agreement and the Contemplated Transactions.
(f)   Parent as the sole shareholder of Merger Sub shall not take any action to rescind the unanimous written consent in lieu of a meeting that adopted and approved this Agreement and the Contemplated Transactions.
5.4   Regulatory Approvals.
(a)   Each Party shall use reasonable best efforts to file or otherwise submit, as soon as practicable after the execution of this Agreement, all applications, notices, reports, filings and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Body with respect to the Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body.
(b)   No Party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Body, or the expiration or termination of any waiting period under any antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including by agreeing to merge with or acquire any other person or acquire a substantial portion of the assets of or equity in any other person. The parties hereto further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to consummate the Contemplated Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.
5.5   Merger Proposal; Certificate of Merger
(a)   Subject to the Companies Law, the Company and Merger Sub shall (and Parent shall cause Merger Sub to), as applicable, take the following actions within the timeframes set forth in this Section 5.5(a); provided, however, that any such actions or the timeframes for taking such actions shall be subject to any amendment in the corresponding applicable provisions of the Companies Law (and, in case of an amendment thereto, such amendment shall automatically apply so as to amend this Section 5.5(a) accordingly):
(i)   as promptly as practicable following the date hereof, cause a merger proposal (in the Hebrew language) in a form reasonably satisfactory to Parent and the Company (the “Merger Proposal”) to be executed in accordance with Section 316 of the Companies Law;
(ii)   within three days after the calling of the Company Shareholders’ Meeting in accordance with the terms of this Agreement, deliver and file the Merger Proposal with the Companies Registrar in accordance with Section 317(a) of the Companies Law;

(iii)   following the date on which the Merger Proposal is submitted to the Companies Registrar (the “Merger Proposal Submission Date”), to the extent applicable with respect to each of the Company and Merger Sub:
(1)   publish a notice to their respective creditors, stating that a Merger Proposal was submitted to the Companies Registrar and that the creditors may review the Merger Proposal at the office of the Companies Registrar, the Company’s registered office or Merger Sub’s registered office, as applicable, and at such other locations as the Company or Merger Sub, as applicable, may determine, (x) in two daily Hebrew newspapers that are widely distributed in Israel on the Merger Proposal Submission Date;
(2)   within three days after the Merger Proposal Submission Date, cause a copy of the Merger Proposal to be delivered to their respective secured creditors, if any;
(3)   within four (4) business days after the Merger Proposal Submission Date, send a notice by registered mail to all of the “Substantial Creditors” (as such term is defined in the regulations promulgated under the Companies Law) that the Company or Merger Sub, as applicable, is aware of, which shall state that a Merger Proposal was submitted to the Companies Registrar and that the creditors may review the Merger Proposal at such additional locations, if such locations were identified in the notice referred to in clause (iii)(A) of this Section 5.5(a);
(iv)   promptly after the Company and Merger Sub, as applicable, shall have complied with the preceding clause (iii), but in any event no more than three business days following the date on which the notice referred to in clause (iii)(B) above was sent to their respective secured creditors, if any, the Company and Merger Sub shall inform the Companies Registrar, in accordance with Section 317(b) of the Companies Law, that notice was given to such respective creditors, if any, under Section 318 of the Companies Law;
(v)   not later than three days after (a) the date on which the Required Company Shareholder Approval is received, the Company shall inform the Companies Registrar of such approval, and (b) the date on which the sole shareholder of Merger Sub approves the Merger, Merger Sub shall inform the Companies Registrar of such approval, in each case in accordance with Section 317(b) of Companies Law; and
(vi)   in accordance with the customary practice of the Companies Registrar, the Company and Merger Sub shall (and Parent shall cause Merger Sub to), as promptly as practicable after the determination of the date on which the Closing is expected to take place in accordance with Section 1.3, in coordination with each other, deliver to the Companies Registrar the notice of the contemplated Merger and the proposed date of the Closing and the subsequent notice of the occurrence of the Closing, including final affidavits signed by an authorized officer of Company and Merger Sub, as applicable, stating that no shareholder or creditor of the Company or Merger Sub, as applicable, nor any antitrust authority has objected to the Merger. For the avoidance of doubt, it is the intention of the Parties that the Merger shall be declared effective and the Certificate of Merger shall be issued on the Closing Date.
(b)   Solely for purposes of Section 5.5(a), “business day” shall have the meaning set forth in the Merger Regulations, 5760-2000 promulgated under the Companies Law.
(c)   Promptly following the date hereof, the sole shareholder of Merger Sub shall approve the Merger subject to the satisfaction or waiver (to the extent permitted hereunder) of all the conditions to Closing (other than those that by their nature may only be satisfied or waived at Closing). No later than three days after the date of such approval, Merger Sub shall (in accordance with Section 317(b) of the Companies Law and the regulations thereunder) inform the Companies Registrar of such approval in accordance with Section 5.5(a)(v).

5.6   Company Options.
(a)   At the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time under the Company Plan, whether or not vested, shall be converted into and become an option to purchase Parent ADSs, and Parent shall assume the Company Plan and each such Company Option in accordance with the terms (as in effect as of the date of this Agreement) of the Company Plan and the terms of the stock option agreement by which such Company Option is evidenced (but with changes to such documents as Parent in good faith determines are appropriate to reflect the substitution of the Company Options by Parent to purchase Parent ADSs), all in accordance with the provisions of the Options Tax Ruing or the Interim Options Tax Ruling, if obtained. All rights with respect to Company Ordinary Shares under Company Options assumed by Parent shall thereupon be converted into rights with respect to Parent ADSs. Accordingly, from and after the Effective Time: (i) each Company Option assumed by Parent may be exercised solely for Parent ADSs; (ii) the number of Parent ADSs subject to each Company Option assumed by Parent shall be determined by multiplying (A) the number of Company Ordinary Shares that were subject to such Company Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio, and rounding the resulting number to the nearest whole number of Parent ADSs; (iii) the per share exercise price for the Parent ADSs issuable upon exercise of each Company Option assumed by Parent shall be determined by dividing (A) the per share exercise price of Company Ordinary Shares subject to such Company Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Company Option assumed by Parent shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged; provided, however, that: (A) Parent may amend the terms of the Company Options and the Company Plan to reflect Parent’s substitution of the Company Options with options to purchase Parent ADSs (such as by making any change in control or similar definition relate to Parent and having any provision that provides for the adjustment of Company Options upon the occurrence of certain corporate events that relate to Parent and/or Parent ADSs); and (B) the Parent Board or a committee thereof shall succeed to the authority and responsibility of the Company Board or any committee thereof with respect to each Company Option assumed by Parent.
(b)   Parent shall file with the SEC, at such time as shall be determined following the Closing by the Parent’s Board of Directors, a registration statement on Form S-8 (or any successor form), if available for use by Parent, relating to the Parent ADSs issuable with respect to Company Options assumed by Parent in accordance with Section 5.6(a).
(c)   Prior to the Effective Time, the Company shall take all actions that may be necessary (under the Company Plan and otherwise) to effectuate the provisions of this Section 5.6 and to ensure that, from and after the Effective Time, holders of Company Options have no rights with respect thereto other than those specifically provided in this Section 5.6.
5.7   Employee Benefits
(a)   For purposes of vesting, eligibility to participate, and level of benefits under the benefit plans, programs, contracts or arrangements of Company providing benefits to any Continuing Employee after the Closing (the “Post-Closing Plans”), each employee who is not an employee of any of the Parent or any of its Subsidiaries who is transferred to be employed by Parent or any of its respective Subsidiaries immediately following the Closing (“Continuing Employees”) shall be credited with his or her years of service with the Company and its predecessors; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, for purposes of each Post-Closing Plan providing medical, dental, pharmaceutical and/or vision benefits to a Continuing Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such Post-Closing Plan to be waived for such Continuing Employee and his or her covered dependents to the extent and unless such conditions would have been waived or satisfied under the employee benefit plan whose coverage is being replaced under the Post-Closing Plan, and Parent shall use commercially reasonable efforts to cause any eligible expenses incurred by a Continuing Employee and his or her covered dependents during the portion of such plan year in which coverage is replaced with coverage under a Post-Closing Plan to be taken into account under such Post-Closing Plan with respect to the plan year in which participation in such Post-Closing Plan begins for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for such plan year as if such amounts had been paid in accordance with such Post-Closing Plan.
(b)   The provisions of this Section 5.7 are for the sole benefit of Parent and the Company and no provision of this Agreement shall: (i) create any third-party beneficiary or other rights in any Person, including rights in respect of any benefits that may be provided, directly or indirectly, under any Company Benefit Plan, Parent Benefit Plan or Post-Closing Plan or rights to continued employment or service with the Company or Parent (or any Subsidiary thereof), (ii) be construed as an amendment, waiver or creation of or limitation on the ability to terminate any Company Benefit Plan, Parent Benefit Plan or Post-Closing Plan, or (iii) limit the ability of Parent to terminate the employment of any Continuing Employee.
5.8   Indemnification of Officers and Directors.
(a)   From the Effective Time through the seventh anniversary of the date on which the Effective Time occurs, each of Parent and the Surviving Company, jointly and severally, shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer, fiduciary or agent of Parent or the Company and their respective Subsidiaries, respectively (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director, officer, fiduciary or agent of Parent or of the Company, whether asserted or claimed prior to, at or after the Effective Time, in each case, to the fullest extent permitted under applicable Law. To the extent permitted by the Companies Law, each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Parent and the Surviving Company, jointly and severally, upon receipt by Parent or the Surviving Company from the D&O Indemnified Party of a request therefor; provided that any such person to whom expenses are advanced provides an undertaking to Parent, to the extent then required by the Companies Law, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.
(b)   The provisions of the articles of association of Parent with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Parent that are presently set forth in the articles of association of Parent shall not be amended, modified or repealed for a period of seven years from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of Parent. The articles of association of the Surviving Company shall contain, and Parent shall cause the articles of association of the Surviving Company to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers as those presently set forth in the articles of association of Company.
(c)   From and after the Effective Time, (i) the Surviving Company shall fulfill and honor in all respects the obligations of the Company to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under the Company’s Organizational Documents and pursuant to any indemnification agreements between the Company and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time and (ii) Parent shall fulfill and honor in all respects the obligations of Parent to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under Parent’s Organizational Documents and pursuant to any indemnification agreements between Parent and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time.

(d)   From and after the Effective Time, Parent shall maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing Date, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Parent and in coverage amounts as approved by the Company. In addition, Parent shall purchase, prior to the Effective Time, a seven-year prepaid “tail policy” for the non-cancellable extension of the directors’ and officers’ liability coverage of Parent’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least seven years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time. During the term of the “tail” policy, Parent shall not take any action following the Effective Time to cause such “tail” policy to be cancelled or any provision therein to be amended or waived in any manner that would adversely affect in any material respect the rights of its former and current officers and directors.
(e)   From and after the Effective Time, Parent shall pay all expenses, including reasonable attorneys’ fees, that are incurred by the persons referred to in this Section 5.8 in connection with their successful enforcement of the rights provided to such persons in this Section 5.8.
(f)   All rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Closing, now existing in favor of the current or former directors, officers or employees, as the case may be, of Parent or the Company as provided in their respective Organizational Documents or in any agreement shall survive the Merger and shall continue in full force and effect. The provisions of this Section 5.8 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Parent and the Company by Law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives.
(g)   In the event Parent or the Surviving Company or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or Surviving Company or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 5.8. Parent shall cause the Surviving Company to perform all of the obligations of the Surviving Company under this Section 5.8. The obligations set forth in this Section 5.8 shall not be terminated, amended or otherwise modified in any manner that adversely affects any D&O Indemnified Party, or any person who is a beneficiary under the policies referred to in this Section 5.8 and their heirs and representatives, without the prior written consent of such affected D&O Indemnified Party or other person.
5.9   Israel Innovation Authority. The Parent confirms that all the programs (including all technologies/knowhow) which were funded by the Israel Innovation Authority as detailed in Section 5.9 of the Parent Disclosure Schedule (the “IIA Programs”) are no longer developed by the Parent. The Parent undertakes to file with the IIA promptly after the signing of this agreement (and not later than five (5) Business Days) an application to close the IIA Programs (the “Termination Application”) and provide the other parties hereto with a copy of the IIA Application. The Parent shall use commercially reasonable efforts to obtain prior to Closing the approval by the IIA of the Termination Application without any liabilities or further payment obligations by the Parent or any of its Subsidiaries. Additional Agreements. The Parties shall (a) use commercially reasonable efforts to cause to be taken all actions necessary to consummate the Contemplated Transactions and (b) reasonably cooperate with the other Parties and provide the other Parties with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of its respective obligations under this Agreement and to enable the Surviving Company to continue to meet its obligations under this Agreement following the Closing. Without limiting the generality of the foregoing, each Party to this Agreement: (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Contemplated Transactions; (ii) shall use reasonable best efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such Party in connection with the Contemplated Transactions or for such Contract (with respect to Contracts set forth in Section 5.8 of the Company Disclosure Schedule) to remain in full force and effect; (iii) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Contemplated Transactions; and (iv) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement.
5.10   Disclosure. The initial press release relating to this Agreement shall be a joint press release issued by the Company and Parent and thereafter Parent and the Company shall consult with each other before issuing any further press release(s) or otherwise making any public statement or making any announcement to Parent Associates or Company Associates (to the extent not previously issued or made in accordance with this Agreement) with respect to the Contemplated Transactions and shall not issue any such press release, public statement or announcement to Parent Associates or Company Associates without the other Party’s written consent (which shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing: (a) each Party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in Parent SEC Documents, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other Party); (b) a Party may, without the prior consent of the other Party hereto but subject to giving advance notice to the other Party, issue any such press release or make any such public announcement or statement as may be required by any Law; and (c) Parent need not consult with the Company in connection with such portion of any press release, public statement or filing to be issued or made pursuant to Section 5.3(d) or with respect to any Acquisition Proposal or Parent Board Adverse Recommendation Change.
5.11   Listing. Parent shall use its commercially reasonable efforts, (a) to the extent required by the rules and regulations of Nasdaq, to prepare and submit to Nasdaq a notification form for the listing of the Parent ADSs to be issued in connection with the Contemplated Transactions, and to cause such shares to be approved for listing (subject to official notice of issuance); and (b) to file an initial listing application for the Parent ADSs on Nasdaq (the “Nasdaq Listing Application”) and to cause such Nasdaq Listing Application to be approved prior to the Effective Time subject to official notice of issuance. The Parties will use commercially reasonable efforts to coordinate with respect to compliance with Nasdaq rules and regulations. The Company agrees to pay all Nasdaq fees associated with the Nasdaq Listing Application. The Company will cooperate with Parent as reasonably requested by Parent with respect to the Nasdaq Listing Application and promptly furnish to Parent all information concerning the Company and its shareholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.11.
5.12   Tax Matters. The Parties will cooperate in preparing and filing all Tax Returns of the Company that are required to be filed for any taxable periods ending on or before the Closing Date. All such Tax Returns will be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Company with respect to such items, except as required by applicable Law.
5.13   Legends. Parent shall be entitled to place appropriate legends on the book entries and/or certificates evidencing any Parent Ordinary Shares (including Parent Ordinary Shares represented by Parent ADSs) to be received in the Merger by equity holders of the Company, including those equity holders who may be considered “affiliates” of Parent for purposes of Rules 144 and 145 under the Securities Act reflecting the restrictions set forth in Rules 144 and 145 and to issue appropriate stop transfer instructions to the transfer agent for Parent Ordinary Shares (including Parent Ordinary Shares represented by Parent ADSs).
5.14   Directors and Officers. The Parties shall take all necessary action so that immediately after the Effective Time, (a) the Parent Board is comprised of one (1) member designated by Parent, and such members designated by the Company at least 10 Business Days prior to Closing in such number as shall be determined by the Company (including designation of the relevant class of directors for each director), each of whom shall qualify with the applicable Nasdaq and SEC requirements for directors and shall have been appointed for a term of office within the relevant class of directors set forth in the Restated Parent Articles, (b) the Persons listed in Exhibit F under the heading “Officers” are elected or appointed, as applicable, to the positions of officers of Parent, as set forth therein, to serve in such positions effective as of the Effective Time until successors are duly appointed and qualified in accordance with applicable Law. If any Person listed by the Company is unable or unwilling to serve as an officer of Parent, as set forth therein, as of the Effective Time, the Parties shall mutually agree upon a successor. The Person listed in Exhibit F under the heading “Board Designees — Parent” shall be Parent’s designee pursuant to clause (a) of this Section 5.14 (which Person may be changed by Parent at any time prior to the Closing by written notice to the Company to include a different board designee who is reasonably acceptable to the Company) (the “Parent Designee”). The Persons to be designated by the Company pursuant to clause (a) of this Section 5.14 (which list may be changed by the Company at any time prior to the Closing by written notice to Parent to include different board designees who shall qualify with the applicable Nasdaq and SEC requirements for directors) (the “Company Designees”). The classes of directors in which the various designees for the Parent Board shall serve under the Restated Parent Articles shall be determined by the Company. Concurrently with the execution of this Agreement, Parent is delivering to the Company (i) resolutions of the Board of Directors of Parent appointing the Company Designees to the Parent Board, effective upon and subject to the Closing, and (ii) resignations signed by each of the current members of the Parent Board other than the Parent Designee, effective upon and subject to the Closing, in each case in a form reasonably satisfactory to the Company. Non-appointment of the Company Designees to the Parent Board as set forth above shall constitute a material breach of this Agreement by Parent.
5.15   Termination of Certain Agreements and Rights. The Company shall cause any Investor Agreements (excluding the Company Shareholder Support Agreements) to be terminated immediately prior to the Effective Time, without any liability being imposed on the part of Parent or the Surviving Company. Except as set forth in Section 5.15 of the Parent Disclosure Schedule, Parent shall cause any Parent Investor Agreements (excluding the Parent Shareholder Support Agreements) to be terminated immediately prior to the Effective Time, without any Liability being imposed on the part of Parent or the Surviving Company.
5.16   Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required (to the extent permitted under applicable Laws) to cause any acquisitions of Parent ADSs, restricted stock awards to acquire Parent ADSs and any options to purchase Parent ADSs in connection with the Contemplated Transactions, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act. Promptly following the date of this Agreement and at least 30 calendar days prior to the Closing Date, the Company shall furnish the following information to Parent for each individual who, immediately after the Effective Time, will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent: (a) the number of shares of Company Share Capital owned by such individual and expected to be exchanged for Parent ADSs pursuant to the Merger, and (b) the number of other derivative securities (if any) with respect to Company Share Capital owned by such individual and expected to be converted into Parent ADSs, restricted stock awards to acquire Parent ADSs or derivative securities with respect to Parent ADSs in connection with the Merger.
5.17   Cooperation. Each Party shall cooperate reasonably with the other Party and shall provide the other Party with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of its respective obligations under this Agreement and to enable the combined entity to continue to meet its obligations following the Effective Time.
5.18   Allocation Certificates.
(a)   The Company will prepare and deliver to Parent at least ten Business Days prior to the Closing Date a certificate signed by the chief financial officer of the Company in a form reasonably acceptable to Parent setting forth (as of immediately prior to the Effective Time and after giving effect to the closing of the Closing Financing): (i) each holder of Company Share Capital and Company Options, (ii) such holder’s name and address; (iii) the number and type of Company Share Capital held and/or underlying the Company Options as of the immediately prior to the Effective Time for each such holder; (iv) with respect to each share of Company Share Capital or Company Option which is a covered security within the meaning of Section 6045 of the Code the cost basis and acquisition date of such security; (v) the number of Parent ADSs to be issued to such holder, or to underlie any Parent Option to be issued to such holder, pursuant to this Agreement in respect of the Company Share Capital or Company Options held by such holder as of immediately prior to the Effective Time; and (vi) the pro rata share of each holder of Company Share Capital outstanding as of the Closing Date in the aggregate amount of the Chemomab Warrant (the “Allocation Certificate”).
(b)   Parent will prepare and deliver to the Company at least ten Business Days prior to the Closing Date a certificate signed by the chief financial officer of Parent in a form reasonably acceptable to the Company, setting forth, as of immediately prior to the Effective Time: (i) each record holder of

Parent ADSs, Parent Options or Parent Warrants, (ii) such record holder’s name and address, (iii) the number of Parent ADSs held and/or underlying the Parent Options or Parent Warrants as of the Effective Time for such holder (the “Parent Outstanding Shares Certificate”).
5.19   Company Financial Statements. As promptly as reasonably practicable following the date of this Agreement: (i) the Company will furnish to Parent audited financial statements for the fiscal years ended 2018 and 2019 (or for such shorter period of time for which the Company has been in existence) for inclusion in the Proxy Statement (the “Company Audited Financial Statements”) and (ii) the Company will furnish to Parent unaudited interim financial statements for each interim period completed prior to Closing that would be required to be included in the Proxy Statement or any periodic report due prior to the Closing if the Company were subject to the periodic reporting requirements under the Securities Act or the Exchange Act (the “Company Interim Financial Statements”). Each of the Company Audited Financial Statements and the Company Interim Financial Statements will be suitable for inclusion in the Proxy Statement and prepared in accordance with GAAP as applied on a consistent basis during the periods involved (except in each case as described in the notes thereto) and on that basis will present fairly, in all material respects, the financial position and the results of operations, changes in shareholders’ equity, and cash flows of the Company as of the dates of and for the periods referred to in the Company Audited Financial Statements or the Company Interim Financial Statements, as the case may be.
5.20   Shareholder Litigation. Prior to the Closing, Parent shall conduct and control the settlement and defense of any shareholder litigation against Parent or any of its directors relating to this Agreement or the Contemplated Transactions; provided that (i) Parent shall keep the Company reasonably apprised of any material developments in connection with any such shareholder litigation, (ii) Parent shall consult with the Company in connection with the defense and settlement of any such shareholder litigation and (iii) any settlement or other resolution of any such shareholder litigation shall be subject to the approval of the Company, which approval shall not be unreasonably withheld, delayed or conditioned.
5.21   Validity of Private Placement. The Company shall provide reasonable evidence to Parent that the issuance of Parent ADSs in the Merger shall validly qualify for an exemption from registration and prospectus delivery requirements of the Securities Act and the equivalent state “blue-sky” laws and equivalent provisions under applicable Law, subject to Parent’s compliance with the relevant SEC rules required for validly qualifying for such an exemption.
5.22   Closing Financing. The Company shall manage all the Closing Financing activities including all negotiations related thereto with investors acceptable to the Company. The Company shall prepare, and Parent shall have an opportunity to reasonably review and comment on, the Closing Financing agreements, provided, however, that the foregoing shall not be deemed to oblige the Company in any way to incorporate or accept such comments. Parent shall execute the final Closing Financing agreements. In the event this Agreement is terminated, the Company may itself receive the investment under such Closing Financing agreements. It is acknowledged that the investors investing in the Closing Financing shall be afforded protection from any dilution due to any exercise (if at all) of the Chemomab Warrants.
5.23   Accredited Investor Questionnaires. The Company shall use its commercially reasonable efforts to have each shareholder of the Company (other than the Company Signatories) deliver Accredited Investor Questionnaires to Parent prior to the Closing.
5.24   Certain Adjustments. Parent and the Company shall discuss and agree the terms of any reverse split of the Parent Ordinary Shares or a change in the number of Parent Ordinary Shares represented by each Parent ADS.
6.
CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

The obligations of each Party to effect the Merger and otherwise consummate the Contemplated Transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable Law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:
6.1   No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Body of competent jurisdiction and remain in effect and there shall not be any Law which has the effect of making the consummation of the Contemplated Transactions illegal.
6.2   Shareholder Approval. (a) Parent shall have obtained the Required Parent Shareholder Vote and (b) the Company shall have obtained the Required Company Shareholder Approval.
6.3   Closing Financing. The share purchase agreement in respect of the Closing Financing shall be in full force and effect and concurrently with the Closing cash proceeds of not less than the Concurrent Investment Amount shall have been received by the Parent in connection with the consummation of the transactions contemplated by such share purchase agreement.
6.4   Tax Rulings. The Company shall have received the 104H Tax Ruling or Interim 104H Tax Ruling.
6.5   Israeli Statutory Waiting Periods. At least 50 days shall have elapsed after the filing of the Merger Proposal with the Companies Registrar and at least 30 days shall have elapsed after the approval of the Merger by the shareholders of the Company and Merger Sub.
6.6   Certificate of Merger. The Company and Merger Sub shall have received the Merger Certificate from the Companies Registrar.
6.7   No Legal Prohibition. No Governmental Authority of competent jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect and has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger, or (ii) issued or granted any order that has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger.
7.
ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Parent, at or prior to the Closing, of each of the following conditions:
7.1   Accuracy of Representations
. The Company Fundamental Representations shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date) other than, with respect to the representations and warranties set forth in Section 2.6, for inaccuracies that are de minimis in nature and amount as of such date. The representations and warranties of the Company contained in this Agreement (other than the Company Fundamental Representations) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except: (i) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Company Material Adverse Effect (without giving effect to any references therein to any Company Material Adverse Effect or other materiality qualifications), and (ii) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (i), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).
7.2   Performance of Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time.

7.3   Documents. Parent shall have received the following documents, each of which shall be in full force and effect:
(a)   a certificate executed by the chief executive officer or chief financial officer of the Company certifying: (i) that the conditions set forth in Sections 7.1, 7.2, 7.4 and 7.5 have been duly satisfied and (ii) that the information set forth in the Allocation Certificate delivered by the Company in accordance with Section 5.18(a) is true and accurate in all respects as of the Closing Date; and
(b)   the Allocation Certificate.
7.4   No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.
7.5   Termination of Investor Agreements. The Investor Agreements shall have been terminated.
7.6   Company Lock-Up Agreements. Parent shall have received the Company Lock-Up Agreements duly executed by each of the Company Lock-Up Signatories and each executive officer and director of the Company who is elected or appointed, as applicable, as an executive officer and director of Parent as of immediately following the Closing, each of which shall be in full force and effect.
8.
ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

The obligations of the Company to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by the Company, at or prior to the Closing, of each of the following conditions:
8.1   Accuracy of Representations. The Parent Fundamental Representations shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date) other than, with respect to the representations and warranties set forth in Section 3.6, which shall be true and correct as of the Closing Date except for inaccuracies that are de minimis in nature and amount as of such date. The representations and warranties of Parent and Merger Sub contained in this Agreement (other than the Parent Fundamental Representations) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Parent Material Adverse Effect (without giving effect to any references therein to any Parent Material Adverse Effect or other materiality qualifications), and (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).
8.2   Performance of Covenants
. Parent and Merger Sub shall have performed or complied with in all material respects all of their agreements and covenants required to be performed or complied with by each of them under this Agreement at or prior to the Effective Time.
8.3   Documents. The Company shall have received the following documents, each of which shall be in full force and effect:
(a)   a certificate executed by the chief financial officer of Parent certifying that the conditions set forth in Sections 8.1, 8.2, and 8.4 have been duly satisfied;
(b)   the Parent Outstanding Shares Certificate;

(c)   a written resignation, in a form reasonably satisfactory to the Company, dated as of the date of this Agreement Date and effective as of the Closing, executed by each of the directors of Parent who are not to continue as directors of Parent after the Closing pursuant to Section 5.14 hereof; and
8.4   No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect.
8.5   Parent Net Cash. (i) Parent and the Company have agreed in writing upon the calculation of the Parent Net Cash, or the Accounting Firm has delivered its determination with respect to the calculation of the Parent Net Cash, in each case pursuant to Section 1.6, and (ii) Parent Net Cash at the Anticipated Closing Date shall be positive or zero, or, if Parent Net Cash at the Anticipated Closing Date is negative, the deficit in Parent Net Cash at the Anticipated Closing Date shall be no greater than $300,000 (i.e. Parent Net Cash at the Anticipated Closing Date shall be positive, shall be zero, or shall be between negative $0.01 and negative $300,000).
8.6   Parent Lock-Up Agreements. The Company shall have received the Parent Lock-Up Agreements duly executed by each of the Parent Lock-Up Signatories and the Parent Designee, each of which shall be in full force and effect.
8.7   Resignation of Officers and Employees. The resignation and release letters of all officers and employees of Parent delivered on the date of this Agreement and effective as of the Effective Time, shall be in full force and effect.
8.8   Listing. The Parent ADSs shall remain listed on Nasdaq and shall not be subject to a delisting notice from Nasdaq that will not be cured by the Contemplated Transactions, including through the approval of the Nasdaq Listing Application. The notification form for the listing of the Parent ADSs to be issued in connection with the Contemplated Transactions shall have been accepted and approved (subject to official notice of issuance), and the Nasdaq Listing Application for initial listing of Parent following the Contemplated Transactions and of the Parent ADSs being issued pursuant to the Merger Agreement shall have been approved.
8.9   Shavit Waiver. The Shavit Waiver shall be in full force and effect.
8.10   Chemomab Warrants. The Parent shall have issued the Chemomab Warrants to the Exchange Agent on behalf of the holders of the Company Share Capital in accordance with the Allocation Certificate, and the Chemomab Warrants shall be in full force and effect.
8.11   Termination of Employees and Consultants. Except as set forth in Section 8.11 of the Parent Disclosure Schedule, all of Parent’s employees, consultants, service providers and office holders shall have resigned or been terminated prior to the Closing.
8.12   Directors and Officers. (i) The Parent shall have appointed, effective as of the Effective Time in accordance with Section 5.15, to the Parent Board all Persons designated by the Company to the Parent Board and all such Persons shall receive an executed Indemnification Agreement with Parent in the form of Exhibit K, (ii) Parent shall have appointed the Persons designated by the Company to the positions of officers of Parent, as set forth therein, to serve in such positions effective as of the Effective Time in accordance with Section 5.15; all until successors are duly appointed and qualified in accordance with applicable Law.
8.13   Termination of Parent Investor Agreements. Except as set forth in Section 8.13 of the Parent Disclosure Schedule, the Parent Investor Agreements shall have been terminated.
9.
TERMINATION

9.1   Termination. This Agreement may be terminated prior to the Effective Time (whether before or after approval of the Company Shareholder Matters by the Company’s shareholder and whether before or after approval of the Parent Shareholder Matters by Parent’s shareholders, unless otherwise specified below):
(a)   at any time prior to the Effective Time, by mutual written consent of Parent and the Company;

(b)   by either Parent or the Company if (1) definitive agreements with respect to the Closing Financing have not been executed by March 14, 2021 (the “Financing End Date”), provided, however, that the right to terminate this Agreement under this Section 9.1(b)(1) shall not be available to the Company, on the one hand, or to Parent, on the other hand, if such Party’s action or failure to act has been a principal cause of the failure of the Closing condition in Section 6.3 of being capable of being satisfied on or before the Financing End Date and such action or failure to act constitutes a breach of this Agreement, or (2) the Contemplated Transactions shall not have been consummated by April 14, 2021 which can be extended by mutual consent of the Parent and the Company by additional 30 days (subject in either case to possible extension by agreement between the Parties, the “End Date”);
(c)   by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and non-appealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Contemplated Transactions;
(d)   by Parent if the Required Company Shareholder Approval shall not have been obtained within twenty (20) Business Days immediately following the execution and delivery of this Agreement by all Parties;
(e)   by either Parent or the Company if: (i) the Parent Shareholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and Parent’s shareholders shall have taken a final vote on the Parent Shareholder Matters and (ii) the Parent Shareholder Matters shall not have been approved at the Parent Shareholders’ Meeting (or at any adjournment or postponement thereof) by the Required Parent Shareholder Vote; provided, that Parent may not terminate this Agreement pursuant to this Section 9.1(e) if Parent’s breach of its obligations under this Agreement was the principal factor contributing to the failure to have obtained the approval of its shareholders of the Parent Shareholder Matters at the Parent Shareholders’ Meeting (including any adjournments and postponements thereof);
(f)   by the Company (at any time prior to the approval of the Parent Shareholder Matters by the Required Parent Shareholder Vote) if a Parent Triggering Event shall have occurred;
(g)   by Parent (at any time prior to the Required Company Shareholder Approval being obtained) if a Company Triggering Event shall have occurred;
(h)   by the Company, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by Parent or Merger Sub or if any representation or warranty of Parent or Merger Sub shall have become inaccurate, in either case, such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that the Company is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in Parent’s or Merger Sub’s representations and warranties or breach by Parent or Merger Sub is curable by the End Date by Parent or Merger Sub, then this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy until the expiration of a 30 calendar day period commencing upon delivery of written notice from the Company to Parent or Merger Sub of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(h) (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy if such breach by Parent or Merger Sub is cured prior to such termination becoming effective);
(i)   by Parent, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by the Company or if any representation or warranty of the Company shall have become inaccurate, in either case, such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that Parent is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the End Date by the Company then this Agreement shall not terminate pursuant to this Section 9.1(i) as a result of such particular breach or inaccuracy until the expiration of a 30 calendar day period commencing upon delivery of written notice from Parent to the Company of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(i) (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(i) as a result of such particular breach or inaccuracy if such breach by the Company is cured prior to such termination becoming effective); or
(j)   by Parent, if the Company Audited Financial Statements have not been provided by the Company to Parent within 45 calendar days immediately following the date hereof.
9.2   Notice of Termination; Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 9.1 shall be effective immediately upon the delivery of written notice of the terminating party to the other party or parties hereto, as applicable. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 9.2, Section 5.10, Section 9.3, Section 10 and the definitions of the defined terms in such Sections shall survive the termination of this Agreement and shall remain in full force and effect, and (b) the termination of this Agreement and the provisions of Section 9.3 shall not relieve any Party of any liability for fraud or for any willful and material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement. For purposes of this Agreement, “willful breach” shall mean any act or failure to act by any person with the actual knowledge that the taking of such act or the failure to take such act would cause a breach of this Agreement. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the Parties set forth in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.
9.3   Expenses.
(a)   Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated (including any attorney’s, accountant’s, financial advisor’s or finder’s fees); provided that (i) Parent shall pay all fees and expenses incurred in relation to the drafting, printing and filing with the SEC of the Proxy Statement and any amendments and supplements thereto and paid to a financial printer or the SEC, and (ii) the Company shall pay all expenses with respect to the Closing Financing, regardless of which Party incurs such expenses (“Financing Expenses”). It is understood and agreed that all fees and expenses incurred or to be incurred by the Company in connection with the Contemplated Transactions and preparing, negotiating and entering into this Agreement and the performance of its obligations under this Agreement shall be paid by the Company and that it is understood and agreed that all fees and expenses incurred or to be incurred by Parent in connection with the Contemplated Transactions (except for the Closing Financing) and preparing, negotiating and entering into this Agreement and the performance of its obligations under this Agreement shall be paid by Parent.
(b)   Each of the Parties acknowledges that: (i) the agreements contained in this Section 9.3 are an integral part of the Contemplated Transactions, (ii) without these agreements, the Parties would not enter into this Agreement and (iii) any amount payable pursuant to this Section 9.3 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Company in the circumstances in which such amount is payable.
10.
MISCELLANEOUS PROVISIONS

10.1   Non-Survival of Representations and Warranties. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Section 10 shall survive the Effective Time.
10.2   Amendment. This Agreement may be amended with the approval of the respective boards of directors of the Company, Merger Sub and Parent at any time (whether before or after obtaining the Required Company Shareholder Approval or before or after obtaining the Required Parent Shareholder Vote); provided, however, that after any such approval of this Agreement by a Party’s shareholders, no amendment shall be made which by Law requires further approval of such shareholders without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Company, Merger Sub and Parent.
10.3   Waiver.
(a)   No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.
(b)   No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
10.4   Entire Agreement; Counterparts; Exchanges by Electronic Transmission. This Agreement, the Company Disclosure Schedule, the Parent Disclosure Schedule and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by electronic transmission in PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.
10.5   Applicable Law; Jurisdiction. (a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Israel, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the courts located in Tel Aviv, Israel; and (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 10.5.
10.6   Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties, the prevailing Party in such action or suit (as determined by a court of competent jurisdiction) shall be entitled to recover its reasonable out-of-pocket attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.
10.7   Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect.
10.8   Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable overnight courier service, (b) upon delivery in the case of delivery by hand, or (c) on the date delivered in the place of delivery if sent by email (with a written or electronic confirmation of delivery) prior to 5:00 p.m. Israel time, otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

if to Parent or Merger Sub:
Anchiano Therapeutics Ltd.
One Kendall Square
Building 1400E, Suite 14-105
Cambridge, MA 02139, USA
Attention: Neil Cohen
Email:
with a copy to (which shall not constitute notice):
Cooley (UK) LLP
69 Old Broad Street
London EC2M 1QS, UK
Attention: Michal Berkner
Email: mberkner@cooley.com
and
Goldfarb Seligman & Co.
Ampa Tower
98 Yigal Alon Street
Tel Aviv 6789141, Israel
Attention: Aaron M. Lampert
Email: aaron.lampert@goldfarb.com
if to the Company:
Chemomab Ltd.
Kiryat Atidim, Building 7
Tel Aviv 6158002, Israel
Attention: Dr. Adi Mor
Email:
with a copy to (which shall not constitute notice):
Meitar | Law Offices
16 Abba Hillel Rd.
Ramat Gan 5250608, Israel
Attention: Ronen Bezalel and Dr. Shachar Hadar
Email: rbezalel@meitar.com and shacharh@meitar.com
and
Greenberg Traurig, P.A.
333 S.E. 2nd Avenue
Suite 4400
Miami, Florida 33131
Attn: Robert L. Grossman and Drew M. Altman
Email: grossmanb@gtlaw.com and altmand@gtlaw.com
10.9   Cooperation. Each Party agrees to cooperate fully with the other Parties and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Parties to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.
10.10   Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.
10.11   Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any Party does not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breaches such provisions. Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.
10.12   No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties and the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 5.8) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
10.13   Construction.
(a)   References to “cash,” “dollars” or “$” are to U.S. dollars.
(b)   For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.
(c)   The Parties have participated jointly in the negotiating and drafting of this Agreement and agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
(d)   As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive.
(e)   Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively.
(f)   Any reference to legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefor and all rules, regulations, and statutory instruments issued or related to such legislations.
(g)   The bold-faced headings and table of contents contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(h)   The Parties agree that each of the Company Disclosure Schedule and the Parent Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Agreement. The disclosures in any section or subsection of the Company Disclosure Schedule or the Parent Disclosure Schedule shall qualify other sections and subsections in this Agreement to the extent it is readily apparent on its face from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.
(i)   Each of “delivered” or “made available” means, with respect to any documentation, that prior to 11:59 p.m. (Israel time) on the date that is two calendar days prior to the date of this Agreement: (i) a copy of such material has been posted to and made available by a Party to the other Party and its Representatives in the electronic data room maintained by such disclosing Party or (ii) such material is disclosed in the Parent SEC Documents filed with the SEC prior to the date hereof and publicly made available on the SEC’s Electronic Data Gathering Analysis and Retrieval system.
(j)   Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a Friday, Saturday, or any date on which banks in Tel Aviv, Israel are authorized or obligated by Law to be closed, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular Business Day.
(Remainder of page intentionally left blank)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.
ANCHIANO THERAPEUTICS LTD.
By:
/s/ Neil Cohen

Name:
Neil Cohen

Title:
Chief Executive Officer

By:
/s/ Andrew Fine

Name:
Andrew Fine

Title:
Chief Financial Officer

CMB ACQUISITION LTD.
By:
/s/ Neil Cohen

Name:
Neil Cohen

Title:
Director

CHEMOMAB LTD.
By:
/s/ Adi Mor

Name:
Adi Mor

Title:
CEO

[SIGNATURE PAGE TO MERGER AGREEMENT]

Exhibit A
Certain Definitions
For purposes of this Agreement (including this Exhibit A):
“102 Trustee” means the trustee appointed by the Company from time to time in accordance with the provisions of the Ordinance, and approved by the Israel Tax Authority, with respect to the Company 102 Options and the Company 102 Shares.
“104H Interim Tax Ruling” means an interim tax ruling, in form and substance acceptable to Parent, confirming, among other things, that Payor shall be exempt from Israeli withholding tax in relation to any payments made with respect to Company Shares listed in such interim tax ruling to the Exchange Agent or the trustee designated in such interim tax ruling in connection with the Merger.
“104H Tax Ruling” means a ruling permitting any holders of the Company Shares who elect to become a party to such a tax ruling, to defer any applicable Israeli Tax with respect to the Merger Consideration that such holder will receive pursuant to this Agreement until the sale, transfer or other conveyance for cash of such Merger Consideration by such holder or such other date set forth in Section 104H of the Ordinance.
“Acquisition Inquiry” means, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by the Company, on the one hand, or Parent, on the other hand, to the other Party) that would reasonably be expected to lead to an Acquisition Proposal.
“Acquisition Proposal” means, with respect to a Party, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of the Company or any of its Affiliates, on the one hand, or by or on behalf of Parent or any of its Affiliates, on the other hand, to the other Party) contemplating or otherwise relating to any Acquisition Transaction with such Party.
“Acquisition Transaction” means any transaction or series of related transactions involving:
(i)   any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a Party is a constituent entity; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries; or (iii) in which a Party or any of its Subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries; provided, that in the case of Company, the Closing Financing shall not be an “Acquisition Transaction”; or
(ii)   any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value or the fair market value of the assets of a Party and its Subsidiaries, taken as a whole.
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Business Day” means any day other than a Friday, Saturday or other day on which banks in Tel Aviv, Israel are authorized or obligated by Law to be closed.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.
“Cash and Cash Equivalents” means all (a) cash (not including restricted cash) and cash equivalents (not including restricted cash) and (b) marketable securities, in each case determined in accordance with GAAP, consistently applied.

“Closing Financing” means an acquisition of Parent ADS in at least the Concurrent Investment Amount, to be consummated concurrently with the Closing.
“Code” means the Internal Revenue Code of 1986, as amended.
“Companies Law” means the Israeli Companies Law, 5759-1999, and all rules and regulations thereunder, all as amended from time to time.
“Company 102 Options” means Company Options that are subject to Section 102(b)(2) of the Ordinance.
“Company Affiliate” means any Person that is (or at any relevant time was) under common control with the Company within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.
“Company Associate” means any current or former employee, independent contractor, officer or director of the Company.
“Company Board” means the board of directors of the Company.
“Company Ordinary Shares” means the ordinary shares, NIS 0. 01 par value per share, of the Company.
“Company Contract” means any Contract: (a) to which the Company is a Party; (b) by which the Company or any Company IP or any other asset of the Company is or may become bound or under which the Company has, or may become subject to, any obligation; or (c) under which the Company has or may acquire any right or interest.
“Company Fundamental Representations” means the representations and warranties of the Company set forth in Sections 2.1 (Due Organization; Subsidiaries), 2.3 (Authority; Binding Nature of Agreement), 2.4 (Vote Required), 2.6 (Capitalization) and 2.20 (No Financial Advisors).
“Company IIA Notice” means the written notice to the IIA regarding the change in ownership of the Company effected as a result of the Merger, required to be submitted to the IIA in connection with the Merger in accordance with the Innovation Law.
“Company IP” means all Intellectual Property Rights that are owned or purported to be owned by the Company.
“Company Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of a Company Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Company Material Adverse Effect: (a) changes or conditions generally affecting the industries or markets in which the Company operates, and changes in the industries in which the Company operates regardless of geographic region (including legal and regulatory changes), (b) acts of war, armed hostilities or terrorism, (c) changes in financial, banking or securities markets, (d) any change in, or any compliance with or action taken for the purpose of complying with, any Law or GAAP (or interpretations of any Law or GAAP), (e) resulting from the announcement of this Agreement or the pendency of the Contemplated Transactions, (f) resulting from the taking of any action required to be taken by this Agreement, (g) any clinical trial programs or studies, including any adverse data, event or outcome arising out of or related to any such programs or studies, (h) pandemics (including the coronavirus (COVID-19) pandemic) including any worsening thereof, man-made disasters, natural disasters, acts of God or other force majeure event, (i) changes in U.S. or non-U.S. general economic or political conditions, or in the financial, credit or securities markets in general, including any shutdown of any Governmental Authority, or (j) FDA (or similar bodies) and other regulatory actions, enforcement, requirements or directives; except in each case with respect to clauses (a) through (c), to the extent disproportionately affecting the Company, relative to other companies in the industries in which the Company operates.
“Company Options” means options or other rights granted by the Company to purchase shares of Company Share Capital.

“Company Share Capital” means the Company Ordinary Shares and the Company Preferred Shares.
“Company Shareholder” means a holder of Company Share Capital.
“Company Triggering Event” shall be deemed to have occurred if: (a) the Company shall have made a Company Board Adverse Recommendation Change; (b) the Company Board or any committee thereof shall have publicly approved, endorsed or recommended any Acquisition Proposal (or shall have not publicly recommended against any Acquisition Proposal that is a tender offer or exchange offer within five Business Days after the commencement thereof); or (c) the Company shall have entered into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Proposal.
“Company Unaudited Interim Balance Sheet” means the unaudited balance sheet of the Company for the period ended September 30, 2020 provided to Parent prior to the date of this Agreement.
“Concurrent Investment Amount” means $30,000,000, provided, that the Company shall have sole discretion on whether to raise an amount greater than $30,000,000, provided further, that such greater amount shall be disregarded for the purpose of Section 6.3.
“Confidentiality Agreement” means the non-disclosure agreement, dated as of October 2, 2020, between the Company and Parent.
“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).
“Contemplated Transactions” means the Merger and the other transactions and actions contemplated by this Agreement, including the Closing Financing.
“Contract” means, with respect to any Person, any agreement, contract, subcontract, lease (whether for real or personal property), mortgage, license, sublicense or other legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable Law.
“Effect” means any effect, change, event, circumstance, or development.
“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, lease, license, option, easement, reservation, servitude, adverse title, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction or encumbrance of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).
“Enforceability Exceptions” means the (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.
“Entity” means any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.
“Environmental Law” means any federal, state, local or foreign Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.
“Exchange Act” means the Securities Exchange Act of 1934.
“Exchange Ratio” means, subject to Section 1.5(f), the following ratio (rounded to four decimal places): the quotient obtained by dividing (a) (i) the Company Valuation divided by (ii) the Company Outstanding

Shares by (b) (i) Parent Valuation divided by (ii) the Parent Outstanding ADSs, all which shall be calculated in accordance with the example of the calculation set forth in Section 1.6(a) of the Parent Disclosure Schedule, in which:
•
“Company Valuation” means $135,000,000.

•
“Company Outstanding Shares” means the total number of shares of Company Share Capital outstanding immediately prior to the Effective Time expressed on a fully-diluted and as-converted to Company Ordinary Shares basis assuming, without limitation or duplication, (i) the exercise of all Company Options, in each case outstanding as of immediately prior to the Effective Time, and (ii) the issuance of shares of Company Share Capital in respect of all other outstanding options, restricted stock awards, warrants or rights to receive such shares, whether conditional or unconditional and including any outstanding options, warrants or rights triggered by or associated with the consummation of the Merger (but excluding any shares of Company Share Capital reserved for issuance other than with respect to outstanding Company Options under the Company Plan as of immediately prior to the Effective Time).

•
“Parent Outstanding ADSs” means, subject to Section 1.5(f), the total number of Parent ADSs outstanding immediately prior to the Effective Time expressed on a fully-diluted basis, but assuming, without limitation or duplication, the issuance of Parent ADSs in respect of all Parent Ordinary Shares, Parent Options, Parent RSUs, Parent Warrants, and other outstanding options, warrants or rights to receive such shares, in each case, outstanding as of immediately prior to the Effective Time, whether conditional or unconditional and including any outstanding options, warrants or rights triggered by or associated with the consummation of the Merger, (but excluding any Parent ADSs reserved for issuance other than with respect to outstanding Parent Options and Parent Warrants as of immediately prior to the Effective Time and as set forth above) and including, for the avoidance of doubt, any issuance of Parent ADSs or Parent Warrants (or any change to an exercise of warrants which results in a larger number of Parent Warrants or Parents ADS being issued) under the Shavit Waiver.

•
“Parent Valuation” means (i) if Parent Net Cash is more than $2,000,000, then the Parent Valuation shall be $16,500,000, (ii) if Parent Net Cash is more than $500,000 but not more than $2,000,000, then the Parent Valuation shall be $15,000,000, and (iii) if Parent Net Cash is zero, is a positive amount but not more than $500,000, or is negative, then the Parent Valuation shall be equal to: $15,000,000 minus ($500,000 minus Parent Net Cash). For illustration purposes only, if the Parent Net Cash is negative $200,000 then the Parent Valuation shall equal $14,300,000. For further illustration and clarification, if (A) the Parent Net Cash is negative $500,000 and (B) the Company elects to waive its condition precedent to Closing set forth in Section 8.5 in accordance with the terms thereof, then the Parent Valuation shall equal $14,000,000.

•
Solely for purposes of this definition of Exchange Ratio, it shall be assumed that (i) any Parent ADSs issued in accordance with the Shavit Waiver (including due to exercise of the warrants) shall be deemed to have been issued immediately prior to the Effective Time, (ii) any Parent ADSs issued pursuant to the Closing Financing shall be deemed to have been issued immediately after the Effective Time and shall not have any effect on calculation of the Exchange Ratio and (iii) any Parent ADSs issued pursuant to the Chemomab Warrants shall be deemed to have been issued immediately after the Effective Time and shall not have any effect on calculation of the Exchange Ratio.

“GAAP” means generally accepted accounting principles and practices in effect from time to time within the United States applied consistently throughout the period involved.
“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, exception, order, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law; or (b) right under any Contract with any Governmental Body.
“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any taxing authority); or (d) self-regulatory organization (including Nasdaq).
“Governmental Grant” means any grant, incentive, subsidy, award, participation, cost sharing arrangement, reimbursement arrangement, including any application therefor, whether pending, approved, provided or made available by or on behalf of or under the authority of the IIA, the Israeli Investment Center, the State of Israel, the BIRD Foundation, the European Union, the Fund for Encouragement of Marketing Activities of the Israeli Government or any other Governmental Body.
“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including without limitation, crude oil or any fraction thereof, and petroleum products or by-products.
“IIA” means the Israel Innovation Authority, formerly known as the Office of the Chief Scientist of the Ministry of Economy of the State of Israel.
“Indemnification Agreement” means the agreement between the Parent and the members of Parent’s Board, in the form attached hereto as Exhibit K.
“Innovation Law” means the Israeli Encouragement of Research, Development and Technological Innovation in the Industry Law, 5744-1984 (formerly known as the Israeli Encouragement of Research and Development in Industry Law, 5744-1984), and all rules and regulations thereunder.
“Intellectual Property Rights” means and includes all past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, software, databases, and mask works; (b) trademarks, service marks, trade dress, logos, trade names and other source identifiers, domain names and URLs and similar rights and any goodwill associated therewith; (c) rights associated with trade secrets, know how, inventions, invention disclosures, methods, processes, protocols, specifications, techniques and other forms of technology; (d) patents and industrial property rights; and (e) other similar proprietary rights in intellectual property of every kind and nature; (f) rights of privacy and publicity; and (g) all registrations, renewals, extensions, statutory invention registrations, non-provisionals, continuations, continuations-in-part, provisionals, divisions, or reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(f)” above (whether or not in tangible form and including all tangible embodiments of any of the foregoing, such as samples, studies and summaries), along with all rights to prosecute and perfect the same through administrative prosecution, registration, recordation or other administrative proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing.
“Interim Option Tax Ruling” means an interim tax ruling confirming, among other things, that Payor shall be exempt from Israeli withholding tax in relation to any payments made with respect to any Company 102 Options or Company 102 Shares to the Exchange Agent or the 102 Trustee in connection with the Merger.
“IRS” means the United States Internal Revenue Service.
“ITA” means the Israel Tax Authority.
“Knowledge” means, with respect to an individual, that such individual is actually aware of the relevant fact or such individual would reasonably be expected to know such fact in the ordinary course of the performance of such individual’s employment or officer/director responsibilities. Any Person that is an Entity shall have Knowledge if any officer or director of such Person as of the date such knowledge is imputed has Knowledge of such fact or other matter.
“Law” means any federal, state, national, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of Nasdaq or the Financial Industry Regulatory Authority).
“Legal Proceeding” means any action, suit, claim, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.
“Merger Sub Board” means the board of directors of Merger Sub.
“Nasdaq” means the Nasdaq Stock Market, including the Nasdaq Capital Market or such other Nasdaq market on which Parent ADSs are then listed.
“Option Tax Ruling” means a ruling confirming that the treatment of the Company 102 Options in accordance with Section 5.6 and exchange of the Company 102 Shares in accordance with Section 1.8 shall not be regarded as a taxable event nor as a violation of the “requisite holding period” (as such term is defined in Section 102 of the Ordinance) and that such holding period shall continue uninterrupted (which ruling may be subject to customary conditions regularly associated with such a ruling).
“Ordinance” means the Israeli Income Tax Ordinance [New Version], 1961, and all rules and regulations promulgated thereunder, as amended.
“Ordinary Course of Business” means, in the case of each of the Company and Parent, such actions taken in the ordinary course of its normal operations and consistent with its past practices.
“Organizational Documents” means, with respect to any Person (other than an individual), (a) the articles of association or certificate of incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all bylaws, regulations and similar documents or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.
“Parent Associate” means any current or former employee, independent contractor, officer or director of Parent or any of its Subsidiaries.
“Parent Balance Sheet” means the reviewed but unaudited balance sheet of Parent as of September 30, 2020 (the “Parent Balance Sheet Date”).
“Parent Board” means the board of directors of Parent.
“Parent Closing Price” means the volume weighted average closing trading price of a Parent ADS on Nasdaq for the five consecutive trading days ending five trading days immediately prior to the date upon which the Merger becomes effective.
“Parent Contract” means any Contract: (a) to which Parent or any of its Subsidiaries is a party; (b) by which Parent or any of its Subsidiaries or any Parent IP or any other asset of Parent is or may become bound or under which Parent has, or may become subject to, any obligation; or (c) under which Parent has or may acquire any right or interest.
“Parent Fundamental Representations” means the representations and warranties of Parent and Merger Sub set forth in Sections 3.1(a) (Due Organization; Subsidiaries), 3.3 (Authority; Binding Nature of Agreement), 3.4 (Vote Required), 3.6 (Capitalization) and 3.21 (No Financial Advisors).
“Parent IIA Notice” means the written notice to the IIA regarding the change in ownership of Parent effected as a result of the Merger required to be submitted to the IIA in connection with the Merger in accordance with the Innovation Law.
“Parent IP” means all Intellectual Property Rights that are owned or purported to be owned by Parent or its Subsidiaries.

“Parent Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of a Parent Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of Parent or its Subsidiaries, taken as a whole, regardless of whether or not such change constitutes a breach of the representations and warranties made by the Parent or Merger Sub in this Agreement; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Parent Material Adverse Effect: (a) changes or conditions generally affecting the industries or markets in which Parent and its Subsidiaries operate, and changes in the industries in which Parent operates regardless of geographic region (including legal and regulatory changes), (b) acts of war, armed hostilities or terrorism, (c) changes in financial, banking or securities markets, (d) any change in, or any compliance with or action taken for the purpose of complying with, any Law or GAAP (or interpretations of any Law or GAAP), (e) resulting from the announcement of this Agreement or the pendency of the Contemplated Transactions, (f) resulting from the taking of any action required to be taken by this Agreement, or (g) pandemics (including the coronavirus (COVID-19) pandemic) including any worsening thereof, man-made disasters, natural disasters, acts of God or other force majeure event, or (h) changes in U.S. or non-U.S. general economic or political conditions, or in the financial, credit or securities markets in general, including any shutdown of any Governmental Authority; except in each case with respect to clauses (a) through (c) and (h), to the extent disproportionately affecting Parent and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Parent and its Subsidiaries operate.
“Parent Net Cash” means, without duplication and without taking into account the proceeds of the Closing Financing, a dollar amount which may be greater than or lower than zero, equal to (a) the sum of Parent’s Cash and Cash Equivalents, in each case as of the Anticipated Closing Date, minus (b) the sum of Parent’s short and long term Liabilities accrued at Closing (as reasonably and in good faith estimated by the Company, including its legal advisors), minus (c) actual and projected Liabilities related to Parent’s ongoing activity and wind down activities of Parent associated with the termination of its research and development activities, including the activities listed on Schedule I of the Parent Disclosure Schedule and including any payment, whether or not in connection with the Contemplated Transactions, under any Contract to which Parent or any of its Subsidiaries is a party, minus (d) the cash cost of any unpaid change of control payments or severance, termination or similar payments pursuant to a Contract that are or become due to any current or former employee, director or independent contractor of Parent, or any other third party (including any attorney’s, accountant’s, financial advisor’s or finder’s fees or any fees to be paid by Parent under Section 9.3(a)), in each case in connection with the Closing of the Transaction, minus (e) any amount payable by Parent in connection with the purchase, prior to the Effective Time, of a seven-year prepaid “tail policy” in accordance with Section 5.8(d) (the full cost of which shall be reimbursed by the Company), minus (f) all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions (including but not limited to any investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives retained by Parent or any of its Subsidiaries) in connection with the Contemplated Transactions, and including all costs and expenses related to the issuance of the Parent ADSs to the Company Shareholders (and holders of Company Options) in connection with the Closing under this Agreement and in connection with the Shavit Waiver, including the exercise of warrants thereunder, including any fee charged by Bank of New York Mellon, less the Company Participation Amount (as defined below) other than (1) expenses or liabilities incurred by Parent relating to the Financing Expenses, and (2) all Nasdaq fees associated with the Nasdaq Listing Application (approximately $50,000), plus (g) any amount to be received by Parent within ninety (90) days after the Closing as a refund or reimbursement of insurance premiums, as evidenced by an official unconditional written balance confirmation from Parent’s insurance broker and from the insurance company confirming such due payments; solely if and to the extent such unconditional written confirmations are received by Parent prior to the Closing, plus (h) (i) any amount unconditionally and irrevocably approved in writing to Parent by the Israeli VAT authorities (not disputed, under discussions or under audit) and (ii) any amounts due to Parent as a result of the latest VAT report submitted by Parent, (not disputed, under discussions or under audit), both (i) and (ii) as confirmed by the Company’s auditors prior to the Closing (provided however, that VAT claimed for any expenses or costs related to this Agreement and its execution and the Contemplated Transactions (including the Shavit Waiver) and their execution, including expenses and costs for SEC filing or correspondence shall not be taken into consideration) to be received by Parent within ninety (90) days after the Closing as a refund or credit of Israel VAT, plus (i) any amounts pursuant to a final, non-appealable decision of a court prior to Closing relating to release of the Parent’s central severance fund sixty (60) days after the Closing, plus, any amounts that are officially reorganized by the relevant tax authorities, as a tax credit applicable against payments of future taxes at the state or federal level in the United States by any of the Parent’s affiliated entities, provided however that such amount shall not exceed $32,000 and is confirmed by the Company’s auditors prior to the Closing, plus (k) any deposit amounts held against lease obligations by the landlord of Parent’s subsidiary in the USA — based on a written free balance confirmation from the landlord (that such amounts are to be returned to Parent). For clarity, imputed cash due to exercise of any Parent Warrants or Parent Options which is not actually paid in cash to the Parent shall not be considered cash for the purposes of the Net Cash definition. Parent shall bear all costs and expenses (and such costs and expenses shall be part of the calculation of Parent Net Cash above) related to the issuance of the Parent ADSs (including with respect to any holders of options and warrants) to the Company Shareholders (including the rollover of options held by holders of Company Options into options to acquire Parent ADSs) in connection with the Closing under this Agreement and in connection with the Shavit Waiver (including the exercise of warrants thereunder) (including any fee charged by Bank of New York Mellon) less the Company Participation Amount. The Company shall participate in half of the costs and expenses related to the issuance of the Parent ADSs (including with respect to any holders of options and warrants) to the Company Shareholders in connection with the Closing under this Agreement and in connection with the Shavit Waiver (including the exercise of warrants thereunder) (including any fee charged by Bank of New York Mellon), provided that the Company’s participation shall not exceed $50,000 (the “Company Participation Amount”).
“Parent Options” means options or other rights granted by Parent to purchase Parent Ordinary Shares.
“Parent RSUs” means any restricted share unit award granted pursuant to the Parent Share Plans or otherwise.
“Parent Share Capital” means the Parent Ordinary Shares.
“Parent Share Plans” means Parent’s (a) 2011 Incentive Plan for Employees, Officers and Consultants and (b) 2017 Equity-Based Incentive Plan.
“Parent Triggering Event” shall be deemed to have occurred if: (a) Parent shall have failed to include in the Proxy Statement the Parent Board Recommendation or shall have made a Parent Board Adverse Recommendation Change; (b) the Parent Board or any committee thereof shall have publicly approved, endorsed or recommended any Acquisition Proposal (or shall have not publicly recommended against any Acquisition Proposal that is a tender offer or exchange offer within five Business Days after the commencement thereof); or (c) Parent shall have entered into any letter of intent or Contract or similar document contemplating or otherwise relating to any Acquisition Proposal (other than a confidentiality agreement permitted pursuant to Section 4.4).
“Parent Warrants” means the warrants to purchase Parent Ordinary Shares listed in Section 3.6(a) of the Parent Disclosure Schedule.
“Party” or “Parties” means the Company, Merger Sub and Parent.
“Permitted Encumbrance” means: (a) any liens for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Company Unaudited Interim Balance Sheet or the Parent Balance Sheet, as applicable; (b) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets or properties subject thereto or materially impair the operations of the Company or Parent, as applicable; (c) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law; (e) non-exclusive licenses of Intellectual Property Rights granted by the Company or Parent, as applicable, in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the Intellectual Property Rights subject thereto; and (f) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies.
“Person” means any individual, Entity or Governmental Body.

“Proxy Statement” means the preliminary and/or definitive proxy statements to be sent to Parent’s shareholders in connection with the Parent Shareholders’ Meeting.
“Registered IP” means all Intellectual Property Rights that are registered or issued under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks, service marks and trade dress, registered domain names, and all applications for any of the foregoing.
“Representatives” means directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors and representatives.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
An entity shall be deemed to be a “Subsidiary” of a Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.
“Tax” or “Taxes” means: (a) any federal, state, local, foreign or other tax, including any income, capital gain, gross receipts, capital stock, profits, transfer, estimated, registration, stamp, premium, escheat, unclaimed property, customs duty, ad valorem, occupancy, occupation, alternative, add-on, windfall profits, value added, severance, property, business, production, sales, use, license, excise, franchise, employment, payroll, social security, disability, unemployment, workers’ compensation, national health insurance, withholding or other taxes, duties, fees, assessments or governmental charges, surtaxes or deficiencies thereof of any kind whatsoever, however denominated, and including any fine, penalty, addition to tax or interest imposed by a Governmental Body with respect thereto (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group (including any arrangement for group or consortium relief or similar arrangement) for any period, and (c) any liability for the payment of any amounts of the type described in clauses (a) or (b) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligation under any agreement or arrangement with any other Person with respect to such amounts and including any liability for taxes of a predecessor or transferor or otherwise by operation of Law.
“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.
“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.
“Valid Tax Certificate” means a valid certificate, ruling or any other written instructions regarding Tax withholding, issued by the ITA in form and substance reasonably satisfactory to Parent, that is applicable to the payments to be made to any holder of securities of the Company pursuant to this Agreement stating that no withholding, or reduced withholding, of Tax is required under Israeli law with respect to such payment or providing other instructions regarding such payment or withholding. For purposes hereof, the 104H Tax Ruling, the Interim 104H Tax Ruling and the Option Tax Ruling (and any Interim Option Tax Ruling, if applicable) will be considered a Valid Tax Certificate, provided they include such instructions, and further provided that if the applicable ruling requires the affirmative consent of the relevant holder, such holder consented in writing to join any such applicable ruling.
“VAT” means Value Added Tax.

(k)   Each of the following terms is defined in the Section set forth opposite such term:
Term	Section
102 Amounts	1.8(d)
Accounting Firm	1.6(e)
Accredited Investor Questionnaires	Recitals
ADT Agreement	4.1
Agreement	Preamble
Allocation Certificate	5.18(a)
Shavit Waiver	Recitals
Anticipated Closing Date	1.6(a)
Anti-Bribery Laws	2.22
Business Associate Agreement	2.14(f)
Certificate of Merger	1.3
Certifications	3.7(a)
Chemomab Warrant	1.8(b)
Closing	1.3
Closing Date	1.3
Company	Preamble
Company Audited Financial Statements	5.19
Company Benefit Plan	2.17(a)
Company Board Adverse Recommendation Change	5.2(c)
Company Board Recommendation	5.2(c)
Company Contractor	2.17(i)
Company Designees	5.15
Company Disclosure Schedule	2
Company Financials	2.7(a)
Company In-bound Licenses	2.12(d)
Company Interim Financial Statements	5.19
Company Lock-Up Agreement	Recitals
Company Lock-Up Signatories	Recitals
Company Material Contract	2.13(a)
Company Out-bound Licenses	2.12(d)
Company Permits	2.14(b)
Company Plan	2.6(c)
Company Preferred Shares	2.6(a)
Company Real Estate Leases	2.11
Company Signatories	Recitals
Company Share Certificate	1.7
Company Shareholder Matters	5.2(a)
Company Shareholder Support Agreement	Recitals
Company Shareholder Consent	Recitals
Continuing Employees	5.7(a)
Costs	5.8(a)

Term	Section
D&O Indemnified Parties	5.8(a)
Dispute Notice	1.6(b)
Drug Regulatory Agency	2.14(a)
Effective Time	1.3
End Date	9.1(b)
Exchange Agent	1.8(a)
Exchange Fund	1.8(a)
FDA	2.14(a)
FDCA	2.14(a)
HIPAA	2.14(f)
Information Statement	5.2(a)
Investor Agreements	2.21(b)
Israeli Severance Pay Law	2.17(h)
Liability	2.9
Merger	Recitals
Merger Consideration	1.5(a)(ii)
Merger Notification Filings	5.4(b)
Merger Sub	Preamble
Nasdaq Listing Application	5.11
Net Cash Consideration	1.6(a)
Net Cash Schedule	1.6(a)
Parent	Preamble
Parent ASD	Recitals
Parent Benefit Plan	3.17(a)
Parent Board Adverse Recommendation Change	5.3(c)
Parent Board Recommendation	5.3(c)
Parent Budget	4.1(b)(vii)
Parent Contractors	3.17(r)
Parent Designee	5.14
Parent Disclosure Schedule	3
Parent In-bound License	3.12(d)
Parent Material Contract	3.13(b)
Parent Ordinary Shares	Recitals
Parent Out-bound License	3.12(d)
Parent Outstanding Shares Certificate	5.18(b)
Parent Permits	3.14(b)
Parent Real Estate Leases	3.11
Parent SEC Documents	3.7(a)
Parent Shareholder Matters	5.3(a)
Parent Shareholder Support Agreement	Recitals
Parent Shareholders’ Meeting	5.3
Payor	1.10
Post-Closing Plans	5.7(a)

Term	Section
Pre-Closing Period	4.1(a)
Required Company Shareholder Approval	2.4
Required Parent Shareholder Vote	3.4
Response Date	1.6(b)
Restated Parent Articles	1.4(b)
Section 14 Arrangement	2.17(h)
Sensitive Data	2.12(g)
Shavit	Recitals
Surviving Company	1.1
Tax Incentive Program	2.16(a)(xxvi)

Exhibit B-1
Form of Company Shareholder Support Agreement

Exhibit B-2
Form of Parent Shareholder Support Agreement

Exhibit C-1
Form of Company Lock-Up Agreement

Exhibit C-2
Form of Parent Lock-Up Agreement

Exhibit D
Form of Accredited Investor Questionnaires

Exhibit E
Form of Registration Rights Agreement

Exhibit F
Post-Closing Officers and Directors
Name	Title
Parent Designee:
Neil Cohen
Company Designee:
Nissim Darvish	Director
Adi Mor	Director
Stephen Squinto	Director
Jason Camm	Director
Officers:
Adi Mor	CEO and Chief Scientific Officer
Arnon Aharon	Chief Medical Officer

Exhibit G
Form of Shavit Waiver

Exhibit H
Form of Amended and Restated Articles of Association of Parent

Exhibit I
Form of Chemomab Warrant

Exhibit J
Form of Indemnification Agreement